Dakota Real Estate Investment Trust

OFFERING CIRCULAR

UNDER REGULATION A

240,500 Class A Voting Shares

85,000 Class B Non-Voting Shares

188,400 Class I Voting Shares

Issuable at $18.05 per Share

Under the Distribution Reinvestment Plan

The Dakota Real Estate Investment Trust (the “Trust”) is a business trust organized under the laws of North Dakota. The Trust’s assets consist of a controlling interest in DAKOTA UPREIT LIMITED PARTNERSHIP (the “UPREIT” and, collectively with the Trust, “we” and “our”), a North Dakota limited partnership. The UPREIT invests in and operates real estate. The Trust is the General Partner of the UPREIT. Our principal place of business is 3003 32nd Avenue South, Suite 250, Fargo, North Dakota 58103, our telephone number is (701) 239-6879 and our website is www.dakotareit.com.

Pursuant to an Offering Statement (the “Offering Statement”) qualified with the Securities and Exchange Commission (the “SEC”) on the date hereof we are offering (the “Offering”) our Class A Voting Shares (the “Class A Shares”), our Class B Non-Voting Shares (the “Class B Shares”), and our Class I Voting Shares (the “Class I Shares” and collectively with the Class A Shares and Class B Shares, the “Shares”) to existing Shareholders of the Trust who or which elect to participate in our Distribution Reinvestment Plan (the “DRIP”) to apply distributions payable to them for the acquisition of Shares at the rate one share for each $18.05 of distribution payable to the participant. This Offering Circular is provided to participants in the DRIP for use in considering continuation of their participation in and to other shareholders considering becoming participants in the DRIP.

You should not acquire Shares if you cannot afford a complete loss of your investment. Investing in the Shares involves material risks (See “RISK FACTORS” beginning on page 4).

The Offering will terminate at the earlier of issuance of all of the Shares or September 30, 2027.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THIS OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES COMMISION OF ANY STATE NOR HAS THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price(1)	Sales Commission(2)	Proceeds to Us(3)
Per Share(1)	$18.05	$0.00	$18.05
240,500 of Class A Shares(1)	$4,341,025	$0.00	$4,341,025
85,000 of Class B Shares(1)	$1,534,250	$0.00	$1,534,250
188,400 of Class I Shares(1)	$3,400,620	$0.00	$3,400,620
Total Offering	$9,275,875	$0.00	$9,275,875

(1)	Participants in the DRIP may apply distributions due them to acquire Shares in the Offering at the rate of one share for each $18.05 of distribution taken in Shares in lieu of payment of the distribution. Fractional Shares out to five decimal points will be issued.

(2)	No commissions will be paid with respect to such issuances of Shares.

(3)	We will receive no payments as a result of the Offering. To the extent a shareholder elects to participate in the DRIP, we will issue Shares to such participant in lieu of a cash payment of the distribution due such participant. As a result, funds which would otherwise be paid out as a distribution will be retained by the Trust.

The date of this Offering Circular is _____ __, 2026

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WHO MAY PARTICIPATE IN THE OFFERING

This Offering Circular does not constitute an offer to issue or a solicitation of an offer to acquire any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer.

Required Residence / Domicile to Invest. This Offering is available to shareholders of the Trust who are residents of or entities domiciled in a state in which we have qualified the issuance of Shares under the DRIP by registration or pursuant to an exemption from registration in accordance with laws of such state related to the offer and issuance of the Shares. Individuals are residents of the state in which they maintain their principal residence. A corporation, partnership, trust or other entity is domiciled in the state where the principal office of the entity is located.

Participation in the DRIP. To participate in the Offering, investors must be a participant in the DRIP and have their shareholder registration with the Trust reflect that the participant meets the residency / domicile requirements addressed above. If the election is made by a shareholder to participate in the DRIP and the shareholder’s residence or domicile is not within a state in which we have qualified the issuance of Shares under the DRIP pursuant to the securities regulations of that state, we may defer the issuance of the Shares pending such qualification.

The Shares are offered subject to withdrawal or cancellation of the Offering at any time without prior notice. The Trust reserves the right to terminate the Offering of any of the Class A, Class B or the Class I Shares and continue the Offering of the other class or classes of Shares.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements thereto. You should rely only upon the information in this Offering Circular as we have not authorized anyone to provide any different information regarding us or this Offering.

Offering Statement. This Offering Circular is part of an offering statement we have filed with the SEC and may amend from time to time (the “Offering Statement”). We contemplate this being a “continuous offering” and thus we anticipate that we may prepare and distribute supplements or amendments and restatements to add to or change information contained in the Offering Circular contained in the Offering Statement. Our Offering Statement includes exhibits that provide detailed information or documents discussed in this Offering Circular. You may access such information through the electronic data gathering, analysis and retrieval system found at https://www.sec.gov/edgar.

Cautionary Note Regarding Forward Looking Statements. This Offering Circular contains forward-looking statements. All Statements other than statements of historical fact contained in this Offering Circular, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially as a result of the factors described in “Risk Factors” in this Offering Circular.

Mixed Use Properties. We hold both commercial and residential properties. Four of our properties are principally residential properties, but also include commercial portions. Those “mixed use” properties, and the approximate number of square feet (“SF”) of commercial space includes: Blackstone Corner with (11,774 SF), Donegal Centre (17,354 SF),Nexus at Gray’s Landing (3,000 SF), and The Rowe Apartments on 57th (16,511 SF). (See “DESCRIPTION OF PROPERTIES”) For purposes of counting the number of properties we own between those that are commercial or residential, we count these four mixed use properties as “residential” properties and not include them as additional commercial properties in our total of commercial properties we own.

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OFFERING SUMMARY

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Offering Circular.

SHARES BEING OFFERED

The Trust is offering to shareholders who or which have elected to participate in the Trust’s Distribution Reinvestment Plant (the “DRIP”) to receive Shares in lieu of receipt of payment of distributions on the class of Shares with respect to which they elect to participate. The Shares will be issued at a rate of one Share for each $18.05 of distribution taken in Shares rather than in a cash payment.

Under its Declaration of Trust (the “Declaration of Trust”), the Trust is authorized to issue one or more classes of Shares. The Declaration of Trust recognizes Class A, Class B and Class I Shares. Each Class of Shares have equal rights to participate in distributions while only Class A and Class I Shares come with voting rights. As of December 31, 2025, there were approximately 8,901,442 Class A Shares, approximately 2,374,114 Class B Shares and approximately 4,249,597 Class I Shares issued and outstanding.

TERMS OF THE DISTRIBUTION REINVESTMENT PLAN

The Trust has adopted the DRIP to permit shareholders who or which elect to participate in the plan the opportunity to invest their cash distributions otherwise payable to the shareholder in the purchase of Shares of the same class with respect to which the distribution is payable. Participation is made by completion of an election to participate. For individuals initially subscribing to purchase Shares, the subscription to be tendered includes an election provision. For existing shareholders, the election is made in a Shareholder Change Form reflecting the election to participate or discontinue participation in the DRIP.

Issuance of Shares under the DRIP is subject to the Trust having in effect qualification for the issuance under both applicable federal and state laws regulating the offer and issuance of securities with respect to the Shares. If there is not such a qualification in effect when a distribution is payable, the Trust may elect to either: (i) issue payment of the distribution in cash; or (ii) hold the distribution pending qualification of the issuance under applicable law.

The rate of issuance of Shares in lieu of a cash payment of a distribution is currently 95% of the per share offering price for the Shares then being offered by the Trust (exclusive of any commissions or other fees a subscriber may be required to pay) rounded up to the next full cent. As the Trust has established $19.00 as its current offering price for its Shares, the issuance rate currently in effect under the DRIP is $18.05 per share.

THE TRUST

The Trust began business operations in 1997. The Trust is an unincorporated, but registered business trust under North Dakota law. The Trust has an indefinite term of existence consistent with North Dakota law (that is, the Trust is not required to discontinue its existence at a specified future date.) The Trust is the sole general partner of the UPREIT and makes all of the investment decisions of the UPREIT. The UPREIT invests in properties that the Board of Trustees considers suitable investments. Such properties primarily consist of commercial properties and multi-family residential properties, such as apartment buildings. The Trust has had no business activities other than the ownership and management of the UPREIT.

The Trust is registered as required by the laws of North Dakota and is structured to comply with the requirements under Internal Revenue Code Section 856 which requires that 75% of the assets of a real estate investment trust must consist of real estate assets and that 75% of its gross income must be derived from real estate. The Trust believes it qualifies as a real estate investment trust but has not received confirmation of its qualification from the Internal Revenue Service. (See “FEDERAL INCOME TAX CONSIDERATIONS”).

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ADVISOR

The advisor of the Trust is Dakota REIT Management, LLC (the “Advisor”), which was formed for such purpose in April 2008. The Advisor manages the affairs of the Trust, subject to the review and overall control of the Board of Trustees, who may remove the Advisor without cause. The Advisor is also one of the property managers engaged to manage our properties.

THE UPREIT

The Trust’s assets consist almost entirely of the Trust’s general partnership interest in Dakota UPREIT Limited Partnership (the “UPREIT”), a North Dakota limited partnership. The UPREIT utilizes its assets to invest either directly in real estate properties or in ownership interests in entities that hold real estate properties and to make loans to developers of real estate the UPREIT may seek to purchase. The Trust is the general partner of the UPREIT. As of December 31, 2025, the Trust’s interest in the UPREIT represented an approximately 58% ownership interest with the remaining approximately 42% in interests being held by 232 holders of limited partnership interests.

INVESTMENT OBJECTIVES

The Trust’s investment objectives are (i) to preserve, protect and return shareholder capital, (ii) provide cash distributions on a quarterly basis at the discretion of the Board of Trustees, a portion of which (due to depreciation) may not constitute current taxable income, and (iii) provide growth of capital investment through potential appreciation in the value of the Trust’s properties. There is no assurance that such objectives will be attained.

THE PROPERTIES

As of December 31, 2025, the UPREIT held residential apartment projects comprising a total of 4,739 apartment units, 166 residential rental townhome units and 2,743,830 square feet (of which 19,678 square feet includes hallways, common areas and other non-rentable space) of commercial rental property. These holdings are located at 87 sites. Many of the sites, particularly residential sites include multiple buildings which may have been developed and acquired in stages. As well, certain of our properties may involve a mixture of residential and commercial. Often this involves commercial space located on the ground level with the apartments on upper levels. For purposes of describing our properties, we may identify such a mixed-use property by its primary use as a residential property.

In 2023, the UPREIT acquired two properties, each of which was located in Sioux Falls, South Dakota, consisting of a 53,650 square foot industrial warehouse and an additional 108 apartment units in a larger complex already partially owned by the UPREIT. In 2023, the UPREIT disposed of two properties, a 144,441 square foot mixed use commercial building located in Bloomington, Minnesota and a 21,745 square foot office building located in Minot, North Dakota. The Bloomington commercial property, acquired in 2019 for $11,850,000, was sold for approximately $12,750,000 while the Minot office property, acquired in 2011 for $960,000 was sold for approximately $700,000.

In 2024, the UPREIT acquired three properties. The first was a 142-unit residential property which also included 3,000 square feet of commercial space in Des Moines, Iowa. The second was an additional 46-units of residential property together with 16,511 square feet of commercial property located in Sioux Falls, South Dakota and part of a larger complex already partially owned by the UPREIT. The final property was a 90,377 square foot commercial building located in Golden Valley, Minnesota.

In 2025, the UPREIT acquired six properties, of which five were residential properties and one was a commercial property. The residential properties consisted of a 172-unit apartment complex located in Fargo, North Dakota, a 12-unit townhome property also located in Fargo, North Dakota, a 121-unit apartment complex located in Ramsey, Minnesota, a 118-unit apartment complex also located in Ramsey, Minnesota and a 65-unit apartment complex located in Zimmerman, Minnesota. The commercial property is a 30,800 square foot industrial property located in Otsego, Minnesota. In 2025, the UPREIT disposed of one property, a 4,800 square foot restaurant property located in Dilworth, Minnesota which had been acquired in 2012 for approximately $820,000 and was sold in August 2025 for approximately $820,000. It is anticipated that the UPREIT will continue to seek to acquire, as well as dispose of, properties or interests in properties involving both residential and commercial real estate (See “DESCRIPTION OF PROPERTIES”).

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SUMMARY OF RISK FACTORS

Investing in this Offering through participation in the DRIP involves significant risks. A more detailed listing of risk factors you should consider prior to investing in the Shares is set out in the section entitled “RISK FACTORS.”

●	There is currently no trading market for our Shares and we do not anticipate one developing. The issuance of Shares in this Offering will be pursuant to Regulation A of the Securities and Exchange Commission and thus are eligible for resale or transfer, but there can be no assurance that a holder will be able to identify a buyer for their Shares. In order to provide shareholders with liquidity, the Trust maintains a share repurchase arrangement permitting shareholders who have held their Shares for at least one year to request to have their shares redeemed in accordance with the procedures of our Share Repurchase Plan. The arrangement involves a repurchase fee. A copy of the plan can be found as “Repurchase Program” on our website (www.dakotareit.com) under in the “Shareholder Portal.” There can, however, be no assurance as to the funds the Board of Trustees may allocate for repurchase in the future, that the Share Repurchase Program will remain in effect or that we will not change the terms of the plan.

●	The Trust invests in real estate and thus an investment in the Trust involves the risks associated with making real estate investments. In making its investments, the Trust uses substantial amounts of borrowed funds. As of December 31, 2025, we owed approximately $530,845,941 under notes and $26,749,212 under lines of credit (most of which are secured by mortgages on our properties).

●	Dakota REIT Management, LLC (the “Advisor”) acts as an advisor to the Trust under an agreement between the Advisor and the Trust. The Advisor and its affiliates will receive various fees for performing property management and other services, and the determination of such compensation has been made without the benefit of arm’s-length negotiations with the Board of Trustees (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”).

●	Members of our management or their affiliates are subject to conflicts of interest in respect to their relationships and agreements with the Trust (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”).

●	There is no guarantee that the Trust will continue to declare distributions in the future.

●	Economic conditions, which the Trust cannot predict or control, may have a negative impact on the value of the Trust’s assets.

●	The Trust will be taxed as a corporation if it fails to qualify as a REIT.

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RISK FACTORS

The acquisition of Shares in the Offering pursuant to an election to participate in the DRIP involves various risks. Existing and prospective participants in the DRIP should carefully consider the following risks, among others, before making a decision to accept Shares in lieu of cash payment of distributions. An investment in the Trust is speculative and involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

RISKS RELATED TO INVESTING IN THE TRUST AND PARTICIPATING IN THIS OFFERING

We Anticipate the UPREIT Will Continue to Make Acquisitions and Dispositions of its Properties

We anticipate the real estate investments to be made and properties to be disposed of by the UPREIT will be determined by our Board of Trustees without advance notification to our shareholders or the limited partners of the UPREIT. Accordingly, current and prospective participants in the DRIP will have no information to assist in making their investment decision based on the identification or location, operating histories, or other relevant economic and financial data pertaining to real estate the UPREIT may acquire in the future or with respect to the properties which the UPREIT may sell in the future. Accordingly, participants in the DRIP must rely entirely on the investment judgment of the Advisor and the Board of Trustees.

The Shares Are an Illiquid Investment

There is currently no trading market for the Shares, and we do not anticipate such a market will develop and have no intention to seek to list the Shares upon any stock exchange. Without the benefit of an established public trading market, the Shares should be viewed as relatively illiquid. Consequently, the purchase of Shares should be considered only as a long-term investment. Furthermore, even if a market for the sale of Shares were to develop, no assurance can be given as to the price at which Shares would be sold in such market.

The Trust has no plans to liquidate and, absent the Trustees or the shareholders (the Amended and Restated Declaration of Trust allows for a majority vote of shareholders with voting rights to require liquidation) taking action to liquidate the Trust, the Trust will continue in existence for an indeterminate time. Accordingly, an investor in the Shares pursuant to the DRIP, should not anticipate liquidity from the liquidation of the Trust.

To provide shareholders access to liquidate their holdings in the Trust, we have maintained a share repurchase arrangement. (See - “SECURITIES BEING OFFERED – Share Repurchase Plan” for information related to such arrangements). Such plan has restrictions and limitations, including the level of funding approved for repurchases under the plan.

Determination of Rate of Share Issuance to DRIP Participants

The Shares issued to participants in the DRIP in lieu of payment of dividends is at a rate which is 95% of the offering price then established by the Board of Trustees as the offering price for Shares of the Trust (exclusive of any upfront selling expense which may be assessed to those purchasing Shares through a broker dealer). In establishing such offering price, the Board of Trustees considers the Trust’s operating results, the real estate markets in which the Trust’s properties are located, economic conditions and the capital markets. Such offering price bears no relationship to any established criteria of value, such as book value or earnings per share, or any combination thereof.

The offering price for Shares of the Trust will be in excess of the per share book value of the Trust. The Trust has generally retained ownership of its real estate properties which comprise the vast majority of its assets for long periods of time. As a consequence, the depreciation taken with respect to such real estate over the years reduces the book value of the Trust’s real estate (See Note 6 to our audited Financial Statements for information related to the cumulative depreciation taken against our real estate assets). Further, the Trust has a practice of borrowing against the value of its real estate holdings to provide funds to maintain its existing real estate holdings and acquire additional properties. While such indebtedness reduces the book value of the Trust Assets, the loans against the encumbered real estate will be based upon the market value of the real estate at the time of the borrowing which is typically less than the depreciated book value of the property.

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Shareholders Must Rely on Management to Act on Their Behalf

The Advisor and the Trustees are accountable to the Trust as fiduciaries and must exercise good faith and integrity in handling Trust affairs. The Trustees have the authority to approve or disapprove all investments recommended to the UPREIT by the Advisor. The Trustees will have ultimate control over the management of the Trust and the conduct of Trust affairs, including management of the business of the UPREIT and the acquisition and disposition of the UPREIT’s assets, but the success of the Trust and UPREIT will depend, to a large extent, on the services and performance of the Advisor.

Shareholders have no right or power to take part in the direct management of the Trust or the UPREIT. Holders of Shares with voting rights (Class A and Class I Shares) vote on election of members of the Board of Trustees, amendments to the Declaration of Trust, whether the Trust should be liquidated, and whether all or substantially all of the assets of the Trust are to be sold. Holders of Shares with voting rights also have the right to demand a special meeting of shareholders.

Subject to some conditions and limitations, the Declaration of Trust limits the liability of, and provides for the Trust to indemnify, the Trustees, the Advisor and their affiliates, and to provide insurance coverage and pay for all premiums thereon to protect the Board of Trustees while acting for and on behalf of the Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS OF THE TRUST AND SIGNFICANT STAFF OF THE ADVISOR – Organizational Structure”).

With the exception of Jim Haley, Danel Jung and Matt Pedersen, who (in connection with their participation in the Advisor) devote substantially their full-time and attention to the operation of the Trust, other Officers appointed by the Trust and members of the Board of Trustees do not devote their full time in the management of the Trust’s operations. Each has their own businesses and investments, and in some instances, employment which places demands upon their available time.

Rights of Repurchase of Shares

Under the Declaration of Trust, the Trust has certain rights to repurchase Shares from its shareholders. To assure compliance with requirements under the Internal Revenue Code for qualification of the Trust as a real estate investment trust, the Trust may redeem Shares if a majority of the Trust’s Shares are held by five or fewer shareholders. In addition, the Board of Trustees may establish minimum holding levels of Shares from time to time which may result in the Trust declining to permit a requested transfer of Shares or in the repurchase of transferred or retained Shares after the transfer which are below such minimum levels.

RISKS RELATED TO OUR INVESTMENTS

Borrowing Risks

The UPREIT makes extensive use of borrowed funds in connection with its investments, generally seeking to maintain a level of financing equal to 75% of the appraised value of our properties. As of December 31, 2025, we owed approximately $545.4 million in debt (most of which was secured by mortgages on our properties). Use of borrowed funds permits the UPREIT to acquire additional properties than what might otherwise have been acquired only with available cash; however, should the value of the acquired property decrease, we may owe more on the borrowing than we can realize from the operation or sale of the property.

Certain of the borrowing used to finance acquisition of properties is under long term fixed rate arrangements, but substantial portions of such borrowing involve “balloon payments,” where the loan amount is not fully amortized prior to the maturity date. Other borrowings have fixed rates but are subject to periodic readjustment of the interest rates. If general borrowing conditions result in a rise in interest rate or if lenders perceive lending to us has grown in risk, we may face increased interest rates or other adverse changes to the terms under which we may borrow funds that may impair our operating results. In connection with your consideration of these risks you may wish to know that we have the following loans maturing later this year and in the next two calendar years:

●	Eleven loans will be due later this year with an estimated principal at maturity of approximately $59,122,967;

●	Sixteen loans will be due in 2027 with an estimated principal at maturity of approximately $88,435,731; and

●	Four loans will mature in 2028 with an estimated principal at maturity of approximately $17,540,742.

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Vacancies in Our Properties

Our practice has been to acquire properties that have achieved “stability” in terms of the level of the property being leased to tenants. Even stable properties, however, can experience vacancy issues. Tenants may choose to not renew their lease at its expiration (See “Risk That Tenants Will Not Renew Their Leases” immediately below for discussion of that risk). As well, tenants may be unable to pay their rent and voluntarily vacate their leased space or we may be required to commence legal proceedings to force such a vacation to make the space available for renting to a new tenant. Uncollected rent and costs of preparing and leasing the space to a new tenant will have an adverse impact on the operating revenues of the property where such space is located.

Such adverse impact may be more significant for our non-residential commercial properties that often involve a smaller number of tenants, even as low as single tenant for the property. As well, lead times are often longer and we may incur additional expenses (such as brokerage fees and provision of improvement allowances) in leasing our commercial properties which we do not experience with our residential properties. ..

Risk That Tenants Will Not Renew Their Leases

Tenants of our residential real estate typically lease their apartment or townhome for an initial term of from six to twelve months with month-to-month terms thereafter. Opportunities for purchase of residential properties by tenants residing in our apartments and townhome properties or relocations outside of the area may affect the choice by our tenants to continue their occupancy. As well, tenants may view newer rental properties or those with different amenities or lower rents as attractive. In addition to loss of revenues while a residential unit is vacant, a vacancy typically results in additional operating expenses associated with preparing the unit for rental and in the marketing of the unit.

Our commercial properties are typically leased for terms from one to twenty years with options to renew the term. Of the approximately 376 leases in effect as of December 31, 2025, for approximately 2,716,211 of rentable square feet of commercial real estate, two of the leases (for an aggregate of approximately 966 square feet) are under month-to-month terms. The table below identifies the leases, as of December 31, 2025, scheduled to expire in the years indicated. This does not include the approximately 300,056 square feet of commercial property available for leasing as of December 31, 2025, or approximately 27,619 square feet of non-rentable space such as hallways and common areas.

Year of Expiration	Number of Leases	Approximate Square Footage Leased	In general, commercial real estate requires additional costs to secure a new tenant or the renewal of a tenant’s lease when compared with our residential real estate due to the granting of concessions to the tenant for undertaking or renewal of the lease of the property. Such concessions may include abatement of rent for periods of time and contributions to costs of the tenant making improvements or relocating its operations.
2026	64	224,261
2027	81	320,388
2028	52	298,621
2029	46	401,353
2030	50	285,015
Thereafter	79	879,416

Certain of our commercial properties may be for specialized uses that are not compatible with the needs of potential replacement tenants. This may cause a delay in locating a subsequent tenant or require substantial contributions towards the cost of modification of the property to meet a replacement tenant’s needs.

Our Investment in Real Estate will be Subject to General Risks Associated with Real Estate Investments

All real estate investments are subject to some degree of risk. Such investments will be subject to risks such as adverse changes in general and local economic conditions or local conditions such as excessive building resulting in an oversupply of existing space or a decrease in employment reducing the demand for space. Such investments will also be subject to other factors affecting real estate values, including (i) possible federal, state or local regulations and controls affecting lending, rents, price of goods, fuel and energy consumption and prices, water, and environmental restrictions affecting new construction, (ii) increasing labor and material costs, (iii) the attractiveness of the property to tenants in the neighborhood, and (iv) state and federal income taxation.

Our real estate properties will be subject to risks typically associated with real estate, including:

●	natural disasters such as storms and floods;

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●	adverse changes in national, regional or local economic or real estate conditions;

●	oversupply or reductions in demand for rental properties which may adversely affect renewals of leases by existing tenants;

●	uninsured or under insured casualty losses;

●	unanticipated costs to maintain properties (See discussion of improvements and related matters in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Capital Expenditures”);

●	tenants who are unable to pay rent as agreed or who or which fail to comply with their obligations to properly use and care for the property they lease;

●	defects in the construction or maintenance of our properties for which we have limited recourse to recover from those that constructed or maintained the property;

●	inadequacy of protocols used by the Trust or its property managers to preserve the privacy of confidential or personal information provided by tenants resulting in assertion of claims against the Trust for data security breaches;

●	claims for violations of governmental regulations, including, but not limited to the Americans with Disabilities Act of 1990, the Fair Housing Act of 1988 and corresponding state or local governmental requirements; and

●	claims for environmental conditions affecting our properties including presence of harmful chemical or biological (such as toxic mold) materials.

Risks Associated with Diversification of and Limited Liquidity of our Real Estate Holdings

We currently own properties in the states of Iowa, Nebraska, Minnesota, North Dakota and South Dakota (See “DESCRIPTION OF PROPERTIES”). As of December 31, 2025, most of our holdings were located in North Dakota (23 residential properties with 2,705 units and 18 commercial properties with approximately 1,168,378 square feet of space of the total holdings of 42 residential properties with 4,905 units and 44 commercial properties with approximately 2,706,965 square feet of space. Accordingly, you may view our investment in real property as concentrated within a limited geographic area.

The following table identifies the approximate composition of the types of properties, based on the original purchase price, we held as of the end of 2025 and 2024 (exclusive of the multifamily properties located in Williston, North Dakota in which we held non-controlling interests and which were sold in 2025):

	2025	2024

Our real estate investments had traditionally been in residential rental properties; however, we have added to our holdings a variety of commercial real estate properties.

We believe this mix of properties provides Dakota REIT a diversified approach providing some stability during changing real estate and economic cycles. Even with the diversified asset mix, the Trust will have very little opportunity to vary its portfolio swiftly in response to changing economic, financial and investment conditions.

Multifamily	51%	46%
Retail	14%	16%
Office	8%	10%
Industrial / Flex	10%	8%
Retail - Grocery Anchored	6%	7%
Senior Housing	5%	6%
Retail - Power Centered	4%	4%
Mixed Use	2%	2%

Significant Increases in Property Taxes Could Adversely Affect the Trust

With respect to some of our commercial real estate, we pass through to the tenant the obligation to pay property taxes assessed upon the property subject to their lease; however, most of our leases (most notably our residential leases) do not provide for such shifting of the risk of increased property taxes to the tenants. Accordingly, significant increases in property taxes payable with respect to our properties could have a material adverse effect on our operating results. Further, as a significant increase in taxes payable with respect to our properties would reduce the operating profitability, the values we may obtain from a sale of properties subject to the increased tax burden would be reduced.

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Regulations and Public and Private Use Restrictions on Our Properties May Affect our Operations

Local governmental agencies may impose controls or restrictions on rental charges or otherwise adopt regulations which could have a material adverse effect upon our operations. Such regulations may require us to incur costs of compliance with environmental regulations.

In addition to regulations, zoning and other use restrictions of local governmental agencies as well as covenants that may be established by private parties that apply to our properties. These public and private restrictions may include the types of uses that may be made with the property as well as impose operating conditions, such as numbers of required parking spaces that must be maintained based on the size of the property and the appearance (“architectural controls”) of the property.

Such taxes, regulations and controls may impair the operating profitability of our properties and thus the values we obtain from a sale of such properties would be reduced.

Our Real Estate Investments Face Competition From Other Real Estate Properties

Our operating results will depend upon the availability of suitable real estate investment opportunities and on the yields available from time to time on real estate and other investments, which, in turn, depends to a large extent on the type of investment involved, the condition of capital markets, the nature and geographic location of the property, and competition and other factors, none of which can be predicted with certainty. Even though the Advisor and its Affiliates have years of experience of acquiring properties suitable for investment, we will be competing for acceptable investments with private investors and other real estate investment programs. Many of these competitors have greater resources than do we, the Advisor and its Affiliates.

Ownership of Real Estate Carries Risk of Uninsured Losses and Environmental Liabilities

We intend to maintain what we believe to be adequate property damage, flood, fire loss and liability insurance. There are, however, certain types of losses (generally of a catastrophic nature), which may be uninsurable or which may be economically unfeasible to insure. Such excluded risks may include war, earthquakes, hurricanes, terrorism, pandemics, certain environmental hazards and floods. Should such events occur, (i) we may suffer a loss of capital invested, (ii) tenants of spaces may suffer losses and may be unable to pay rent for the spaces, and (iii) we may suffer loss of profits which might be anticipated from one or more properties.

Federal law (and the laws of some states in which we hold or may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or waste (as defined by present and future federal and state laws and regulations). This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners. If such hazardous substances are discovered on a property owned by us, we could incur liability for the removal of the substances and the cleanup of the property. There can be no assurance that we would have effective remedies against prior owners or occupants of the property or against our tenants who may have been the source of the hazardous substances or waste. In addition, we may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following any such cleanup.

We Rely Upon Services of Property Management Companies

We engage various property management companies to manage our real estate properties. In 2025, 2024, and 2023, we paid $4,205,140; $3,766,807, and $3,481,136 in property management fees, respectively. Of these fees, $3,040,146; $2,775,037; and $2,545,481, respectively, were paid to the Advisor or other property managers affiliated with one or more of the members of the Board of Trustees. For additional information related to payments to property managers, see “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS – Property Management Agreements.”

While the Advisor does not act as a property manager for any other property owners, the rest of the property management companies we use do manage properties for other parties which properties may compete for tenants with our properties. While we seek to monitor the effectiveness of our property managers, there can be no assurance that owners of competing properties may receive better services than we do. While we have rights to terminate the agreements, we are also subject to termination of the property management agreements by the managers upon very limited notice.

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Increases in Expenses May Reduce Cash Flow and Thus Funds Available for the Making of Distribution Payments and for Additional Acquisitions of Investments

Our income from operations was approximately $8.16 million in 2025, $9.29 million in 2024, and $9.91 million in 2023. Such income represents income from the rental of our residential and commercial properties less the expenses from our operations and the costs of administration of the Trust. Included in such expenses are non-cash depreciation of the costs of acquiring our properties.

The Trust declared distributions payable to our shareholders of $14,734,361 in 2025, $13,824,861 in 2024, and $12,304,189 in 2023. The UPREIT declared distributions payable to its limited partners of $10,774,397 in 2025, $9,540,127 in 2024, and $8,777,746 in 2023. The amount of the distributions actually paid was substantially less due to the election by shareholders and limited partners to reinvest their distribution to acquire shares or limited partnership units, as applicable. Shareholders received shares in lieu of approximately 59.6%, 59.3%, and 58.6% of the distributions due them in 2025, 2024 and 2023, respectively. Limited partners were issued Limited Partnership Units in lieu of distributions with respect to approximately 25.4%, 23.1% and 26.1% of the distributions due them in 2025, 2024 and 2023, respectively.

If our operating expenses or the cost of the administration of the Trust increase without corresponding increases in our income from rental of our properties, our operating net income would decrease and our ability to continue to make distributions the Shareholders of the Trust and limited partners of the UPREIT and our ability to use cash flows from operation to invest in additional properties could be impaired.

In addition, reduction in our distributions may reduce the levels of participation by shareholders of the Trust and by limited partners in the UPREIT in the reinvestment plans each maintains. Under the terms of the Trust’s and the UPREIT’s reinvestment plans, participants may revoke their election and choose to receive cash payment of their distributions.

Delays in Connection With Construction of Improvements to Our Properties

It has generally been our practice to acquire properties that have been in operation rather than undertaking to build and develop properties. This approach reduces our exposure to risks associated with uncertainties in the development of real estate properties, such as unanticipated delays in the completion of construction of the improvements due to issues with suppliers of the materials or services used in the construction of the property. We have, however, invested in properties under development through the making of loans to or acquisition of non-controlling equity interests in a property developer constructing a property and thus we do have some exposures to such construction related risks.

From time to time, we engage in the renovation or improvement of our properties, and such renovations and improvements may increase as our properties age. We may also suffer damage to some of our properties due to fires, storms or other casualties. (See the discussion of improvements and maintenance expenditures in “MANAGEMENT’S DISCUSSION AND ANYALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” – “Capital Expenditures”).

Delays in the completion of improvements to our existing properties as well as those we are investing in may arise for a variety of reasons over which we will have no control. Such delays may result in additional costs being incurred as well as in loss of income due to such delays.

RISKS RELATED TO OUR DEPENDENCE UPON THE ADVISOR AND CONFLICTS OF INTEREST

We are Dependent on the Advisor

The Advisor is responsible for the day-to-day management of the operation of the Trust and of the UPREIT. As such, we are dependent upon the services of the Advisor. Some members of the Trust’s management are affiliated with the Advisor. These include Matthew Pedersen (a Trustee and the President of the Trust), Jim Haley (Treasurer of the Trust) and Danel Jung (Executive Vice President of the Trust). In addition, Jim Knutson, (a Trustee and the Secretary of the Trust) was, until 2024, an owner of the Advisor. (See the biographical information for Mr. Pedersen, Mr. Haley and Ms. Jung under “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNFICANT EMPLOYEES” for information related to their affiliation with the Advisor).

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While many of the employees of the Advisor have been with the Advisor for extended periods of time, there can be no assurance that they will continue their employment or that the Advisor would be successful in retaining services of successors should existing staff no longer continue their employment. (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNFICANT EMPLOYEES – Significant Staff of the Advisor”). Neither the Trust nor the Advisor maintains “key person” life insurance policies on any members of the staff of the Advisor. Accordingly, in the event of the death of a key staff member of the Advisor, we and the Advisor would not receive proceeds of a life insurance policy to assist in covering costs which might be incurred in connection with securing a replacement for the loss of a deceased key staff member.

Conflicts of Interest

There have been, and there are likely to be in the future, transactions between us and members of our management or their affiliates. (See “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS”) The transactions have included: (i) our acquisition of real estate from such related parties (ii) our making of loans to finance real estate developments by such related parties; and (iii) the acquisition of equity interests in entities owned or controlled by such related parties. In such transactions, there are likely to be conflicts between our interests and those of members of our management or their affiliates. These conflicts present the risk that the transactions may not have been negotiated at arm’s-length. Consequently, agreements between us and those related parties do not carry the indicia of fairness that a transaction negotiated between unrelated parties would have and bear closer scrutiny by investors.

We have also paid compensation for services provided to us by members of our management or their affiliates (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS – Affiliates of the Trust Participating in Service Providers” and “Interests of Management and Others in Certain Transactions” for information regarding such transactions). The transactions have included provision of property management services or real estate brokerage services to us.

In each instance, the member our management who is engaging directly, or through an affiliate, in a transaction with us, is required to disclose their interest in the transaction to the Board of Trustees and, under the Declaration of Trust, by a majority vote of the Independent Trustees, it must be determined that:

●	the transactions is fair and reasonable;

●	the transaction involves terms no less favorable to the Trust as available in an arm’s length transaction; and

●	(if property is being acquired by the Trust) the appraised value of property being acquired is at least equal to if not greater than the consideration being paid for the property by the UPREIT;

There can, however, be no assurance that past and future transactions are not as favorable to us as might have been or be obtained in a transaction with a completely independent party rather than with an affiliate of one of our Trustees.

Affiliates Managing Our Properties. In 2025, 2024 and 2023, we paid $4,205,140; $3,766,807 and $3,481,136, respectively, in management fees to property management companies to manage our properties. Of the ten management companies we currently engage, three were affiliated with certain members of our management. (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”)

The property managers affiliated with members of our current or past management include the Advisor, Dakota REIT Management, LLC (and its subsidiary, Valley Rental Service 2, LLC), Property Resources Group, Inc., and Lloyd Property Management Company. Ownership of the Advisor is addressed above. Property Resources Group, Inc is owned by Kevin Christianson (a Trustee). Lloyd Property Management Company was owned by Craig Lloyd (a Trustee until his death in January 2025). The table below indicates the amount of management fees paid to the management companies which were affiliated with members of our management in the years indicated.

Management Company	Fees in 2025	Fees in 2024	Fees in 2023
Valley Rental 2, LLC	$1,703,893	$1,409,889	$1,308,471
Lloyd Property Management Company	$$675,990	$675,612	$590,022
Dakota REIT Management, LLC	$449,770	$483,401	$455,374
Property Resources Group, LLC	$210,493_	$206,135	$191,174
Total Paid to Affiliates	$$3,040,146	$2,775,037	$2,545,041

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Affiliates Compensated for Commercial Leasing Services. In 2025, 2024 and 2023, we paid commissions of $1,652,457; $450,913; and $346,150, respectively, to real estate brokers in connection with their having participated in the long-term leasing of space in our commercial properties. Two of such brokers were affiliated with individuals who are members of our Board of Trustees. They are Lloyd Companies (an affiliate of Craig Lloyd, who was a Trustee until his death in January 2025) and Property Resources Group (an affiliate of Kevin Christianson). The table below indicates the amount of such fees paid to such brokers for services in leasing of space in our commercial properties in the years indicated.

Real Estate Broker	Fees in 2025	Fees in 2024	Fees in 2023
Property Resources Group, LLC	$100,895	$334,065	$202,525
Lloyd Companies	$165,978	$116,848	$275,507

Properties Acquired from Affiliates. Of the 87 properties we owned as of December 31, 2025, 33 (or approximately 38%) were acquired from a then member of our Board of Trustees or from an entity owned - at least in part - by a then member of our Board of Trustees (See tables listing our properties and the column indicating acquisition from a Trustee under “DESCRIPTION OF PROPERTIES” for information related to which of our properties were acquired from affiliates and see “Acquisitions from Affiliates” in “Interests of Management and Others in Certain Transactions

Loans to Affiliates. From time to time, we have made, and we contemplate we may in the future make, loans to affiliates of members of our management to provide funding for real estate development projects. Typically, such loans will involve our being granted rights to acquire ownership of the property. Below are summaries of the financings which are currently outstanding,

Financings for Projects Located in Sioux Falls, South Dakota. Beginning in 2020, we have made a series of loans to developers affiliated with Craig Lloyd (who was a member our Board of Trustees until his death in January 2025) to assist in the financing of “The Rowe at 57th” apartment complex located in Sioux Falls, South Dakota. In August 2024, the final of the three loans made to Mr. Lloyd’s affiliated company was satisfied.

Financing for Apartment Project in Ankeny, Iowa. In 2021, we extended a line of credit to TSPTN21, LLC, which is developing the Sterling Prairie Trail North 216-unit apartment complex in Ankeny, Iowa and which has Jerry Slusky, a member of our Board of Trustees, as one of its owners. In 2022, we increased the line to $11,000,000. Accrued but unpaid interest (the terms of the line of credit contemplated payment at maturity) on the line was $66,306; $2,077,047; and $1,294,566at the end of each of 2025, 2024 and 2023 the line was fully advanced.

For additional information related to these loans to affiliates, see “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS – LOANS TO OR FROM AFFILIATES.”

Investment in Affiliates. In 2025, five limited liability limited partnerships, which the UPREIT held non-controlling interests in, sold residential real estate properties located in Williston North Dakota. Each of the partnerships was affiliated with George Gaukler who died in March 2025. Mr. Gaukler was the founder of the Trust, served as a Trustee and officer of the Trust and was a shareholder of the Trust and a limited partner of the UPREIT.

The table below, identifies each of the partnerships, our percentage of ownership, the property held by the partnership, the amount of our original investment and the holding value at the time of the sale of the property of the partnership (which reflects previous impairments taken to our holding value):

Partnership	% Owned	Number of Apartments and Street Address	Original Investment
Dakota Roseland Apartments I, LLLP	50%	36-Units located at 4418 16th Ave.	$750.000
Dakota Roseland Apartments IX-XII, LLLP	39%	144-Units located at 1401 - 1415 45th Street NW	$2,500,000
Williston Real Estate Partners, LLLP	49%	72-Units located at 2120 & 2220 29th Street NW	$1,700,000
Bakken Heights VIII and X, LLLP	40%	72-Units located at 2401 & 2315 32nd Street NW	$1,000,000
Bakken Heights V, LLLP	34%	36-Units located at 2221 32nd Street NW	$325,000

We received a distribution of $380,169 with respect to our interest in the Dakota Roseland Apartments I, LLLP and have and will not receive any distributions from the other four partnerships.

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RISKS RELATED TO ECONOMIC CONDITIONS

Economic Conditions May Limit our Abilities to Purchase or Dispose of Properties or of Tenants to Pay Rent

Periods of tight credit and high interest rates may adversely affect our ability of to acquire or sell properties. The inability to acquire new properties or to sell certain of our existing properties may limit our efforts to diversify our portfolio of properties and our growth. During times of economic recession, fewer prospective tenants may seek to rent spaces from us and our existing tenants may fail to pay their rent in a timely manner. This would limit the income available to the UPREIT for distribution to the Trust and, consequently, limit the Trust’s ability to make distributions to our shareholders.

There may be future shortages or increased costs of fuel, natural gas, water, or electric power, or allocations thereof by suppliers or governmental regulatory bodies in the areas where our properties are located. In the event any such shortages, price increases or allocations occur, our financial condition and that of our tenants may be adversely affected. We are unable to predict the extent, if any, to which such shortages, increased prices or allocations would influence the ability of tenants to make rent payments and our ability to make cash distributions to shareholders and limited partners.

Risk of Downturn in Real Estate Market

While we are exposed to risks of adverse developments in the economy in general, the real estate market we participate may have its own adverse economic developments. Due to numerous conditions over which we will have no control, the market value of properties we own may decrease. Such decreases will adversely affect our abilities to refinance mortgage indebtedness on such properties (See footnotes to the “DESCRIPTION OF PROPERTIES” for information regarding mortgage indebtedness against our properties) which could provide significant issues for properties we have financed on terms involving “balloon payments” of the unpaid principal balance at a maturity date which occurs prior to complete payment of the debt based upon the payment schedule.

If such downturns in the real estate markets occur, we may find that we are unable to sell properties we determine to sell or, if we are able to sell a property, we may receive an amount which is less than we have invested in acquiring and operating the property. We may even find that the debt we owe at the time of sale, exceeds the amount we can obtain from a purchaser.

Risks of Disruptions in the Financial Markets

The success of our business is significantly related to general economic conditions, but in particular, we are dependent upon the condition of the banking and financial markets. Rising interest rates and the decreasing availability of funding for real estate investments could have a materially adverse effect on our operations and on our abilities to acquire additional properties, refinance mortgage indebtedness and sell properties we hold.

Tenant Bankruptcies

Economic conditions affecting tenants leasing our properties may result in filing of bankruptcy by tenants. In particular, this may have a more significant adverse impact on our operations and financial condition with respect to our commercial real estate where the properties have fewer tenants than are associated with our residential rental real estate. In addition, we may incur legal fees and other costs in seeking to protect our interests in the event of a filing of bankruptcy by a tenant.

RISKS RELATED TO OUR STRUCTURE AND THE OFFERING

There is No Assurance That Shareholders Will Receive Cash Distributions or Benefit from Property Appreciation

While we have had a history of paying quarterly distributions, there is no assurance as to whether cash distributions can continue to be available for distribution to shareholders (See “SECURITIES BEING OFFERED – Distribution” for distribution declared and paid since 2012). There is no assurance that the Trust will operate at a profit or that any properties acquired by the UPREIT will appreciate in value or can ever be sold at a profit. The value and marketability of the UPREIT’s properties will depend upon many factors beyond the control of the Trust or the UPREIT, and there is no assurance that there will be a ready market for the properties owned by the UPREIT since investments in real property are generally non-liquid. Operating expenses of the Trust, including certain compensation to the Advisor, will be incurred and must be paid irrespective of the Trust’s profitability.

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Even if the Trust operates on a profitable basis, our ability to pay cash distributions may be impaired. In each of 2025, 2024 and 2023 we declared for payment in those years aggregate distributions to shareholders of the Trust and to limited partners of the UPREIT of $25,508,758; $23,364,988; and $21,081,935 (after reinvestment of declared distributions to acquire shares or limited partnership units, the net distributions paid were $13,985,775; $12,961,377; and $14,492,819) compared to net cash from operating activities of $34,384,588; $33,027,094; and $28,154,458. Shareholders of the Trust and limited partners of the UPREIT participating in reinvestment of their distributions or distributions may terminate such participation with minimal notice and such termination by a substantial number of the participants could require us to use cash rather than our shares or the Trust’s limited partnership units to satisfy the rights to distributions or distributions, as applicable.

Further, if we were not successful in refinancing our mortgage indebtedness when the loans mature, we would need to use net operating cash flow to satisfy the “balloon payments” due at the maturities of our loans. For information regarding the amounts coming due under our mortgage indebtedness see the footnotes to the table of our “DESCRIPTION OF PROPERTIES.” In connection with your consideration of these risks you may wish to know that we have the following loans maturing this year and in the next two calendar years:

●	Eleven loans came or will come due in 2026 with an estimated principal at maturity of approximately $59,122,967;

●	Sixteen loans will come due in 2027 with an estimated principal at maturity of approximately $88,435,731; and

●	Four loans will come due in 2028 with an estimated principal at maturity of approximately $17,540,742.

Investments in the Trust are Subject to Dilution by Future Sales of Securities by the Trust and Issuance of Units by the UPREIT and from the Reinvestment Plans

Under the terms of the UPREIT Limited Partnership Agreement, the UPREIT is authorized to issue limited partnership interests in the UPREIT in exchange for real estate or interests in real estate. Such exchanges have occurred and are expected to continue to occur during and after the Offering. We intend for the UPREIT to continue to seek contributions of property in exchange for Partnership Interests in the UPREIT. Additionally, the Trust will, continue to seek investors to acquire Shares in exchange for cash investment in the Trust. These additional investments will dilute the percentage ownership interests of current investors of the Trust, including those that reinvest their distributions to acquire additional shares.

Each of the Trust and the UPREIT offer the opportunity for participants in their respective reinvestment option to accept additional equity interest in lieu of cash payment of distributions. In 2025, 2024 and 2023 Shares were issued in lieu of distributions with respect to approximately 59.6%, 59.3%, and 58.6% of such distributions, respectively. In 2025, 2024, and 2023 additional Partnership Interests in the UPREIT were issued in lieu of distributions with respect to approximately 25.4%, 23.1%, 26.1% of such distribution, respectively.

No Assurance that we will Continue our Share Repurchase Plan

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have from time to time maintained arrangements permitting shareholders who have held their Shares for at least one year the right to request the repurchase by the Trust of all or a portion of their Shares (See - “SECURITIES BEING OFFERED – Share Repurchase Plan” for information related to such arrangements).

The Board of Trustees reserves the absolute right to terminate, suspend or amend the Share Repurchase Program at any time without shareholder approval, but subject to advance notification to the shareholders, if the Trustees believe such action is in the best interest of the Trust or if they determine the funds otherwise available to fund our Share repurchase are needed for other purposes.

RISKS RELATED TO OUR STATUS AS A REAL ESTATE INVESTMENT TRUST

The Trust Must Limit Ownership of Shares in Order to Remain Qualified as a REIT

In order for the Trust to qualify as a REIT, no more than 50% of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the Trust’s taxable year. To ensure that the Trust will not fail to qualify as a REIT under this test, the Declaration of Trust authorizes the Trustees to take such actions as may be required to preserve its qualification as a REIT and limits any person to direct or indirect ownership of no more than a limited percentage of the outstanding Shares of the Trust. While these restrictions are designed to prevent any five individuals from owning more than 50% of the Shares, they would also make virtually impossible a change of control of the Trust. The restrictions and provisions may also (i) deter individuals and entities from making tender offers for Shares, which offers may be attractive to shareholders, or (ii) limit the opportunity for shareholders to receive a premium for their Shares in the event an investor is making purchases of Shares in order to acquire a block of Shares.

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Compliance with REIT Qualification Requirements may Impair our Operations

The Declaration of Trust directs the Board of Trustees to maintain our qualification under applicable law as a REIT. It is possible that the requirements may limit the investments which may be pursued by the Trust or even require a liquidation of investments the Board of Trustees views as being attractive.

If the Trust Fails to Qualify as a Real Estate Investment Trust, the Trust and Investors May Suffer Adverse Tax Consequences. The Trust and Investors May Also Suffer Adverse Tax Consequences from Other Unanticipated Events

Although management believes that the Trust has been organized and operated to qualify as a REIT under the Code, no assurance can be given that the Trust has in fact operated or will be able to continue to operate in a manner to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within the Trust’s control (See – “Requirements for Qualification – General,” “Income Tests,” “Asset Tests” and “Annual Distribution Requirements” under “FEDERAL INCOME TAX CONSIDERATIONS”). For example, in order to qualify as a REIT: the Trust must be owned by at least 100 or more persons; at least 95% of the Trust’s taxable gross income in any year must be derived from qualifying sources; the Trust must make distributions to shareholders aggregating annually at least 90% of its REIT taxable income (excluding net capital gains); and at least 75% of our assets must be “real estate assets,” cash or U.S. government securities. To the extent we fail to meet these requirements, unless certain relief provisions apply, we may have a loss of our status. Such a loss could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt. Additionally, to the extent UPREIT was determined to be taxable as a corporation, the Trust would not qualify as a REIT, which could have a material adverse effect on the Trust and its ability to make distributions to you and to pay amounts due on its debt. Finally, no assurance can be given that new legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

If the Trust fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, which would likely have a material adverse effect on the Trust and its ability to make distributions to shareholders and to pay amounts due on its debt. In addition, unless entitled to relief under certain statutory provisions, the Trust would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce funds available for investment or distributions to shareholders because of the additional tax liability to the Trust for the year or years involved. In addition, the Trust would no longer be required to make distributions to shareholders. To the extent that distributions to shareholders would have been made in anticipation of qualifying as a REIT, the Trust might be required to borrow funds or to liquidate certain investments to pay the applicable tax.

For a further discussion of income tax issues, see “FEDERAL INCOME TAX CONSIDERATIONS.”

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PLAN OF DISTRIBUTION

This Offering is being made to existing shareholders of the Trust who are residents of, or entities domiciled in, a state in which we have qualified the issuance of Shares under the DRIP in accordance with laws of such state related to the offer and issuance of securities. With respect to shareholders residing in or domiciled in certain states, the number of shares which may be issued could be limited such that the Trust would need to decline to accept requests for reinvestment of distributions that would involve our exceeding such limitations. If: (i) a participant in the DRIP relocates to a state where we have not previously qualified the issuance of Shares under the DRIP; or (ii) we receive a request from a shareholder who had not previously participated in the DRIP and is a resident of or is domiciled in a state where we have not previously qualified the issuance of Shares under the DRIP, we may defer the payment of the distribution in cash while we pursue the qualification to allow Shares to be issued.

Duration of Offering. This Offering will end on the earlier of: (i) December 31, 2026; (ii) when all Shares and been issued; or (iii) if our Board of Trustees elect to terminate the DRIP.

No Broker/Dealers are Engaged to Solicit Participation in the Plan. The Trust is directly, without the engagement of broker/dealers, offering the Shares in this Offering under the Trust’s DRIP (See “SECURITIES BEING OFFERED – Distribution Reinvestment Plan”).

State of Residence or Domicile for Plan Participation by a Shareholder. This Offering is available only to shareholders of the Trust who are residents of or domiciled in a state in which we have qualified the issuance of share under the DRIP in accordance with laws of such state related to the offer and issuance of securities. Individuals are residents of the state in which they maintain their principal residence. A corporation, partnership, trust or other entity is domiciled in the state where the principal office of the entity is located.

Participation in the DRIP. To participate in the Offering, investors must be a participant in the DRIP and have their shareholder registration with the Trust reflect that the participant meets the residency / domicile requirements addressed above.

USE OF PROCEEDS

The Trust will receive no cash proceeds from the issuance of Shares to participants in the DRIP. Such issuance, however, will permit the Trust to retain funds within the UPREIT which would otherwise be applied to payment of cash distributions. Such retained funds can be used by the UPREIT to acquire additional properties, repay indebtedness and for expenditure in operations of the business of the Trust and the UPREIT.

We anticipate that we will acquire properties during the term of the Offering but expect that none will be of such significance as would warrant our disclosing such an acquisition to participants in the DRIP for evaluation of whether they should continue such participation. Acquisitions and investments by the UPREIT will be determined by the Board of Trustees of the Trust and we anticipate that we will continue to use our capital and proceeds from borrowings to invest in real estate (See “DESCRIPTION OF BUSINESS – Investment Policies and Objectives of the Trust”).

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DESCRIPTION OF BUSINESS

THE TRUST

The Trust is an unincorporated business trust registered under the laws of North Dakota with the office of the North Dakota Secretary of State and is set up to meet the requirements under Internal Revenue Code Section 856 as a real estate investment trust (a “REIT”). Internal Revenue Code Section 856 requires that 75% of the assets of a REIT, either directly or indirectly, must consist of real estate assets and that 75% of its gross income must be derived from real estate. As a REIT, the Trust is generally not subject to U.S. federal corporate income tax on its net taxable income that is distributed to the shareholders of the Trust.

The Trust began operations in 1997 and in 2000 the Trust formed the UPREIT to acquire income-producing real estate properties and investments in entities holding income-producing real estate. Through the UPREIT, for which the Trust is the General Partner, the Trust seeks to invest in income-producing real estate that will provide cash flow and capital appreciation opportunities. The Trust intends to invest in the Midwest region and, as of the date of this Offering Circular, the properties we hold are primarily located in North Dakota, but we also have properties in Iowa, Minnesota, Nebraska, and South Dakota. Of those properties, (based on the lease income received in 2025) approximately 58% are residential and 42% are commercial (See “DESCRIPTION OF PROPERTIES”).

The principal governing document for the Trust is its Declaration of Trust. As permitted under North Dakota law, the Trust will continue until terminated as a result of action initiated by the voting shareholders or by the Board of Trustees.

THE UPREIT

The UPREIT is a limited partnership established under the laws of North Dakota. The Trust is the general partner of the UPREIT. As of December 31, 2025, there were 232 holders of limited partnership interests in the UPREIT holding an aggregate of approximately 11,064,080 Partnership Units. In our consolidated financial statements, the interests of our shareholders in the Trust are referred to as “Beneficial Interests” while the limited partnership interests in the UPREIT are referred to as “Noncontrolling Interests.”

Most of the real estate properties we have invested in are held directly by the UPREIT, but certain properties are held by one of eleven entities for which the UPREIT is the sole owner/member and have no other assets other than the property the entity owns. This has been done to satisfy a requirement of mortgage lenders who finance the acquisition or holding of the properties. In addition, the UPREIT holds minority, non-controlling, interests in real estate holding entities and has made loans to developers of real estate projects the UPREIT may acquire.

The UPREIT acquires real properties through both purchase and in exchange for issuance of limited partnership interests to owners of the real estate being acquired through such an exchange. By exchanging property for limited partnership interests, rather than selling the property to the UPREIT for cash, the owner may defer the recognition of the taxable gain on the property if the value of the property exceeds the tax basis the owner has in the property.

ADVISOR AND PROPERTY MANAGERS

Neither the Trust nor the UPREIT has employees. The Trust has an advisory contract with Dakota REIT Management, LLC (the “Advisor”) under which the Advisor carries out the daily operations of the Trust including its responsibilities as the general partner of the UPREIT (for information regarding the qualifications of the Advisor, see “BOARD OF TRUSTEES, EXECUTIVE OFFICERS AND SIGNFICANT EMPLOYEES - Significant Staff of the Advisor”). The Advisor is paid fees under the advisory contract.

The Advisor has never controlled or provided services to any other real estate investment trust, a real estate investment limited partnership or other investment program which provides flow-through tax consequences to investors. Thus, the Advisor has never participated in the offering of investments by such an entity which disclosed when the investment entity might be liquidated and thus there can be no disclosure as to whether such liquidation was completed as disclosed.

The UPREIT engages services of the property management companies in connection with the management of the properties owned by the UPREIT or its wholly owned subsidiaries, four of which are affiliated with members of our Board of Trustees (See “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”). The management agreements with such property management companies often provides for the UPREIT to reimburse the property manager compensation paid for onsite managers employed by the property manager as wells as for maintenance, advertising and marketing expenses. Those reimbursements are reflected as expenses in our Consolidated Statements of Operations separate from the Property Management fees. For additional information see “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS - PROPERTY MANAGEMENT AGREEMENTS.”

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INVESTMENT POLICIES AND OBJECTIVES OF THE TRUST

Currently, all of the real estate investments of the Trust are made through the UPREIT. As general partner of the UPREIT, the Trust determines whether any properties are to be acquired or disposed of with such investment decisions being made through action of the Trust’s Board of Trustees. Currently, the Board of Trustees of the Trust intends to invest in properties which are believed to be located in growth markets in the Midwest. The Board of Trustees intends for the UPREIT to invest in multi-family apartments and commercial properties (industrial, grocery anchored retail, neighborhood shopping centers and office space) located in communities that appear to involve a stable market for particular investments.

In 2023, we made two dispositions and two acquisitions of properties. In May, we sold a 144,441 square foot mixed use building located in Bloomington, Minnesota for approximately $12,750,000 which we acquired in 2019 for approximately $11,850,000. In June, we sold a 21,745 square foot office building located in Minot, North Dakota for $700,000 which we acquired in 2011 for approximately $960,000. In September, we purchased an additional 108 apartment units in “The Rowe at 57th” complex located in Sioux Falls, South Dakota for $15,700,000. In December, we purchased a 53,650 square foot industrial warehouse located in Sioux Falls, South Dakota for $5,250,000.

In 2024, we made three acquisitions and no dispositions of properties, In March 2024, we purchased a 142-unit apartment complex and an associated 3,000 square foot mixed use commercial space located in Des Moines, Iowa for $29,000,000. In August 2024, we completed our acquisition of properties comprising The Rowe at 57th located in Sioux Falls, South Dakota with the purchase of a mixed-use building with 46 apartment units and approximately 16,511 square feet of commercial space for $12,080,000. In December 2024, we purchased an approximately 90,377 square foot commercial space leased for medical research located in Golden Valley, Minnesota for $20,750,000.

In 2025, we made 5 acquisitions of properties and we made one disposition of a property. In March 2025, we acquired a 172-unit apartment complex located in Fargo, North Dakota for $19,500,000. In July 2025, we purchased a 12-unit townhome complex located in Fargo, North Dakota for approximately $2,650,000. In August 2025, we purchased a 65-unit apartment building located in Zimmerman, Minnesota for approximately $13,500,001; a 118-unit apartment complex in Ramsey, Minnesota for approximately $25,500,000; and a 121-unit apartment complex in Ramsey, Minnesota for approximately $27,600,000. In December 2025, we purchased a 30,080,square foot industrial warehouse in Otsego, Minnesota for approximately $8,750,000. In March 2025, we sold a 4,862 square foot restaurant building in Dilworth, Minnesota for approximately $820,000.

For listings of the properties held either directly by the UPREIT or through an entity wholly owned by the UPREIT, see “DESCRIPTION OF PROPERTIES.”

The UPREIT does not currently intend to invest in mortgage loans originated by others, although we have made loans to finance the development of real estate properties we contemplate acquiring. The Declaration of Trust sets forth restrictions on investment in mortgage loans, including limitations on deferral of payment of accrued interest and the making of loans that result in indebtedness against the property exceeding 85% of its appraised value absent substantial justification (such as credit enhancements in the form of a guaranty by a financially strong third party).

The UPREIT has made investments in limited partnerships, limited liability companies and other limited liability entities that own and operate real estate which is of a type the UPREIT would hold. The investment objectives of the Trust are to provide to its shareholders (i) preservation, protection and eventual return of the shareholder’s investment, (ii) annual cash distributions of cash from operations, a portion of which (due to depreciation) may be a return of capital for tax purposes rather than taxable income, and (iii) realization of long-term appreciation in value of the properties acquired by the Trust. There is no assurance that such objectives will be attained.

When considering properties to be included in the portfolio of the UPREIT, the Board of Trustees of the Trust uses the following criteria for selection:

●	Income Production Capacity. A property must be anticipated to be capable of producing adequate income and cash flow to allow for payment of distributions to partners of the UPREIT and thereby fund distribution payments to shareholders of the Trust. Historical vacancy rates no greater than 5% for multi-family properties, and 5-10% for commercial properties are desirable. Historical and anticipated operating expenses, such as property management fees and repair and maintenance costs are important factors.

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●	General Economic Criteria. Properties located in areas with a stable or growing market for the type of property under consideration are preferable. The number of potential new properties that may be developed under permits that have been granted and competitive properties under construction are factors to be considered.

●	Potential for Appreciation in Value. Although the anticipated income generation capacity is typically of greater importance, the long-term potential for a property’s value to appreciate and provide a capital gain will be considered.

●	Condition of the Property. Newer properties or, if older, properties that have been well maintained and in good condition are preferred. The Board of Trustees has, however, approved the acquisition of properties that need to be refurbished when there is an expectation for considerable asset appreciation from such renovations.

●	Size of the Property. The Board of Trustees will consider the size of a property considered for acquisition, primarily from a management view. Larger complexes are easier to manage, although a single property in close proximity to other properties of the UPREIT would be considered. Location will be considered as it relates to distance from services, transportation, and the market it intends to serve.

●	Transaction Costs. In addition to the purchase price of the property, associated costs such as acquisition fees, appraisals, environmental reports, title insurance, and loan costs are considered.

In making its investment decisions, the Board of Trustees is subject to terms of the Declaration of Trust (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS OF THE TRUST AND SIGNFICANT STAFF OF THE ADVISOR – Organizational Structure”) which restricts the Trust from:

●	investing in commodities or commodity future contracts;

●	investing more than ten percent (10%) of its total assets in unimproved real property or indebtedness secured by a real estate mortgage loan on unimproved real property;

●	engaging in any short sale;

●	borrowing on an unsecured basis if such borrowings will result in an asset coverage of less than three hundred percent (300%); “asset coverage,” means the ratio which the value of the total assets of the Trust, less all liabilities and indebtedness except indebtedness for unsecured borrowings, reserve for depreciation and amortization, bears to the aggregate amount of all unsecured borrowings of the Trust;

●	engaging in trading as compared with investment activities;

●	acquiring securities in any company holding investments or engaging in activities prohibited by these restrictions;

●	engaging in underwriting or the agency distribution of securities issued by others;

●	issuing equity securities redeemable at the option of the holder, or

●	issuing debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service the higher level of debt.

The Declaration of Trust also requires the Board of Trustees to approve acquisitions at prices the Board of Trustees determines to be the fair market value of the property. Due to requirements of mortgage lenders and to comply with an accounting standard discussed in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – Results of Operations,” independent appraisals of property are obtained. The Declaration of Trust requires the purchase from an affiliate of the Trust to be not greater than the appraised value determined by an independent appraiser. Further, a majority of the independent trustees may require use of the appraised value when the purchase is from any other seller (See “BOARD OF TRUSTEES, EXECUTIVE OFFICERS OF THE TRUST AND SIGNFICANT STAFF OF THE ADVISOR – Members of the Trust’s Board of Trustees and Executive Officers”).

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SUMMARY DESCRIPTION OF THE UPREIT LIMITED PARTNERSHIP AGREEMENT

The Limited Partnership Agreement (the “Partnership Agreement”) is the governing document for the UPREIT. The Trust is the sole general partner of the UPREIT and as of December 31, 2025, the UPREIT had approximately 232 limited partners. The following is a summary of the material terms of the Partnership Agreement. Any descriptions are qualified in their entirety by reference to the Partnership Agreement. A copy of the Partnership Agreement currently in effect has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

MANAGEMENT

As the sole general partner of the UPREIT, the Trust has the full, complete and exclusive discretion to manage and control the business of the UPREIT, and the limited partners have no authority in their capacity as limited partners to transact business for or participate in the management of the UPREIT. The authority of the Trust as general partner includes the admission of limited partners and the determination of the interests in the UPREIT to be issued in connection with such admission and to issue additional interests to existing partners in exchange for contributions of capital.

CAPITAL CONTRIBUTIONS

The Trust and each limited partner of the UPREIT is required to make a capital contribution in connection with their becoming a partner of the UPREIT. For purposes of determining the relative interests in the UPREIT, such interests are denominated by the Partnership Agreement as “Partnership Units.” While the Partnership Agreement permits the issuance of Partnership Units to be in series or classes with such designations and preferences as the general partner shall determine, all Partnership Interests have been of a single class with respect to the allocation of income or loss and the participation in distributions.

In connection with forming the UPREIT in October 2000, the Trust contributed substantially all of its assets to the UPREIT subject to various debts and obligations and George Gaukler (who served as a Trustee until June 2023), as the initial limited partner, made a nominal cash contribution to the UPREIT. The Partnership Agreement requires the Trust to contribute to the UPREIT the net proceeds from issuance of the Trust’s Shares. When that is done, the relative interests of the Trust, as General Partner, and that of the limited partners in the UPREIT is determined as if the Trust received one Partnership Unit for each share so issued by the Trust.

Except for the obligation of the Trust to contribute proceeds from its issuance of Shares, the partners have no right or obligation to make any additional capital contributions. The Trust may make loans to the UPREIT or cause the UPREIT to borrow funds from others, including from limited partners willing to make such loans.

Many of the properties held by the UPREIT were contributed to the UPREIT in exchange for Partnership Units. For most who are contributing property, the transaction is considered a tax deferred exchange. The Declaration of Trust requires the purchase price to be approved by the Board of Trustees as not being more than the fair market value of the property and if the contributing limited partner is an affiliate of the Trust, for the fair market value to be based on an independent appraisal. The contributor is required to hold the Partnership Units received in exchange for their property for at least one year.

PROFIT AND LOSS ALLOCATIONS AND DISTRIBUTIONS

The net profit or loss of the UPREIT for each year is generally allocated among the partners in accordance with their respective interests. This general allocation is subject to compliance with specific exceptions related to matters recognized under federal income tax regulations related to minimum gain chargeback with respect to nonrecourse debt and to allocation of loss to the general partner when such allocation to a limited partner would create a capital account deficit. There is also provision in the Partnership Agreement for allocation of net profit or loss allocation if a limited partner affects a permitted transfer of their partnership interest during the year.

The Partnership Agreement contemplates that the UPREIT will make regular operating cash distributions on at least a quarterly basis in an amount the general partner deems appropriate. The general partner is, however, required to use its best efforts to effect distributions of sufficient amounts to permit the Trust to pay distributions to its shareholders as is required to maintain the status of the Trust as a REIT. The distributions made are in accordance with the respective percentage interests (i.e. the Partnership Units held) as of the record date the general partner may establish for purposes of determining to whom a distribution is payable.

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Upon liquidation of the UPREIT, remaining assets are to be distributed to all partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Limited partners are not to be liable for any debts or obligations of the UPREIT. A limited partner is only obligated to make payments of its capital contribution in accordance with any capital contribution agreement made with the UPREIT, if any, as and when due thereunder.

After owning Partnership Units for one year and subject to certain limitations in the Partnership Agreement, each limited partner has a right (the “Exchange Right”) to request the UPREIT to redeem all or a portion of the Partnership Units held by such limited partner in exchange for payment per unit of the then current offering price for Shares of the Trust. Exercise of the Exchange Right is by delivery of written notice to the UPREIT. If such a notice is given, the Trust may purchase the subject units by issuance of shares to the limited partner. Each limited partner is limited to giving not more than two notices of exercise of Exchange Rights during each calendar year. An Exchange Right may not be exercised with respect to the lesser of 100 Partnership Units or all of the remaining Partnership Units then held by the limited partner.

Issuance of Partnership Units to limited partners is made under claimed exemptions from registration under applicable federal and state regulation of the issuance of securities. As such, they may not be transferred by the limited partner if, in the opinion of legal counsel to the UPREIT that such transfer would require such registration. Further, transfers may not be made if, in the opinion of legal counsel to the UPREIT, such transfer would result in the UPREIT being taxed as a corporation or if the transfer would impair the qualification of the Trust as a REIT.

DISTRIBUTION REINVESTMENT PLAN FOR UPREIT LIMITED PARTNERS

The Trust, as general partner of the UPREIT, has established a Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”) for limited partners. To participate, the limited partner must be either an “accredited investor” or a “sophisticated investor” with sufficient knowledge and experience in financial and business matters to adequately assess the merits of participating in the Distribution Reinvestment Plan and reside in a jurisdiction which permits participation in the Distribution Reinvestment Plan without an effective registration under the Securities law and regulations of that jurisdiction. To participate, a limited partner is to complete a written election. A participant may terminate their participation on thirty days prior notice.

Under the Distribution Reinvestment Plan, in lieu of receipt of a cash payment of the distribution otherwise due, a limited partner will be issued additional limited partnership units at a rate based on 95% of the offering price established by the Board of Trustees for the shares of the Trust (exclusive of subscription fees that may be payable with respect to certain classes) rounded up to the next full cent. Fractional units to one hundredth of a thousand (i.e., five decimal points) will be issued. The Distribution Reinvestment Plan may be terminated or modified by the UPREIT on not less than ten days prior notice of termination or modification.

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DESCRIPTION OF PROPERTIES

The following table is a listing of the real estate properties owned as of December 31, 2025, directly by the UPREIT or by an entity wholly owned by the UPREIT. The properties are primarily listed in the order in which they were acquired. The properties are multi-family residential apartment or townhome complexes or commercial real estate properties. The table includes the original purchase price, the balance(s) owned on mortgage note(s) at the end of 2025 (unless otherwise noted), the size of commercial properties or the number of units for residential properties, the level of physical occupancy of the property at the end of 2025 and if the property was acquired from a Trustee or an affiliate of a Trustee. Typically, the apartments are leased for initial terms from six to twelve months with month-to-month terms thereafter. The commercial properties are typically leased for terms from one to twenty years with options to renew the term.

Of the 87 properties owned at the end of December 2025, 33 (or approximately 38% of the properties then held) were acquired from a member of our Board of Trustees or from an entity owned - at least in part - by a member of our Board of Trustees at the time of the acquisition. For information regarding the acquisitions from affiliates, see “Acquisitions from Affiliates” in “Interests of Management and Others in Certain Transactions.”

Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Wheatland Place Apartments 1-8 3302-3342 31st Avenue SW 3501-3531 30th Avenue SW 3063 34th Street SW Fargo, ND	1997-2001	$9,430,000	(3) and (4)	Multi-Family (Residential)	NA	192	86%	Yes
Wheatland Townhomes 1 -4 3502-3534 30th Avenue SW 3301-3337 31st Avenue SW 3040-3078 34th Street SW 3010-3020 36th Street SW Fargo, ND	1998-2014	$6,080,019	(5)	Multi-Family (Residential)	NA	68	88%	Yes
Westlake Townhomes 1 & 2 3120-3170 32nd Street SW Fargo, ND	1998	$3,090,000	(3) and (6)	Multi-Family (Residential)	NA	36	75%	Yes
Pioneer Center 715 E 13th Avenue S and 1410 E 9th Street West Fargo, ND	2002 & 2011	$8,370,453	$5,901,907	Retail/Office (Commercial)	74,167	N/A	76%	No
Amber Fields 4884, 4936, 5024, and 5200 21st Avenue SW Fargo, ND	2002	$5,700,000	$4,317,390	Multi-Family (Residential)	NA	108	92%	Yes
Central Park 1-8 5101-5351 Amber Valley Parkway Fargo, ND	2003-2005	$16,100,000	$12,998,097+	Multi-Family (Residential)	NA	265	83%	Yes
First Center South 3051 & 3175 25th Street S Fargo, ND	2004	$8,750,000	$7,246,300	Retail Commercial	103,460	N/A	98%	No
Eagle Lake Apartments 3412-3538 5th Street W West Fargo, ND	2005	$10,287,000	$8, 075,889	Multi-Family (Residential)	NA	162	83%	Yes
Summers at Osgood 1- 6 4452, 4466, 4482, 4536, 4550, 4522 47th Street S Fargo, ND	2006 & 2008	$12,950,000	$8,897,447	Multi-Family (Residential)	NA	210	84%	Yes
Retail at Amber Valley 2551 45th Street S Fargo, ND	2007	$7,450,000	$5,997,827	Retail Commercial	56,571	NA	100%	Yes
Metro Center Mall and RCC Building 1314-1420 20th Avenue SW 1208 20th Avenue SW Minot, ND	2008 & 2012	$5,460,000	$6,180,520	Retail, Office (Commercial)	80,302	N/A	92%	No
Leevers Supervalu(8) 424 2nd Avenue NE Valley City, ND	2008	$950,000	$541,500	Grocery Store (Commercial)	29,882	N/A	100%	No
Cooperative Living Center 1321 14th Avenue E West Fargo, ND	2008	$1,425,000	$591,447	Senior Housing (Residential)	NA	24	75%	Yes

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Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)		Property Type	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Bismarck Industrial Park (10) 1202-1238 Airport Road Bismarck, ND	2009	$2,225,000	(9)		Industrial Office & Warehouse (Commercial)	40,803	N/A	42%	No
Lindquist Square 1933 S Broadway & 104 20th Avenue SW Minot, ND	2010	$1,075,000	$273,720		Retail, Office (Commercial)	22,480	N/A	69%	No
Calico Apartments 4422 & 4450 30th Avenue S Fargo, ND	2010	$6,000,000	$3,494,918		Multi-Family (Residential)	NA	84	86%	Yes
Century Mall 109 E Century Avenue Bismarck, ND	2010	$1,950,000	(9)		Retail Commercial	13,250	N/A	85%	Yes
Tuscany Square 107 W Main Avenue Bismarck, ND	2010	$2,470,000	(9)		Office Commercial	30,806	N/A	93%	Yes
Country Meadows Apartments 5001 & 5055 Amber Valley Parkway Fargo, ND	2011	$5,400,000	$3,630,090		Multi-Family (Residential)	NA	72	83%	Yes
Urban Meadows 1 - 4 4610; 4640; 4668 and 4670 33rd Avenue S Fargo, ND	2012 & 2013	$15,300,000	$7,035,389		Multi-Family (Residential)	NA	180	85%	Yes
Washington Heights 1 2723 Hawken Street Bismarck, ND	2012	$1,260,000	$559,218		Multi-Family (Residential)	NA	24	100%	Yes
Donegal Centre					Retail/Office (Commercial) on 1st floor	17,354	NA	100%
4301 W 57th Street Sioux Falls, SD	2012	$21,550,000	$12,773,644		Multi-Family (Residential) 2nd & 3rd Floors	NA	38	100%	Yes
Donegal Pointe Apartments 5109 S Rolling Green Avenue Sioux Falls, SD					Multi-Family (Residential)	NA	153	93%
Century East Apartments 1-4 2909; 2939 and & 3001 Ohio Street 1715 and 1823 Mapleton Avenue Bismarck, ND	2013	$6,940,000	$4,886,367		Multi-Family (Residential)	NA	120	98%	Yes
Calgary Apartments 1-3 3310; 3420; and 3540 19th Street N Bismarck, ND	2013	$4,200,000	$2,916,993		Multi-Family (Residential)	NA	72	99%	Yes
Hillview Apartments 5001, 5005, 5021 and 5033 East 26th Street Sioux Falls, SD	2013	$2,000,000	-	$0-	Multi-Family (Residential)	NA	42	90%	Yes
Willow Creek Plaza 903 & 933 29th Street SE Watertown, SD	2013	$4,793,500	$2,241,076		Retail Commercial	29,243	N/A	76%	No
Wanzek Building 4850 32nd Avenue S Fargo, ND	2013	$8,325,000	$5,631,430		Office Commercial	55,619	N/A	100%	Yes
Cummins Building 3801 34th Avenue S Fargo, ND	2013	$2,575,000	$1,996,968		Industrial Commercial	28,137	N/A	100%	No
Harmony Plaza 2804 & 2808 S Louise Avenue Sioux Falls, SD	2014	$4,550,000	$4,687,740		Retail Commercial	46,000	N/A	100%	Yes
Riverwood Plaza 2812-2818 S. Louise Avenue Sioux Falls, SD	2014	$7,700,000	$5,033,870		Retail Commercial	39,120	N/A	100%	Yes
Hidden Pointe Apartments 1-6 4045; 4071; 4083 and 4095 34th Avenue S and 3401 and 3481 41st Avenue South Fargo, ND	2014, 2016 and 2021	$20,700,000	$12,245,579		Multi-Family (Residential)	NA	216	88%	Yes

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Name/Location	Year(s) Acquired	Original Purchase Price		Mortgage Balance (1)		Property Type	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Copper Creek 2704 E. Kanesville Blvd Council Bluff, IA	2014	$13,337,894	(7)	$7,183,615		Multi-Family (Residential)	NA	108	98%	Yes
Pacific West 14121 Pierce Plaza Omaha, NE	2014	$9,942,085		$9,125,135		Multi-Family (Residential)	NA	187	96%	Yes
D & M Industries 4205 30th Avenue S Moorhead, MN	2014	$4,300,000		$2,955,577		Industrial Commercial	66,152	N/A	100%	No
Paramount Estates 612 W. Paramount Drive Aberdeen, SD							NA	36	92%
Paramount Place 2802 3rd Avenue SE Aberdeen, SD							NA	39	97%
Paramount Villas 310 Kenmore Street S. Aberdeen, SD	2014	$14,500,00		$10,206,590		Multi-Family (Residential)	NA	16	100%	No
Lakewood Place 2702 3rd Avenue SE Aberdeen, SD							NA	27	100%
M&I Apartments 2701; 2721, 2801 and 2821 3rd Avenue SE Aberdeen, SD							NA	32	94%
North Pointe Retail Center 14643 & 14695 Edgewood Dr Baxter, MN	2014	$4,500,000		$3,192,589		Retail Commercial	29,743	N/A	100%	No
Eagle Point III Office Center 8530 Eagle Point Blvd Lake Elmo, MN	2014	$6,500,000		$3,748,300		Office Commercial	39,204	N/A	97%	No
Britain Towne 2103 Fraser Court Bellevue, NE	2015	$8,204,633		$6,928,514		Multi-Family (Residential)	NA	168	98%	Yes
Prairie Village Apartments 1215 N Roosevelt Street Aberdeen, SD	2015	$12,585,000		$9,609,000		Multi-Family (Residential)	NA	152	98%	No
Plymouth 6-61 13400 15th Avenue N Plymouth, MN	2015	$4,400,000		-$0-		Industrial Commercial	45,362	N/A	100%	No
Eagle Point II Office Center 8550 Hudson Blvd Lake Elmo, MN	2015	$5,350,000		-$0-		Office Commercial	30,581	N/A	86%	No
One Oak Place 1709 25th Avenue S Fargo, ND	2015	$45,700,000		$29,433,779		Senior Housing (Residential)	N/A	274	96%	Yes
Prairie Springs Apartments 116 Weber Street S Aberdeen, SD	2015	$10,315,00		$6,422,396		Multi-Family (Residential)	NA	130	98%	No
Mendota Heights Business Park 2520 Pilot Knob Road Mendota Heights, MN	2016	$7,500,000		-	$0-	Office Commercial	71,631	N/A	93%	No
USPS-ATD Warehouse 1907 4th Avenue NW West Fargo, ND	2016	$17,200,000		$13,400,947		Industrial Commercial	180,000	N/A	100%	No
Vadnais Square 905-955 East County Road E Vadnais Heights, MN	2016	$20,600,000		$10,735,422		Retail Commercial	123,626	N/A	94%	No
Pinehurst West Retail Center 1207-1229 W. Century Avenue. Bismarck, ND	2016	$11,300,000		$6,413,513		Retail	69,119	N/A	100%	No
City West Office Complex 6500 City West Parkway Eden Prairie, MN	2016	$7,000,000		$2,937,039		Office	56,652	N/A	72%	No
Tower Plaza Shopping Center 151-425 North 78th Street Omaha, NE	2016	$16,350,000		$12,818,332		Retail	103,072	N/A	96%	No
Pinehurst East 1001 Interstate Avenue Bismarck, ND	2017	$19,200,000		$10,951,127		Retail	114,102	N/A	92%	No

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Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Azool Retail Center 935 37th Avenue S Moorhead, MN	2017	$9,435,000	$5,063,694	Retail	44,498	N/A	85%	Yes
MIDCO Building 3901 North Louise Avenue Sioux Falls, SD	2017	$19,450,000	$11,603,401	Office	105,837	N/A	49%	Yes
Apple Valley Business Center 5550 Upper 147th Street West Apple Valley, MN	2018	$9,150,000	$6,067,841	Industrial Office & Warehouse (Commercial)	105,053	N/A	-0-%	No
Crestview 2027 N. 16th Street Bismarck, ND					N/A	152	97%
Kirkwood Manor 140 Indiana Avenue East Bismarck, ND						108	99%
North Pointe Apartments 1930 Capital Avenue East Bismarck, ND	2019	$24,000,000	$15,188,194	Multi-Family (Residential)		73	96%	No
Pebble Springs 3110 N 10th Street Bismarck, ND						16	94%
Westwood Park 1101 Westwood Street Bismarck, ND						65	92%
Timber Creek Cash Wise 4907 Timber Parkway Fargo, ND	2020	$11,464,000	$6,317,964	Grocery Retail	59,323	NA	100%	Yes
Apple Creek 3909 Apple Creek Road Bismarck, ND	2021	$8,600,000	$5,670,646	Industrial/Flex Commercial	79,200	N/A	100%	No
White Oak Apartments 9555 White Oak Lane Johnston, IA	2021	$12,000,000	$7,466,826	Multi-Family (Residential)	N/A	88	95%	No
Jackson Crossing 100-150 E Jackson Ave Des Moines, IA	2021	$36,000,000	$19,646,304	Multi-Family (Residential)	N/A	244	93%	No
The Rowe Apartments on 57th 5025 S Bahnson Ave Sioux Falls, SD	2021, 2022, 2023& 2024	$32,601,589	$23,466,305	Multi-Family (Residential)	N/A	248	97%	Yes
				Office	16,511	N/A	13%
32nd Center Office Building 3003 S 32nd Ave Fargo, ND	2021	$6,984,000	$3,704,077	Mixed-Use Commercial	42,797	N/A	88%	Yes
Eagandale Tech Center 1303 Corporate Center Drive Eagan, MN	2021	$12,100,000	$8,121,399	Industrial/Flex Commercial	76,770	N/A	100%	No
Appareo Buildings 1810/1830 NDSU Research Circle Fargo, ND	2022	$12,000,000	$8,226,676	Industrial/Flex Commercial	88,239	N/A	100%	No
Beverly Hills Plaza 7808 Dodge St. Omaha, NE	2022	$14,500,000	$7,206,332	Retail	48,778	N/A	100%	No
Harrison Village 16919 Audrey St. Omaha, NE	2022	$4,350,000	$2,661,826	Retail	26,375	N/A	94%	No
Pebblewood Plaza 205 N. 80th St. Omaha, NE	2022	4,900,000	$2,565,906	Retail	14,418	N/A	100%	No
Spring Ridge Plaza 1103 S. 180th St; 1201 S. 180th St; 17801 Pierce Plaza Omaha, NE	2022	12,400,000	$7,001,373	Retail	64,959	N/A	79%	No
Tara Plaza 701-841 Tara Plaza Omaha, NE	2022	5,750,000	$4,017,233	Retail	65,795	N/A	100%	No
Walnut Creek 11336 S. 96th St. Omaha, NE	2022	6,700,000	$4,147,782	Retail	32,577	N/A	98%	No

24

Name/Location	Year(s) Acquired	Original Purchase Price	Mortgage Balance (1)	Property Type	Size (Sq. Ft)	# of Units	Occupancy (2)	Acquired from Trustee
Westgate Plaza 3401 S. 84th St. Omaha, NE	2022	9,250,000	$6,466,696	Retail	100,962	N/A	98%	No
Tri-State Warehouse 3900 34th Street North Sioux Falls, SD	2023	$5,250,000	$3,319,883	Industrial Flex	53,650	NA	100%	No
Nexus at Gray’s Landing 415 SW 11th Street Des Moines, IA	2024	$29,000,000	$18,752,201	Multi-Family (Residential)	NA	142	93%	No
				Mixed-Use Commercial	3,000	NA	0%
Bassett Creek Innovation Center 201 General Mills Boulevard Golden Valley, MN	2024	$20,750,000	$11,529,721	Industrial Flex Commercial	90,377	NA	100%	No
Hunter’s View Apartments 3807 30th Ave S Fargo, ND 58103	2025	$19,500,000	$11,853,951	Muti-Family (Residential)	NA	172	97%	No
Hunter’s View Townhomes 3907-3951 30th Ave S Fargo, ND 58103	2025	$2,650,000	$1,621,883	Muti-Family (Residential)	NA	12	92%	No
Parkview East Apartments 14450 Rinestone St NW Ramsey, MN 55303	2025	$27,600,000	$19,992,000	Muti-Family (Residential)	NA	121	94%	Yes
Sapphire Apartments 7555 145th Ave NW Ramsey, MN 55303	2025	$25,500,000	$17,649,000	Muti-Family (Residential)	NA	118	97%	No
The Depot on Main 26125 Main St. Zimmerman, MN 55398	2025	$13,500,001	$9,440,000	Muti-Family (Residential)	NA	65	94%	No
Dakota Supply Group 7505 Kadler Ave NE Otsego, MN 55362	2025	$8,750,000	$6,200,000	Industrial Flex Commercial	30,080	NA	100%	No

(1)	The indicated mortgage note balances are as of December 31, 2025, except as noted in other footnotes below. In some instances, there are multiple mortgages on the property. Where no mortgage balance is set forth, the indicated footnote contains information related to the mortgage balance as of that date and will describe whether the property is collateral for a financing on more than one property.

(2)	The physical occupancy rates for properties are those in effect as of December 31, 2025.

(3)	Wheatland Place buildings 1-4, and Westlake Townhomes 1 did not have a mortgage note payable as of December 31, 2025.

(4)	Wheatland Place buildings 5-8 is subject to a mortgage note with a balance of $4,715,749 as of December 31, 2025.

(5)	Wheatland Townhomes 1 and 2 are each subject to mortgage notes and the combined balances of such mortgage notes as of December 31, 2025, was $2,742,773. As of December 31, 2025, Wheatland Townhome 3 had a mortgage note with a balance of $1,134,710 and Wheatland Townhome 4 had a mortgage note with a balance of $2,172,150 as of December 31, 2025.

(6)	Westlake Townhomes 2 is subject to a mortgage note with a balance of $880,619 as of December 31, 2025.

(7)	In April 2021, one of the four 24-unit buildings at the Copper Creek apartment complex was destroyed in a fire. The building has been replaced with a 36-unit building that was completed in 2022. The original 96-unit complex was acquired at a cost of $6,853,282. The cost of the replacement building, less the depreciated cost of the building lost at the time of the fire results in the adjusted cost of the now 108-unit complex being $13,337,894.

(8)	Leevers Supervalu was sold in January 2026

(9)	Bismarck Industrial Park, Century Plaza and Tuscany Square are subject to a mortgage note with a balance of $4,637,988 as of December 31, 2025.

(10)	Bismarck Industrial Park consists of three buildings. In the first quarter of 2026, one of the buildings with approximately 12,500 square feet of space was sold.

25

COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS

ADVISORY MANAGEMENT AGREEMENT

Neither the Trust nor the UPREIT have employees. Since 2007, the Trust has engaged Dakota REIT Management, LLC (the “Advisor”) to provide the staff to oversee and manage the operations of the Trust, including, the discharge of its responsibilities as general partner of the UPREIT. The services are provided under the terms of an Advisory Management Agreement (the “Management Agreement”), the most current version of which was made in October 2025 and took effect as of October 28, 2025, with a term expiring one year later. Under the Management Agreement, the Advisor is responsible for all operations of the Trust under the direction of the Board of Trustees of the Trust and in compliance with the Declaration of Trust and the UPREIT’s Partnership Agreement. A copy of the Management Agreement has been filed as an exhibit to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

As compensation for its services under the Management Agreement the Advisor is to be paid:

●	Annual fee of 1% of the “net invested assets” of the Trust (defined to mean the total assets of the Trust at their original cost – exclusive of non-interest bearing deposit accounts, non-interest-bearing receivables and prepaid expenses – less total liabilities) and is paid on a monthly basis based on the preceding calendar quarter’s assets with a reconciliation following the close of the calendar year and the preparation of the Trust’s audited financial statements

●	Acquisition fee of 1.5% of the cost of a property acquired by the UPREIT; provided, however, no such fee is payable if the acquisition is from an affiliate of the Advisor or from anyone who owns 10% or more of the Advisor or otherwise controls the Advisor)

●	Disposition fee of 1.5% of the gross selling price of a property sold by the UPREIT

●	UPREIT unit issuance fee of the lesser of $2,000 or 2% of the value of limited partnership units issued by the UPREIT in connection with an exchange of such units for interests in real property

●	Financing fee of 0.25% of the mortgage amount upon a financing or a refinancing by the UPREIT of a property

As required by the Declaration of Trust, the Management Agreement, however, requires the Advisor to refund to the Trust UPREIT unit issuance and mortgage refinance fees to the extent the aggregate fees exceed the lesser of 2% of the Trust’s average “invested assets” or 25% of the Trusts “net income” for the calendar year. The Management Agreement defines “invested assets” as the current market value of the real estate investments and “net income” as revenues less expenses other than depreciation and other non-cash reserves and excludes from the definition gains from sales of UPREIT assets. Provided, however, the independent members of the Board of Trustees of the Trust may waive the refund of fees if they believe the year involved unusual or non-recurring factors resulting in extraordinary expenses for the year.

The table below shows the amounts of such fees paid to the Advisor by the Trust in the years 2024, 2023 and 2022:

	Annual Fees	Acquisition Fees	Disposition Fees	UPREIT Issuance Fees	Financing Fees
2025	$3,811,525	$1,462,500	$13,500	$20,697	$291,052
2024	$3,478,351	$927,454	-0-	$18,000	$193,289
2023	$3,200,300	$314,250	-0-	$13,800	$32,520

The Management Agreement has a term of one year but may be extended by the Trust with the approval of a majority of the members of the Board of Trustees of the Trust who are not affiliates of the Advisor. In addition, either the Advisor or the Trust may terminate the Management Agreement with sixty days’ prior written notice; with the determination for termination by the Trust being made by a majority of the members of the Board of Trustees who are not affiliated with the Advisor.

26

PROPERTY MANAGEMENT AGREEMENTS

The UPREIT currently has agreements for the management of properties with ten property management companies. The table on the following page identifies those companies, the properties managed and the management fees under the agreements as of December 31, 2025. Three of the property management companies are or were affiliated with members of our Board of Trustees or Officers. Matt Pedersen (a Trustee and President of the Trust) and James Haley (our Treasurer) are owners of the Advisor (Dakota REIT Management, LLC) and our Executive Vice President, Danel Jung holds of a profits interest in the Advisor. In addition, Jim Knutson (a Trustee and Secretary of the Trust) was an owner of the Advisor until 2024 but continues as its Vice-President and receives compensation from the Advisor. The Advisor is the sole member of Valley Rental 2, LLC, which took on management of properties managed for the UPREIT as of January 1, 2022, which had previously been managed by Valley Rental Services, Inc. (owned by Mr. Gaukler, a Trustee until June 2023). Kevin Christianson (a Trustee) is the owner of Property Resources Group, Inc. Craig Lloyd (a Trustee until his death in January 2025) was an owner of Lloyd Property Management Company.

In the years 2025, 2024 and 2023, we paid $4,205,140; $3,766,807; and $3,481,136 in management fees. Of those fees, approximately 51%, 50% and 51% were paid to the Advisor or its subsidiary Valley Rental 2, LLC; approximately 16%, 17% and 16% was paid to an affiliate of Lloyd Property Management; and approximately 5%, 6% and 6% was paid to Property Resources Group, Inc. in those years respectively.

In addition to such management fees, we have also paid leasing fees to Lloyd Property Management and Property Resource Group, Inc., in each of those years. For information related to those payments see “INTERESTS OF MANAGEMENT IN CERTAIN TRANSACTIONS – Real Estate Commissions.”

Depending upon the terms of a particular management agreement, in addition to the management fees indicated in the following table and leasing fees referred to above, we may be required to pay additional amounts to a property manager. Such payments may be in reimbursement for wages paid to onsite staff (including maintenance and custodial staff) as well as payment of “project management fees” for supervision of the making of improvements to a property they manage for us as well as managing the making of improvements required by a commercial tenant as part of their entering into a long-term lease. Such project management fees typically range from 3% to 5% of the project costs, which are typically paid for by us.

Management Company	Properties	Management Fees
RMA Real Estate Services	Vadnais Square	3%, but not less than $3,000/month
	City West	3%, but not less than $2,000/month
	Mendota Heights & Plymouth 6-61	3.25%, but not less than $2,000/month
	Eagle Point Office Centers II & III	3.50%, but not less than $2,500/month
	Hampshire Technology Center (sold in May 2023)	3%, but not less than $2,500/month
	Eagandale Tech Center	3.25%, but not less than $2,500/month
	Apple Valley Business Center	3.25%, but not less than $2,500/month
	Dakota Supply Group Warehouse	$500/month
Dakota REIT Management, LLC	D&M Industries and Wanzek Office Complex	$500/month each
	WF USPO Warehouse and the Appareo Buildings	1%
	Cummins Power in Fargo, ND	2%
	Harmony, Riverwood, and Apple Creek	3%
	Pinehurst Square West Shopping Center	4%
	Bismarck Industrial Park, Century Mall Retail, North Pointe Retail Center, Tuscany Square, Willow Creek Plaza, First Center South, Pioneer Center, 32nd Center and Pinehurst Square East Shopping Center	5%
NP Dodge Management Company	Tower Plaza Shopping Center, Beverly Hills Plaza, Harrison Village, Pebblewood Plaza, Spring Ridge Plaza, Tara Plaza, Walnut Creek, Westgate Plaza	5%
Lloyd Property Management Company	Harmony Plaza and Riverwood Plaza	$625/month
	Midco Building	3%
	Donegal Pointe Apartment Complex, White Oak, Jackson Crossing, and The Rowe on 57th (residential space)	5%
	Donegal Centre Office Complex and The Rowe on 57th (commercial space)	5%, but not less than $450/month
	Hillview Apartments and Townhomes	8%
Property Resources Group, LLC	Amber Valley and Azool Retail Centers and Pizza Ranch (sold August 2025)	5%
	Amber Fields & Eagle Lake Apartment	4%
	Timber Creek Cash Wise	1%
Creative Property Management	Lindquist Square Retail	$350/month
	Minot Metro Center Retail Center	$1,900/month
Asset Living Midwest, LLC	Britain Towne, Copper Creek, Nexus at Gray’s Landing and Pacific West	3.5%
Valley Rental 2, LLC	Calgary I, II, III, Century East I-V, Country Meadows, Summers at Osgood, Washington Heights I, Wheatland Apartments I-VIII, Wheatland Townhomes I-V, Westlake Townhomes, Crestview, Kirkwood Manor, Pebble Springs, Westwood Park, North Pointe Apartments, Lakewood Place, M&I Villas, Paramount Estates, Prairie Village, Prairie Springs and Hunters View Apartments and Townhomes	5%
	Calico, Central Park, Hidden Pointe and Urban Meadows Apartment Complexes and One Oak Place	4%
	Cooperative Living Center Apartments	3%
Ryan Companies	Bassett Creek Innovation Center	3%, but not less than $3,250/month
Level 10 Property Management	Parkview East and Saphire Apartments	3%
	The Depot on Main	4%

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The amounts paid to such management companies as management fees identified above as well as the amounts of payments or reimbursements in addition to such management fees for 2025, 2024 and 2023 are identified in the following table:

Management Company	Management Fees Paid in 2025	Additional Payments in 2025	Management Fees Paid in 2024	Additional Payments in 2024	Management Fees Paid in 2023	Additional Payments in 2023
Dakota REIT Management, LLC	$449,770	-0-	$483,401	-0-	$455,374	0
Duemelands Commercial, Inc. [1]	-0-	-0-	$26,419	$105,728	$40,985	$108,671
First Management, Inc.	-0-	-0-	$323,149	$508,039	$321,093	$287,754
Lloyd Property Management Company[2]	$675,990	$1,012,947	$675,612	$1,079,048	$590,022	$1,130,110
The Lund Company, Inc.[3]	$118,589	$213,755	$324,659	$1,152,066	$235,683	$754,822
Property Resources Group, LLC	$210,493	$400,941	$206,135	$705,882	$191,614	$538,498
RMA Real Estate Services	$319,035	$238,737	$315,865	$202,717	$337,894	$172,559
Valley Rental 2, LLC	$1,703,893	$2,554,039	$1,409,889	$2,602,229	$1,308,471	$2,214,785
Ryan Companies	$65,587	$142,955	$1,678	-0-	-0-	-0-
Level 10 Property Management[4]	$154,831	$66,502	-0-	-0-	-0-	-0-
NP Dodge Management Company	$311,887	$178,014	-0-	-0-	-0-	-0-
Creative Property Management	$950	-0-	-0-	-0-	-0-	-0-
Asset Living Midwest, LLC[3]	$494,296	$731,679	-0-	-0-	-0-	-0-

1 The management agreements with Duemelands Commercial, Inc. were taken over by NP Dodge Management Company

2 The Hillview Apartments and Townhomes are managed by Reside Property Management, an affiliate of the Lloyd Property Management Company

3 The management agreements with The Lund Company, Inc. were taken over by Asset Living Midwest, LLC in 2025

4 The properties managed by Level 10 Property Management were acquired by us in 2025

AFFILIATES OF THE TRUST PARTICIPATING IN SERVICE PROVIDERS

George Gaukler was a shareholder of the Trust and a limited partner of the UPREIT until his death in March 2025. He was also a member of the Trust’s Board of Trustees until he resigned in June 2023. At the time of his death Mr. Gaukler was an owner of:

●	the Advisor, which provides both general management services to the Trust and property management services to the UPREIT;

●	Valley Realty, Inc., which previously provided real estate brokerage and construction services to the UPREIT;

●	Valley Lumber Company, Hi-Line Construction Inc., JSM Woodworks, LLP, East & West Excavating, LLC, and Landscape Elements ND, LLC, which previously provided construction or maintenance services to the UPREIT.

Jim Knutson is a shareholder of the Trust, a limited partner of the UPREIT, a member of the Board of Trustees and the current Secretary of the Trust. He was an owner of Valley Realty, Inc. and Valley Rental Service, Inc. prior to his sale of his interests in those entities. Mr. Knutson was an owner of the Advisor but in January 2024, he completed the sale of his interests in the Advisor in installments to Matthew Pedersen and James Haley.

Kevin Christianson is a shareholder of the Trust and a member of the Trust’s Board of Trustees. Mr. Christianson is a member of Property Resources Group, LLC, a commercial property management company which has managed properties for the UPREIT.

Craig Lloyd was a shareholder of the Trust, a limited partner of the UPREIT and a member of the Trust’s Board of Trustees until his death in January 2025. Mr. Lloyd was a shareholder or member of entities which are part of the Lloyd Companies which have managed properties for the UPREIT and marketed leasing of commercial space owned by the UPREIT.

Matthew Pedersen is a shareholder of the Trust, a limited partner of the UPREIT, a member of the Trust’s Board of Trustees and the current President of the Trust. Mr. Pedersen is an owner of the Advisor. Mr. Pedersen is an owner of an accounting firm that has provided limited accounting services to the Trust or the UPREIT from time to time.

James Haley is a shareholder of the Trust and the current Treasurer of the Trust. Mr. Haley is an owner and the Chief Financial Officer of the Advisor.

Danel Jung is a shareholder of the Trust and the current Executive Vice President of the Trust. Ms. Jung is Chief Operating Officer of the Advisor and holds a profits interest in the Advisor.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the notes thereto included elsewhere in this Offering Circular. This discussion contains forward-looking statements that are based on management’s current expectations, estimates, and projections about our business and operations. The cautionary statements made in the Offering Circular should be read as applying to all related forward-looking statements whenever they appear in this Offering Circular. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under “RISK FACTORS” and elsewhere in this Offering Circular. You should read “RISK FACTORS” and “Cautionary Note Regarding Forward Looking Statements.”

GENERAL OVERVIEW

The Trust is organized under the laws of the state of North Dakota. The Trust is the general partner of and owned approximately 58% of the UPREIT as of December 31, 2025, and approximately 58% as of December 31, 2023 and 2024. As of December 31, 2025, the UPREIT is the sole member of eleven liability companies (the “LLC’s”) established to hold interests in various real estate properties in accordance with requirements of the mortgage lenders which financed our investment in such properties. Below is an outline of our structure and the ownership interests as of December 31, 2025.

Class A Shares
8,901,442 issued
Class B Shares
2,374,176 issued
Class I Shares
3,908,067 issued
Dakota Real Estate Investment Trust
sole general partner of UPREIT and holder of an approximately 58% interest in UPREIT
Limited Partners
hold approximately 42% of the UPREIT
Dakota UPREIT Limited Partnership
Properties Directly Held
2,985 apartment and 154 townhome units
approximately 2,723,476 SF of commercial space
Entities 100% Owned by UPREIT
200 Jackson Avenue, LLC;
415 SW 11th Street, LLC;
1709 25th Avenue South, LLC;
Apartments at Eagle Lake, LLC;
Central Park, LLC;
Depot on Main Apartments, LLC
DPC Apartments, LLC;
Hunter's View Fargo, LLC;
Hunter's View Fargo 2, LLC;
Park View East Apartments, LLC; and
Sapphire Apartments, LLC
Which Collectively Hold
1,754 apartment units and 12 townhome units
approximately 20,354 SF of commercial space

29

We seek to operate as a real estate investment trust (a “REIT”) in compliance with the conditions set out in Section 856 of the Internal Revenue Code. Specifically, we seek to operate as an “Umbrella Partnership Real Estate Investment Trust,” which is a REIT that holds substantially all of its investments through a limited partnership entity for which the REIT is the general partner.

The financial statements included in this Offering Circular are consolidated financial statements which include the financial statements of the Trust as well as those of the UPREIT and its wholly owned LLC’s. All significant intercompany transactions and balances have been eliminated in consolidation. For example, if funds were due the Trust by the UPREIT, the balance sheets of each would reflect the amount as a payable by or receivable due the entity, but by consolidation of the financial statements, the amounts effectively cancel out the intercompany debt.

We currently operate residential and commercial properties located in Iowa, Minnesota, Nebraska, North Dakota, and South Dakota. As of the end of December 2026, our residential property consisted of 4,435 apartment units and 166 townhomes. and approximately 2,743,830 square feet of commercial real estate.

The table below identifies by state the number of residential properties and the aggregate number of residential units in such properties as well as the number of commercial properties and the aggregate number of square feet of such properties we held at of the end of 2025, 2024 and 2023. Beneath the table are explanations of some of the changes in numbers of residential units or the approximate square footage of commercial space with no change in the number of properties.

	Residential Properties Held on December 31			Commercial Properties Held on December 31
State	2025	2024	2023	2025	2024	2023
Iowa	4 with 582 units	4 with 582 units	3 with 440 units	1 with 3,000 SF	1 with 3,000 SF	None
Minnesota	3 with 304 units	None	None	13 with 815,729 SF	13 with 785,649 SF	12 with 695,272 SF
Nebraska	2 with 355 units	2 with 355 units	2 with 355 units	8 with 453,808 SF	8 with 453,808 SF	8 with 451,443 SF
North Dakota	23 with 2,705 units	21 with 2,521 units	21 with 2,521 units	18 with 1,168,378 SF	18 with 1168378 SF	18 with 1,168,37819
South Dakota	10 with 959 units	10 with 959 units	10 with 913 units	5 with 273,850 SF	5 with 273,850 SF	5 with 291,204 SF

For Nebraska, in 2023, we removed a 5,493 SF building from a shopping center property and in 2024, we added 2,365 SF building to the same property. As a result, the square footage of commercial space may have changed with no change in the number of properties held from one year to the next.

RECENT DEVELOPMENTS

As of March 31 and June 30, 2026, we paid distributions of $0.245 per share to shareholders of the Trust and a like amount per limited partnership unit to the limited partners of the UPREIT. Participants in the reinvestment plans of the Trust and the UPREIT received shares or units, as applicable, in lieu of the payment of distributions.

In the first six months of 2026, we made two acquisitions and two dispositions of properties. The acquisitions were of an approximately 45,740 square foot industrial building in Oakdale, Minnesota and a mixed use property located in Omaha, Nebraska involving approximately 11,774 square feet of commercial space and 112 residential units. The approximate prices paid for those properties was approximately $7,750,000 and $27,150,000. The dispositions were of an approximately 29,882 square foot grocery store property located in Valley City, North Dakota and one of three buildings comprising the Bismarck Industrial Park.

LIQUIDITY AND CAPITAL RESOURCES

Our Available Cash. As of December 31, 2025, we had approximately $5,811,188 in cash (compared to approximately $4,259,568 and $4,840,300 as of the close of 2024 and 2023, respectively), and approximately $20,360,113of restricted funds (compared to approximately $17,140,669 and $13,081,100 as of the close of 2024 and 2023, respectively). The restricted funds are from replacement cost reserves maintained in accordance with arrangements with mortgage lenders, tenant security deposits, escrows for real estate taxes, insurance and reserves for tenant lease hold improvements for three commercial properties (the Azool Center, Westgate Plaza and Basset Creek Innovation Center), funds held under an escrow by a qualified intermediary for a deferred exchange of a property, and deposits with state tax authorities. The approximate balances for such items are set forth in the table below as of December 31, 2025, 2024 and 2023:

	2025	2024	2023
Replacement Reserves	$10,288,840	$8,313,040	$7,056,100
Security Deposits	$4,348,250	$3,911,807	$3,384,900
Tax and Insurance Escrows	$2,569,148	$1,695,649	$1,600,700
Westgate Improvement Reserve	$0	$0	$706,200
Azool Improvement Reserve	$87,133	$87,100	$87,100
Basset Creek Improvement Reserve	$2,410,337	$3,031,000	$0
Escrowed Funds from August 2025 Sale of a Property	$591,205	$0	$0
State Tax Deposits	$102,040	$46,000	$0

30

Our Available Funds Under Lines of Credit. As of December 31, 2025, we had available to us $5,000,000 under three unsecured lines of credit (of which $2,999,116 had been advanced). We had the same $5,000,000 available to us at the end of each of 2023 and 2024 with no amounts drawn on those unsecured lines of credit. We also had available $49,400,000 in lines of credit secured by mortgages upon certain of our properties (of which $23,750,096 had been advanced). At the end of each of 2024 and 2023, the availability under our secured lines of credit was $31,000,000 and $19,500,000 of which $6,850,000 and $500,000 was advanced at the end of 2024 and 2023.

Our Mortgage Indebtedness. The Trust uses leverage in the acquisition and holding of its properties by borrowing funds and securing the repayment of borrowed funds with mortgages upon its properties. This includes use of refinancing to “pull equity” from existing properties as well as revolving credit facilities. The list of properties under “DESCRIPTION OF PROPERITES” and Note 11 to our audited and unaudited financial statements, included herein, includes information regarding such mortgage indebtedness. In general, as of December 31, 2025, we had approximately $545,367,029 owed under 82 loans secured by mortgages with various maturity dates. This compares to approximately $478,728,036 and $455,807,284 owed, respectively, at the ends of 2024 and 2023. This is in addition to the borrowings under lines of credit summarized in the immediately preceding paragraph.

Currently Anticipated Maturities of Mortgage Indebtedness. As of December 31, 2025, we have eleven loans scheduled to come due in 2026 with approximately $59,122,967 of principal anticipated to be due at maturity. We estimate we will have sixteen loans involving approximately $88,435,731 projected to be due at their maturities in 2027 and four loans with approximately $17,540,742 projected to be due at their maturities in 2028.

Distributions and Our Reinvestment Plans. The Trust, with respect to its outstanding shares, and as general partner of the UPREIT, with respect to the limited partners of the UPREIT, seeks to pay distributions on a quarterly basis. Each of the Trust and the UPREIT maintain a Distribution Reinvestment Plan that permits shareholders or limited partners to direct that the full amount of their distributions be reinvested into shares or limited partnership units, as applicable. In each instance, the number of shares or limited partnership units issued is based on 95% of the selling price for the shares most recently offered or contemplated to be offered by the Trust (exclusive of subscription fees that may be payable with respect to certain classes of Shares) rounded up to the next full cent.

See “SECURITIES BEING OFFERED – Distributions” for information related to the distributions declared for payment to shareholders as well as the elections by shareholders to receive additional shares in lieu of cash payment of distribution. Participation by limited partners in the UPREIT’s distribution reinvestment plan has not been as extensive as is the participation by shareholders in the Trust’s plan. Of the distributions declared for payment in 2025 to limited partners, approximately 23.1% were reinvested into additional Units. This compares to approximately 59.3% of the distributions declared for payment to shareholders in 2025 being reinvested to acquire Shares.

We anticipate participation by our shareholders and UPREIT limited partners in the distribution reinvestment plans will continue, but if more shareholders elect to take distributions in cash and fewer UPREIT limited partners invest distributions into limited partnership units, our liquidity could be adversely affected.

31

RESULTS OF OPERATIONS

The following table summarizes certain information related to our operations for the periods indicated:

	Calendar Year 2025	Calendar Year 2024	Calendar Year 2023
Revenue from Rental Operations
Residential Revenue	$63,147,199	$55,863,323	$50,736,543
Commercial Revenue	$43,736,589	$41,279,950	$41,170,253
Total Rental Revenue	$106,883,788	$97,143,273	$91,906,796
Expenses
Expenses from Rental Operations	$94,283,183	$83,825,781	$78,271,805
Expenses of Administration of the Trust	$4,440,602	4,021,382	3,720,893
Income from Operations	$8,160,003	$9,296,110	$9,9140,098
Other Income
Gain (Loss) on Sale of Property	197,633	0	$(1,099,389)
Gain on Involuntary Conversion of Property	0	$716,422	1,501,507
Impairment of Lease Assets	0	0	(949,291)
Loss from Investments in Partnerships	(1,411,530)	$(13,246)	(118,040)
Interest Income	$1,189,226	1,241,941	1,210,269
Other Income	$821,895	128,773	113,993
Net Income	$9,337,396	$11,370,000	$10,573,147
Net Income Attributed to Limited Partners	$3,921,706	$4,661,700	$4,440,722
Net Income Attributed to Shareholders	$5,415,690	$6,708,300	$6,132,425

Change in Rental Revenue. The total rental revenue for the 2025 of $106,883,788 represented an approximately 8.1% increase over the total revenue for 2024. Such $97,143,273 of total revenue in 2024 was an approximately 5.1% increase over the total revenue for 2023.

Sources of Rental Revenue. Our residential rental revenue for each of 2025, 2024 and 2023 were approximately 55.23%, 55.98% and 56.43%, respectively of the total of residential and commercial rental revenue for those periods.

Our Interest Expense. For the calendar years 2025, 2024 and 2023, respectively, we paid $25,275,008; $21,651,848; and $19,670,374. The weighted average rate of interest we were paying at the end of each of 2025, 2024 and 2023 were approximately 4.47%, 4.28% and 4.11%, respectively. These averages indicate increases in our costs of borrowing. While we seek to stager the maturity dates of our mortgage indebtedness to reduce the significance of sudden increases in the interest rates we might be required to pay under refinanced mortgages debt, we do have significant mortgage indebtedness coming due in the next several years and anticipate, as a result, an increasing cost of debt capital we use to fund our operations.

Our Real Estate Tax Expense. Real estate taxes we pay for our properties is also a significant operating expense. For the calendar years 2025, 2024 and 2023, respectively, we paid $11,978,813; $11,232,328; and $10,926. This represented an approximately 6.65% increase in 2025 compared to 2024, which represented an approximately 9.55% increase over that paid in 2023.

Our Utility Expense. Since most of our properties are located in the upper Midwest region, weather can have a significant effect on the operating expenses for our properties. Hotter summers may increase use of electricity for cooling and colder winters may increase use of utilities to heat as well as amounts and frequency of snowfall may result in larger snow removal expenses. For 2025, our total utility expenses were $8,275,547, an approximately 15.4% increase over the $7,171,279 paid in 2024 which represented an approximately 9.77% increase over the utility expenses paid in 2023.

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Impact of Acquisitions and Dispositions on Expenses. With respect to our interest, real estate taxes and utility expenditures from year to year, it is important to recognize the increase in the number of properties held from year to year. Each new property we acquire brings with the property its own mortgage indebtedness and operating expenses.

Non-Rental Revenue. Revenue from our rental operations provides most of our income. We may also obtain material income (or loss) from sale of properties, involuntary conversions affecting a property, our investment in a non-controlling interest in an entity holding real estate interests, and interest paid to us (primarily from loans we make with respect to real estate we may acquire). Such matters are addressed below.

Sales of Properties. Note 16 to our audited financial statements identifies the properties disposed of in the preceding three years. In 2025, we realized an aggregate gain of $197,633. We did not dispose of any of our properties in 2024, From the two sales in 2023 we realized an aggregate (loss) of $1,099,389. In addition, from the sale of those two properties, we recognized a (loss) of $949,291 as a result of prepaid leasing fees and rent which were, prior to the sales, being amortized.

Involuntary Conversions. In 2023 , we recognized a gain from the involuntary conversion of a property. No such gain was recognized in 2024 or 2025. In the event of a casualty, insurance payments in excess of the depreciated value of the property can result in our realizing gain from an involuntary conversion of property. Resolution of claims under casualty insurance may take years and involve multiple payments. In addition, we may recognize a gain in the event of a temporary or permanent “taking” by a governmental agency of all or a portion of one of our properties. In 2023, we had hail damage to two of our apartment properties located in Bismarck. As a result of these and prior casualties, we received insurance proceeds we applied to repair the damage and recognized income. In 2023 we received additional insurance benefits from damage to several of our properties resulting in income recognition of $1,501,507.

Loss From Non-Controlling Investments in Real Estate Holdings. As addressed in Note 7 to our audited financial statements included in this Offering Circular, we held non-controlling interests in five limited liability limited partnerships which owned apartment complexes located in the Williston, North Dakota market. With respect to our interests in such five entities we held non-controlling interests in, our risk of loss was limited to the $6.275 million we originally invested in the entities in the aggregate. As of December 31, 2023, we had recognized a loss of our entire original investments in three of the partnerships (Bakken Heights V, LLLP, Bakken Heights VIII and X, LLLP and in Williston Real Estate Partners, LLLP). As of December 31, 2024, our interests in Dakota Roseland Apartments I, LLLP and Dakota Roseland Apartments IX-XII had been reduced to values of $397,734 and $1,013,796. In 2025, we recognized a complete impairment to our remaining interests in such partnerships and we consented to the sales of the properties of the partnerships to a single purchaser which resulted in no distribution to us with respect to our interests in four of the partnerships and a distribution which was less than the carrying value (prior to the full impairment recognition) of the final partnership.

Interest Income. As addressed in Note 2’s and Note 12’s “Related Party Notes Receivable” in our, we have made loans to affiliates of our management to assist in the financing of their development of properties. Generally, such loans are made with our being granted a right to acquire the property being developed, which may involve the conversion of our loan into equity ownership. As of the close of 2024 and 2023, the outstanding balances owed on such loans were, respectively, $11,000,000 and $13,825,000 with $1,341,682 and $623,187 of interest accrued and owing at those dates. As of December 31, 2025, $11,000,000 remained due with interest of $66,306 had accrued and remained due.

INTEREST RATE HEDGING ACTIVITIES.

As addressed in Note 2’s “Interest Rate Contracts and Hedging Transactions” and Note 3 in our audited financial statements, we seek to manage interest rate risks of significant unanticipated fluctuations in our variable interest rate borrowings through the establishment of “interest rate swap contracts.” As of each of December 31, 2025, we had thirteen such contracts and as of December 31, 2024 and 2023 we had twelve such contracts in effect. As addressed in Note 4 in our audited financial statements, our financial statements reflect our valuation of such contracts on a “cost approach” resulting in a valuation of such contracts as of those three dates, respectively as $3,634,898; $7,545,504 and; $7,863,771.

As of December 31, 2025, 2024 and 2023, we recognized income (or loss) for the change in fair value of interest rate swaps of ($3,910,605); $(318,267) and $(1,892,861), respectively. Such income (or loss) is derived from the changes in the fair value of the interest rate swap contracts. Interest rate swap contracts can be traded in certain financial markets and the fair value of those contracts are established quarterly for financial reporting purposes thus creating an unrecognized gain or a loss. If the interest rate swap contracts are held to maturity there would be no gain or loss recognized on the contract. It has been our practice to hold all interest rate swap contracts to maturity.

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CAPITAL EXPENDITURES

Our largest capital expenditure is in the acquisition of properties. Please see “DESCRIPTIONS OF PROPERTIES” in this Offering Circular for information regarding our properties and when they were acquired.

The acquisitions involved use of cash, proceeds from mortgage financing and issuance to the prior owner of the property of limited partnership units in the UPREIT. The sources for the funding in each of the last three calendar years are described in the table below (with the dollar and Unit amounts expressed in approximate amounts):

Source of Funds	$97,500,000 in 2025	$61,830,243 in 2024	$21,278,050 in 2023
Cash	$17,495,609	$10,588,433	$2,048,433
Mortgage Loans	$67,011,764	$31,165,342	$13,008,138
UPREIT Units	$12,992,628	$20,076,468	$6,221,469
	{667,704}	{1,042,241 Units}	{345,637 Units}

In addition to investing in new properties, we invest funds in the improvement and maintenance of our existing properties and pay assessments imposed upon our properties by local governments for funding of the cost of improvement of infrastructure (such as roads, street lighting and storm and sanitation sewers). The following table identifies capital expenditures for various improvements made and special assessments paid in 2025, 2024 and 2023:

Type of Improvement	2025	2024	2023
Site Improvement	$1,267,441	$670,991	$1,708,264
Building Improvement	$3,345,748	$3,288,222	$7,332,424
Tenant Improvement Allowances	$5,015,055	$1,932,175	$2,134,341
Flooring & Appliances	$2,801,382	$2,797,126	$2,946,257
		$3,013,200
Special Assessments	$1,341,309	$502,805	$164,400
	$13,770,935	$12,204,519	$14,285,686

Site improvements are typically parking lot improvements and landscaping improvements. Building improvements range widely from modest repairs to more significant matters such as replacement of the roofs or sidings of buildings. Tenant improvement allowances represents amounts we have agreed to reimburse commercial property tenants in connection with preparation of the space they are leasing and even the costs of relocating to the space for tenants moving into our property or costs of upgrades for in connection with an extension of the term of the lease by an existing tenant. This cost is often negotiated as part of the negotiation or the lease or renewal of the lease. Flooring and appliance expenditures relate to our residential properties. We anticipate our expenditures for these may continue to increase as the residential properties we hold age as well as to increase the attractiveness of our residential properties in more competitive markets.

When a municipality or other governmental agency makes infrastructure improvements, it often assesses the cost of the improvements upon the owners of the properties adjacent to the improvements. The costs are often permitted to be paid over periods of time ranging from five to twenty-five years depending on the cost of the improvement. Our practice is to capitalize the amount of the assessment and recognize a corresponding liability to our balance sheet. See Note 9 to our audited and unaudited financial statements for more details on our accounting for special assessments.

The Board of Trustees may determine to establish reserves, or such reserves may be required to be established in connection with mortgage financing of certain of our properties, to fund future repairs and replacements or the making of improvements to properties.

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LAND LEASE COMMITMENTS

As addressed in Note 10 to our audited and unaudited financial statements, in 2022, we acquired two buildings leased by Appareo Systems, LLC for operation of its commercial and industrial software and hardware development business located in Fargo, North Dakota. In connection with the acquisition, we assumed the obligations under two leases of land on which the buildings are constructed. The leases expire at the end of 2044; however, they are each subject to two ten-year renewal option periods.

The leases are reflected in our balance sheet as assets (“Finance Lease Right-Of-Use Assets”) and as liabilities (“Finance Lease Liabilities.”) The liability reflected is a present valuation discounting of the future lease obligations. Our operating statements, in addition to the rent payments, reflect an amortization of the asset.

The table below identifies the total costs of the two ground leases for the 2025, 2024 and 2023:

	2025	2024	2023
Interest on lease liabilities	$121,662	$122,107	$121,690
Amortization of right-of-use assets	$58,944	$64,487	$58,943
Total finance lease cost	$180,606	$186,594	$180,633

OFF BALANCE SHEET ARRANGEMENTS

At this time we are not aware of any off-balance sheet arrangements that need to be discussed or disclosed.

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BOARD OF TRUSTEES, EXECUTIVE OFFICERS OF THE TRUST

AND SIGNIFICANT STAFF OF THE ADVISOR

ORGANIZATIONAL STRUCTURE

The Dakota Real Estate Investment Trust (“the Trust”) is a business trust organized under the laws of North Dakota. The Trust operates under the terms of a Declaration of Trust, last amended as of November 19, 2020 (the “Declaration of Trust”), and Bylaws, as amended and restated as of June 22, 2023 (the “Bylaws”). The Declaration of Trust provides for the Trust to continue for an indefinite term (as permitted under the laws of North Dakota) unless terminated by a majority vote of the shareholders entitled to vote.

The Trust is the sole general partner of the Dakota UPREIT Limited Partnership (the “UPREIT”). The UPREIT operates in accordance with the terms of a Limited Partnership Agreement with all actions by the UPREIT being taken by the Trust as general partner. Neither the Trust, nor the UPREIT have any employees. Rather, they use staff of Dakota REIT Management, LLC (the “Advisor”) and services of various property management companies to manage the operations of the business and of the properties owned by the UPREIT.

DECLARATION OF TRUST AND BYLAWS

The Declaration of Trust and the Bylaws provide for the management of the affairs of the Trust to be vested in a Board of Trustees. They further provide that the Board of Trustees is to have not less than seven and not more than 17 members with the actual number being as determined from time to time by the Board of Trustees. At the June 18, 2024, Annual Shareholder Meeting a board of 14 trustees was elected.

The Bylaws provide that, to serve as a member of the Board of Trustees, the individual must hold a minimum investment in the Trust of $100,000 or a minimum investment in the UPREIT of $200,000. Members of the Board of Trustees are elected by the voting shareholders of the Trust for one-year terms at the Annual Meeting of Shareholders; however, the Board of Trustees may fill a vacancy created by the death or resignation of a member of the Board of Trustees or to fill a vacancy created by an increase in the number of members of the Board of Trustees.

The Declaration of Trust and the Bylaws require a majority of the members of the Board of Trustees to be “Independent Trustees.” The Declaration of Trust defines the term “Independent Trustee” as one who is not and has not been associated within the two prior years, directly or indirectly, with a Sponsor or the Advisor of the Trust. Such association is deemed to occur if the Trustee:

(i)	owns an interest in the Sponsor, Advisor, or any of their Affiliates;

(ii)	is employed by the Sponsor, Advisor or any of their Affiliates;

(iii)	is an officer or director of the Sponsor, Advisor, or any of their Affiliates;

(iv)	performs services, other than as a Trustee, for the Trust;

(v)	is a trustee for more than three REITs organized by the Sponsor or advised by the Advisor; or

(vi)	has any “material business or professional relationship” with the Sponsor, Advisor, or any of their Affiliates

A “material business or professional relationship” is deemed to exist when the relationship results in 5% or more of the gross revenue of the Trustee coming from such Sponsor, Advisor or their Affiliates or if the annual gross revenue received by the Trustee from such parties is 5% or more of the Trustee’s net worth; however, it may also be found when the revenue is less than such 5% levels.

The definition indicates an indirect relationship for the Trustee includes circumstances in which the Trustee’s spouse, parents, children, siblings, spouse’s parents, children’s spouses and spouse’ siblings have the association with a Sponsor, the Advisor, Affiliates of a Sponsor or the Advisor or the Trust.

The Bylaws permit, but do not require establishment by the Board of Trustees of committees. Currently, the Board of Trustees has established three committees and the “Investment Council.” The chairs and members of the committees and the members of the Investment Council are as follows:

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Committee	Members
Advisor Committee	Angie Pfannkuch (Chair), Roy Sheppard, and Jerry Slusky

Audit Committee	Andrew Henderson (Chair) and Bradley Fay

Nominating Committee	Tracy Smith (Chair), Andrew Henderson, and Roy Sheppard and

Investment Council	Kevin Christianson (Chair), Jerry Banks, Andrew Henderson, Jim Knutson, Jon Otterstatter, Matt Pedersen, Angie Pfannkuch, and Jerry Slusky

The Advisor Committee reviews the performance of the Advisor and the terms of the agreement between the Trust and the Advisor, prior to the Independent Trustees (as required by the Trust’s Declaration of Trust) approving the engagement on an annual basis. The Audit Committee reviews the financial statements of the Trust, financial reporting matters and the Trust’s relationships with the independent auditors engaged to render an opinion on the Trust’s financial statements. The Investment Council reviews and analyzes proposed investment opportunities prior to their submission to the full Board of Trustees for consideration for investment. Members serving on committees (other than those affiliated with or receiving compensation from the Advisor – currently only Mr. Knutson and Mr. Pedersen) receive compensation for their service.

The Bylaws provide for the appointment by the Board of Trustees of a Chairperson of the Board, a President, an Executive Vice President, a Secretary, a Treasurer and such additional officers of the Trust as the Board of Trustees designates. The table on the following page identifies the offices held and the individuals holding them.

CONFLICTS OF INTEREST OF MEMBERS OF THE BOARD OF TRUSTEES

The Declaration of Trust does not require Trustees to refrain from engaging in business activities of the types conducted by the Trust or the UPREIT and they will not have an obligation to present to the Trust or the UPREIT any investment opportunities which come to them other than in their capacities as a Trustee, regardless of whether those opportunities are within the UPREIT’s investment policies. The UPREIT holds interests in properties that may compete for tenants with adjacent or nearby properties in which a Trustee holds an interest. Certain of the Trustees, directly or through their affiliates, have organized and served as principals of other entities which may have investment objectives similar to those of the UPREIT. Such Trustees may have legal and financial obligations with respect to these entities, which are similar to their obligations owed to the Trust.

As a result of their current and possible future interests in other business activities, including in investments of the type made by the Trust or the UPREIT, Trustees will have conflicts of interest in allocating their time between their duties to the Trust and other activities in which they are involved. In particular, that may be an issue for Mr. Pedersen as his duties with the Advisor, or as President of the Trust, involves greater demand upon his time than is required of other Trustees not associated with the Advisor. While neither the Advisor or Mr. Pedersen are affiliated with any other public real estate programs, they are not prohibited from participating in any public or private investor programs that invest in similar properties on a leveraged, or mortgaged, basis; and such programs with investment objectives similar to UPREIT.

The Trust and the UPREIT have engaged in transactions with members of the Board of Trustees or their affiliates from time to time. For information regarding such transactions, refer to “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS” and “INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.”

The Declaration of Trust contains a number of requirements with respect to transactions between the Trust and Trustees or affiliates of Trustees and operations of the Trust in general. These include Independent Trustee review and approval of operating expenses, the terms under which the Advisor is engaged to provide services, the Trust’s investment policies, acquisitions from a Trustee or a Trustee’s affiliate and the level of debt incurred by the Trust among other matters. All transactions between a Trustee or an affiliate of a Trustee have been subject to such required Independent Trustees review and approval.

The lawyers, accountants, and other experts who have been or will be called upon to perform services for the Trust or the UPREIT may also perform services for the Advisor or affiliates of a member of the Board of Trustees. It is important to point out that such professional advisors do not represent the interests of holders of shares in the Trust or limited partnership units issued by the UPREIT.

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MEMBERS OF THE TRUST’S BOARD OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth the name, position(s) held, age, the year first elected to the Board of Trustees and if such Trustee is an Independent Trustee for each of the current members of the Board of Trustees as well as its executive officers.

Name	Position(s) Held	Age	First Elected as a Trustee	Independent Trustee
Jerry Banks	Trustee	71	2022	Yes
John Barker	Trustee	43	2021	Yes
Kevin Christianson	Trustee and Vice Chair	62	1999	No(1)
Bradley Fay	Trustee	65	1997	Yes
James Haley	Treasurer	56	N/A	N/A
Andrew Henderson	Trustee	43	2021	Yes
Danel Jung	Executive Vice President	46	N/A	N/A
Jim Knutson	Trustee and Secretary	74	2012	No(2)
Jon Otterstatter	Trustee and Chair	66	2018	Yes
Matthew Pedersen	Trustee and President	52	2015	No(1)(2)(3)
Angie Pfannkuch	Trustee	6	2023	Yes
Roy Sheppard	Trustee	74	1998	Yes
Jerry Slusky	Trustee	79	2015	No(4)
Tracy Smith	Trustee	61	2023	No(5)

(1)	Affiliate of firm providing property management or real estate brokerage services to the Trust
(2)	Currently or recently an affiliate of the Advisor and property managers providing services to the Trust
(3)	Affiliate of firm that provides accounting services to entity in which UPREIT holds a non-controlling interest
(4)	Affiliate of trustee has been extended a line of credit by the Trust
(5)	Ms. Smith is a daughter of George Gaukler, who was an owner of the Advisor until his death in March 2025, and is accordingly deemed indirectly affiliated with the Advisor.

Jerry Banks. Mr. Banks was elected to the Board of Trustees in 2022 and serves on the Investment Council. Mr. Banks qualifies as one of the “Independent Trustees” of the Trust. Mr. Banks is the founder of the Jerry Banks Group, based in Omaha, Nebraska which has developed and currently operates apartment, retail, warehouse and office properties in Alabama, Arizona, Iowa, Missouri and Nebraska.

John Barker. Mr. Barker was elected to the Board of Trustees at the annual meeting of shareholders of the Trust held in June 2021. Mr. Barker qualifies as one of the “Independent Trustees” of the Trust. Mr. Barker is the owner and President of Elgethun Capital Management, Inc. (“ECM”) a Registered Investment Advisor operating from its offices in Sioux Falls, South Dakota. ECM primarily provides fee based investment advisory and management services to individuals and institutions. At the end of 2024, ECM had more than $1.4 billion under its management. Mr. Barker joined ECM in 2011 and acquired ownership of the firm in 2012. Before joining ECM, Mr. Barker was a research analyst at the Royal Bank of Scotland in New York, New York and worked in the corporate finance department for Pitney Bowes. Mr. Barker is a member of the Board of The University of South Dakota Foundation, serving on its Investment Committee, and is actively involved in philanthropic and community initiatives in Sioux Falls targeting children, poverty, and mentorship. Mr. Barker received his degree in Finance from the University of South Dakota and holds a Chartered Financial Analyst (CFA®) designation.

Kevin Christianson. Mr. Christianson has been a member of the Board of Trustees since 1999 and serves as a member of the Investment Council since 1999 (and its Chair since 2025) and was appointed Vice-Chairman in June of 2022. Mr. Christianson has served as President and CEO of Christianson Companies, based in Fargo, North Dakota. Christianson Companies is a development and construction company who also houses a full-service brokerage and property management company known as property Resources Group (PRG), and a full-service in-house design and architecture department known as Design Resources Group (DRG).

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Bradley Fay. Mr. Fay has served on the Board of Trustees since the formation of the Trust in 1997 and currently chairs the Nominating Committee . Mr. Fay qualifies as one of the “Independent Trustees of the Trust.” In 1989, Mr. Fay participated in the formation of Dakota Growers Pasta Company, now a subsidiary of Post Holdings. Mr. Fay is a participant in oil and gas development businesses targeting the Bakken and Three Forks reservoirs in western North Dakota.

James Haley. Mr. Haley was appointed as Treasurer of the Trust in June 2023. Mr. Haley joined the Advisor as its Chief Financial Officer in 2007. After receiving his degree in Accounting from Central Missouri State University in 1992 he worked in public accounting and received his certified public accountant designation in 1993. In 1995, Mr. Haley located in Fargo, North Dakota and participated in real estate development and construction. Mr. Haley became one of the owners of the Advisor in 2012.

Andrew Henderson. Mr. Henderson was elected to the Board of Trustees in 2021. Mr. Henderson qualifies as one of the “Independent Trustees of the Trust.” Mr. Henderson chairs the Audit Committee and serves on the Investment Council and the Nominating Committee. He previously served as Treasurer for the Trust and chairs the Audit Committee. Mr. Henderson received his Bachelor of Accountancy from the University of North Dakota and is licensed as a Minnesota Certified Public Accountant. From 2006 to 2020 he was employed in the Minneapolis KPMG US LLP office providing financial statement audit services and advice regarding internal control over financial statements and securities reporting compliance to clients in the technology, retail, and consumer markets industries.

Danel Jung. Ms. Jung was appointed as Executive Vice-President of the Trust in 2021. Ms. Jung joined the Advisor in 2019 as its Chief Operating Officer. After earning her degree in Computer Science from North Dakota State University in 2002, Ms. Jung joined Microsoft. During her tenure at Microsoft Ms. Jung contributed to several global integrations, defining business strategy and operations, and earned the Microsoft Platinum Award in 2018 for her leadership in defining new offerings & optimizing operations to contribute significantly to Microsoft’s bottom line. Ms. Jung has been granted a profits interest in the Advisor.

Jim Knutson. Mr. Knutson has been a member of the Board of Trustees since 2012, from 2003 until August 2021, Mr. Knutson was the Executive Vice President of the Trust and currently serves as Secretary and is a member of the Investment Council. Mr. Knutson joined Valley Realty, Inc. in 1973 and was an owner of it until he sold his interest in the corporation in 2018. Valley Realty, Inc. provides property management, finance and construction management services to owners and operators of multi-family and commercial properties. Until 2024, Mr. Knutson was a member of Dakota REIT Management, LLC (the ‘Advisor”) but continues to serve as a Vice President of the Advisor for which he receives compensation.

Jon Otterstatter. Mr. Otterstatter has been a member of the Board of Trustees since 2018 and serves on the Investment Council. He was appointed Chair of the Board of Trustees in June 2021 and serves on the Trust’s Investment Council. Mr. Otterstatter qualifies as one of the “Independent Trustees of the Trust”. He co-founded Preventice Technologies, Inc. and led the company as CEO through the acquisition by Boston Scientific in March of 2021. In addition to the Dakota REIT, Mr. Otterstatter serves on the Board of Directors of Protenus, metroConnections, Cyber Advisors and Sibel Health.

Matthew Pedersen. Mr. Pedersen has been a member of the Board of Trustees since 2015, has served as President of the Trust since 2021 and currently serves on the Investment Council. Mr. Pedersen became a Certified Public Accountant in 1996 and was employed by Arthur Andersen’s Washington, D.C. office from 1996 to 1998 where he focused on private equity, real estate and securities offerings. In 1998, Mr. Pedersen joined Great Plains Software/Microsoft. In January 2015, he acquired ownership of Ludvigson Braun & Co., a public accounting firm located in Valley City, North Dakota. Mr. Pedersen is managing member of Dakota REIT Management, LLC (the “Advisor”).

Angie Pfannkuch. Ms. Pfannkuch was elected to the Board of Trustees in 2023 and serves as Chair of the Advisor Committee and serves on the Trust’s Investment Council. Through her Sidekick Development, LLC based in Des Moines, Iowa, Ms. Pfannkuch assists property owners in managing the development of real estate, including site selection, monitoring of construction and compliance with regulations affecting use of land. Ms. Pfannkuch established Sidekick Development in 2020, prior to that she worked for six years for Christensen Development 1, LLC, a provider of development and construction management and other real estate development services in the Des Moines, Iowa metropolitan area. Ms. Pfannkuch has degrees in management from the Upper Iowa University and in sales and marketing from AIB College of Business.

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Roy Sheppard. Mr. Sheppard has been a member of the Board of Trustees since 1998 and serves on the Advisor Committee and the Nominating Committee. Mr. Shepard qualifies as one of the “Independent Trustees” of the Trust. He is the managing partner of CSi Computers, a computer and networking sales and service firm located in Jamestown, North Dakota. He also is an owner and President of Cable Services, Inc., a cable television and internet provider also based in Jamestown, North Dakota.

Jerry Slusky. Mr. Slusky has been a member of the Board of Trustees since 2015 and serves on the Advisor Committee and is a member of the Investment Council. Mr. Slusky is licensed to practice law in the states of Nebraska and Iowa. He is currently Of Counsel with the Smith, Slusky, Pauley, Slusky & Rogers, LLP law firm located in Omaha, Nebraska. Mr. Slusky’s 50-year practice focuses on real estate planning and development, zoning, and finance of real estate developments. He has been a commercial real estate developer throughout the Midwest for over 30 years and is the founder and CEO of Slusky CRE, LLC.

Tracy Smith. Ms. Smith was appointed to the Board of Trustees in June 2023 and serves on the Nominating Committee. Ms. Smith has worked for Best Buy Co., Inc., a publicly held retailer of consumer goods headquartered in Minnesota for many years and in 2023 was named its Vice President of Tax. Ms. Smith is a daughter of George Gaukler, a founder of the Trust and a member of its Board of Trustees from 1997 until his resignation in June 2023. Ms. Smith obtained a degree in accounting from the University of North Dakota and her juris doctorate from the University of Minnesota.

Lisa Wheeler. Ms. Wheeler served as a member of the Board of Trustees from 2022 through June 2026 when her term expired when she elected not to continue her service. Ms. Wheeler qualified as one of the “Independent Trustees” of the Trust. Ms. Wheeler has extensive experience in completion of real estate transactions having served as President of The Title Company of Fargo North Dakota from 1990 to 2015. In 1982, Ms. Wheeler obtained her juris doctorate from the University of North Dakota and was licensed to practice law in the state of North Dakota from 1983 to 2015.

Liability of the Members of the Board of Trustees

Members of the Board of Trustees are to have no liability for any loss suffered by the Trust which arises from the action or inaction of them, if they, in good faith determined that their conduct was in the best interest of the Trust and such conduct did not constitute negligence or misconduct.

Pursuant to the terms of the Declaration of Trust, the Trust is to indemnify the Trustees with respect to suits or proceedings or against whom a claim or liability is asserted by reason that he was or is a Trustee or Affiliate. However, indemnification by the Trust will be provided only if:

●	the Trustee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust;

●	such liability or loss was not the result of negligence or misconduct by the Trustee; and

●	such indemnification or agreement to hold harmless is recoverable only out of the assets of the Trust and not from the shareholders.

Significant Staff of the Advisor

Neither the Trust nor the UPREIT has employees. They rely upon the Advisor and its staff to conduct the operations of the Trust and the UPREIT. Such staff includes Matthew Pedersen, James Haley and Danel Jung, who are executive officers of the Trust (see above for information regarding Mr. Pedersen, Mr. Haley and Ms. Jung. The Advisor currently has 12 full time employees, including the following individuals:

Lisa Bontje. Ms. Bontje is 56 years of age and joined the Advisor as Investor Relations Manager for the Trust and the UPREIT in 2018. As Investment Relations Manager, she facilitates communication with shareholders of the Trust and limited partners of the UPREIT, oversees the making of quarterly distributions to such shareholders and limited partners, maintains the shareholder and limited partner records of ownership and plans investor events. Prior to joining the Advisor, Ms. Bontje, managed grant programs for qualified childcare programs. Ms. Bontje has more than 15 years of experience in ensuring compliance with local, state and federal regulations.

Peter Tanis. Mr. Tanis is 41 years of age and joined the Advisor as its Chief Investment Officer in January 2024. In that position, he oversees property acquisitions and dispositions, including underwriting and conducting market analysis. Mr. Tanis has more than eighteen years of real estate investment experience. Mr. Tanis received a degree in real estate studies and finance from the University of St. Thomas in 2006 and obtained his Certified Commercial Investment Member designation in 2019. He is also licensed as a real estate broker in Minnesota. While studying at the University of St. Thomas, Mr. Tanis was employed by a Minneapolis based property development, management and construction company. After graduating, Mr. Tanis held positions with three national and international real estate brokerage and management companies where he oversaw acquisitions and dispositions of more than a billion dollars in value. Among clients he served are Seagate Technology, Ecolab, Morgan Stanley and the Minnesota Vikings.

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COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

TRUSTEE COMPENSATION

Members of our Board of Trustees, other than Jim Knutson and Matthew Pedersen (the “Non-Compensated Trustees”) are compensated based upon their attendance at meetings held in person or by telephone conference of the full Board of Trustees or of a committee established by the Board of Trustees, they are also reimbursed for out-of-pocket expenses and travel expenses for attending meetings. In 2025, 2024 and 2023, the aggregate fees and expense reimbursements paid to members of our Board of Trustees for their attendance at meetings was $124,488; $99,322; and $121,573, respectively.

The compensation of members of our Board of Trustees (other than the Non-Compensated Trustees) is:

●	$2,200 to Chairman of the Board for attending meetings in person ($2,000 when attendance is virtual);

●	$2,000 to other members of the Board for regular meetings in person ($1,000 when attendance is virtual);and

●	$800 to members of the Board for attending meetings of a committee held on a date different from that of a meeting of the Board of Trustees.

The table below sets forth the compensation and expenses reimbursed for each of the three highest paid persons who are Trustees for the year ended December 31, 2025.

Name	Compensation and Reimbursement as Trustee	Compensation and Reimbursement as a Committee Member	Total Compensation and Reimbursement
Andrew Henderson	$7,600	$8,600	16,2000
Jon Otterstatter	$7,200	$4,400	$11,600
Angie Pfannkuch	$7,600	$5,400	$13,000

Each of Mr. Henderson, Mr. Otterstatter and Ms. Pfannkuch served as members of the Investment Council. Mr. Henderson also served on the Audit and the Nominating Committees (attending, respectively, four and two meetings held on dates other than of a Board of Trustees meeting). Ms. Pfannkuch also served on the Advisor Committee, attending its two meetings held on dates other than of a Board of Trustees meeting. Mr. Otterstatter, while not a member of any other committee did, in his capacity as Chairman of the Board of Trustees, attend two meetings of the Audit Committee and one meeting of the Nominating Committee.

COMPENSATION OF EXECUTIVE OFFICERS

The Trust has five executive officers. They are the Chair of the Board of Trustees, the President, an Executive Vice President, the Treasurer, and the Secretary. Jon Otterstatter, Matthew Pedersen, Danel Jung, Jame Haley and Jim Knutson are, respectively the Chair, President, Executive Vice President Treasurer and Secretary. No compensation has been paid with respect to those positions; however, Mr. Pedersen is an owner of, Ms. Jung has a profits interest in and Mr. Knutson receives compensation from the Advisor and thus they may be viewed as receiving indirect compensation through the Advisor for services provided to the Trust. For information regarding the compensation paid to the Advisor by the Trust, see “COMPENSATION PAID TO ADVISOR AND OTHER PROPERTY MANAGERS”.

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SECURITY OWNERSHIP OF Management and certain securityholders

The Bylaws of the Trust require those nominated to serve as Trustees hold an investment of not less than, $100,000 in the Trust or not less than $200,000 in the UPREIT. The following table depicts the security ownership of the Trustees and executive officers of the Trust in the Trust and in the Limited Partnership Units in the UPREIT, as of March 31, 2026, rounded to the nearest full share or Unit. It does not include Shares or Units which may have been issued the Trustees and executive officers of the Trust after March 31, 2026. No one holds Class A Shares, Class I and UPREIT Units that, if converted, would result in ownership of 10% or more of the voting power in the Trust. The Trust’s address of 3003 32nd Avenue South, Suite 250, Fargo, North Dakota 58103 is the “business address” for each of the Trustees named below.

Name of Trustee or	Class A		Class I	Class B	UPREIT		Percentage
Executive Officer	Shares		Shares	Shares(1)	Units(2)		of Trust(3)
Jerry Slusky	-		-	894	157,916	(4)	1.16%
Bradley Fay	121,706		26,568	-	-		1.10%
James Knutson	68,663	(5)	-	2,355	67,670		1.01%
Matthew Pedersen	50,560	(6)	19,134	4,556	65,550		1.00%
Roy Sheppard	112,239		-	-	-		0.83%
Jon Otterstatter	23,597		84,137	-	6,440		0.85%
Kevin Christianson	90,402	(7)	-	-	-		0.67%
Tracy Smith	27,529		-	1,452	22,686		0.37%
James Haley	55,552		-	-	-		0.41%
Andrew Henderson	25,335		-	-	-		0.19%
John Barker	-		16,860	-	-		0.13%
Jerry Banks	14,500		-	-			0.13%
Danel Jung	7,933		-	-	-		0.06%
Lisa Wheeler (8)	7,955		-	-			0.06%
Angie Pfannkuch	7,952		-	-	-		0.06%
Trustee / Officer Group Totals	613,923		146,699	9,257	320,262		7.85%

(1)	Class B Shares have no voting rights. Accordingly, they are not included in the determination of the Percentage of Ownership of the Trust.
(2)	Limited Partnership Units in UPREIT may be exchanged for Class A Shares or Class I Shares on a one for one exchange basis.
(3)	Percentage is based upon the approximately 8,958,710 Class A Shares and approximately 4,496,854 Class I Shares outstanding as of March 31, 2026, the assumed conversion of UPREIT Partnership Units into Class A Shares held as of that date by only the individual or the Trustees as a group; no other conversions or issuance of shares; and giving effect to the issuance of Shares or Units under the reinvestment plans of the Trust or the UPREIT to holders as of March 31, 2026.
(4)	Includes all of the Units held by an entity for which Mr., Slusky is a member of in which he holds a one-half ownership interest.
(5)	Includes 68,663 Class A Shares held by the spouse of Mr. Knutson.
(6)	Includes 8,711 Class A Shares held solely by the spouse of Mr. Pedersen as well as shares jointly held by Mr. Pedersen with his spouse.
(7)	Includes 15,970 Class A Shares held by the spouse or a child of Mr. Christianson
(8)	Ms. Wheeler did not seek reelection to the Board of Trustees such that her term as a member of the Board ended as of June 30, 2026

Under the terms of Section 8.4 of the Limited Partnership Agreement for the UPREIT, commencing after one year of an acquisition of their Partnership Units, limited partners have a right to require the UPREIT to redeem Partnership Units by provision of written notice of request for repurchase. The price per unit is the price per share applicable at the time the notice is given. The Trust, however, has the right to acquire the units requested to be redeemed by the issuing Shares to the limited partner requesting repurchase on the basis of one Share for each unit requested to be redeemed for cash. The election by the Trust to make the exchange must be communicated by the Trust to the limited partner within five days of the Trust’s receipt of the notice. The request for repurchase of units and the exercise of the Trust’s right to acquire such units is subject to the following limitations under the Limited Partnership Agreement:

●	a limited partner may only request up to two repurchases in any calendar year

●	the request must be at least or for the lesser of 100 units or all of the units held by the limited partner

●	if the issuance of Shares, regardless of whether the Trust exercises its right, would result in the limited partner holding more than 9.8% of the Shares that would be outstanding as a result of the issuance

●	result in the Trust being “closely held” as such term is defined under Section 856(h) of the Internal Revenue Code

●	result in the Trust being an owner of 10% or more of the ownership interests of a tenant of the Trust (or its subsidiaries)

●	result in a violation of the Securities Act of 1933

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INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Some members of the Board of Trustees, directly or through their affiliates, have engaged in transactions with the Trust or the UPREIT. It is likely that the Trust and the UPREIT will continue to engage in transactions with Trustees and their affiliates. In such transactions, there is a conflict between the interests of the Trust and the Trustee who (directly or through an affiliate) is doing business with the Trust or the UPREIT.

These transactions present a risk to investors because the terms have not been negotiated at “arm’s-length” where both parties who have no economic stake in the other. Transactions involving ongoing services also present the risk to investors as termination of the arrangements may be more difficult than may occur with independent service providers.

In order to deal with these conflicts, the Trust’s Declaration of Trust provides that the Independent Trustees must approve all transactions with a Trustee, an officer of the Trust, the Advisor or any “Affiliate” of such persons. The transactions are further required to be on fair and reasonable terms and no less favorable than would be found in a transaction with an independent party. If the Trust, directly or through UPREIT, is acquiring property from a Trustee or an Affiliate of a Trustee, the Trust’s Declaration of Trust requires an independent appraisal of the value of the property. The Trust’s Declaration of Trust defines “Affiliates” of a person or entity to include:

●	An entity with respect to which the person directly or indirectly holds or controls ten percent or more of the voting power of the entity;

●	A person who directly or indirectly holds or controls ten percent or more of the voting power of an entity;

●	Persons or entities who are directly or indirectly controlled or under common control of a person or entity;

●	Entities for which a person is an executive officer; and

●	The executive officers of entities.

“RENT UP GUARANTIES”

The Board of Trustees has required in connection with purchases of properties purchased from sellers related to a member of the Board of Trustees to provide for payments to the UPREIT based upon the “renting up” of newly constructed properties. Such arrangements typically require a payment by the seller (or an affiliate of the seller) to provide a specified return on its investment for the first year of operations or the acquired property achieves a specified level of “stability.” The return is paid as rent-up income to the property.

As part of the purchase of The Rowe Phase I, II, and III, from C.R. Lloyd Associates, Inc., of which the late Craig Lloyd, a former trustee, was a partial owner, , C.R Lloyd Associated, Inc., provided an unconditional cash flow guarantee providing a 7% return on the original projected equity in the projects of $8,896,049 starting on January 1, 2025. The guarantee remains in effect for the earlier of (A) twenty-four months, or (B) the month in which the cumulative return over 12 consecutive months is equal to or greater than the 7% guaranteed return. For the year ended December 31, 2025, the Trust recognized income of $566,403 related to this guarantee, which is included in other income on the consolidated statements of operations. As of December 31, 2025, the full amount remains outstanding and is included in due from related party on the consolidated balance sheets.

FEES PAID TO THE ADVISOR

Dakota REIT Management, LLC (the “Advisor”) provides managerial and administrative services to the Trust. It is the successor in interest to Dakota REIT Management, Inc. which, until 2008, provided the same services to the Trust. George Gaukler (until June 2023 a Trustee), Matthew Pedersen (currently an officer of the Trust and a Trustee) and James Haley (Treasurer of the Trust), collectively own all of the membership interests in the Advisor while Danel Jung (the Trust’s Executive Vice President) holds a profits interest in the Advisor and James Knutson (currently an officer of the Trust and a Trustee and formerly a member of the Advisor) receives compensation from the Advisor.

For a description of the terms of the engagement of the Advisor by the Trust and greater detail as to the fees paid to the Advisor, see “COMPENSATION TO ADVISOR AND OTHER PROPERTY MANAGERS.”

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REAL ESTATE COMMISSIONS

Upon the sale or purchase of an investment property by the UPREIT, a real estate commission may be paid to a real estate broker that represented the UPREIT in the transaction. Typically, such commissions range between 1% and 3% of the selling price. Real estate commissions may also be paid with respect to long term leases of commercial properties. Typically, such commissions range from 1% to 5% of the gross rent payable for all or a portion of the term of the long term lease.

The UPREIT may engage the services of a real estate broker to assist with respect to acquisitions or sales by the Trust of properties. Since 2019, we have paid no such fees to a real estate broker who is affiliated with a member of our Board of Trustees.

In 2025, 2024 and 2023, we paid commissions of $1,579,267; $1,175,310; $346,150 to real estate brokers in connection with their having participated in the long-term leasing of space in our commercial properties. Two of such brokers were affiliated with individuals who were then members of our Board of Trustees. They were Lloyd Companies (an affiliate of Craig Lloyd, who was a member of our Board of Trustees until his death in January 2025) and Property Resources Group (an affiliate of Kevin Christianson). The fees paid to such brokers for services in leasing of space in our commercial properties in the past three years were:

Real Estate Broker	Fees in 2025	Fees in 2024	Fees in 2023
Property Resources Group, LLC	$100,895	$334,065	$202,525
Lloyd Companies	$165,978	$116,848	$143,625
Totals Paid to Affiliates	$266,873	$450,913	$346,150

PROPERTY MANAGEMENT FEES

Of the ten managers we currently engage to manage our properties, four are affiliated with certain of our Trustees or Executive Officers. Matthew Pedersen (who is a Trustee and President of the Trust) and James Haley (our Treasurer) are owners of the Advisor and Danel Jung (our Executive Vice President) holds a profit interest in the Advisor while Jim Knutson (who is a Trustee and Secretary of the Trust) receives compensation from the Advisor. The Advisor manages certain of our properties directly and since January 1, 2022 additional properties through Valley Rental 2, LLC, which has the Advisor as its sole member. Kevin Christianson is the owner of Property Resources Group, Inc. Craig Lloyd was an owner of Lloyd Property Management Company until his death in January 2025. In 2005, 2024 and 2023 we paid $3,766,807; $3,481,136; and $3,118,878, respectively, in management fees to such management companies. Of those fees, the above named management companies affiliated with Trustees were:

Management Company	Fees in 2025	Fees in 2024	Fees in 2023
Dakota REIT Management, LLC	$449,770	$483,401	$455,374
Valley Rental 2, LLC	$1,703,893	$1,409,889	$1,308,471
Property Resources Group, LLC	$210,493	$206,135	$191,614
Lloyd Property Management Company	$675,990	$675,612	$590,022
Total Paid to Affiliates	$2,814,423	$2,775,037	$2,545,481

ACCOUNTING SERVICES.

The Ludvigson Braun & Co. accounting firm has provided limited accounting services to the Trust. Since 2015, Matthew Pedersen has been an owner of that firm. Mr. Pedersen is a member of the Board of Trustees and an owner of the Advisor. Fees paid by the Trust or the UPREIT to such firm in 2025, 2024 and 2023 were nominal.

CONSTRUCTION AND MAINTENANCE SERVICES

Many of the investment properties held by the UPREIT were built wholly or in part by contractors, subcontractors, and suppliers, which are affiliated with members of the Board of Trustees. These include various companies affiliated of Mr. Gaukler, who was a member of the Board of Trustees until June 2023, and affiliates of each of Kevin Christianson and Craig Lloyd, who are current members of the Board of Trustees. Such affiliated companies may provide repair and maintenance services or materials to properties of the UPREIT.

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ACQUISITIONS FROM AFFILIATES

The UPREIT owns properties that were acquired from Trustees or their affiliates. The only property acquired by the UPREIT since 2022 directly or indirectly from a seller affiliated with a member of our Board of Trustees at the time of the acquisition was the Rowe on 57th apartment complex located in Sioux Falls, South Dakota. The Trustee affiliated with the seller of the property was Craig Lloyd. The table below identifies the three acquisitions made since 2022. Additional acquisitions of a total six buildings consisting of 140 apartments in the complex were made in calendar years 2021 and 2022.

When Purchased	Description of Property Acquired	Purchase Price
May 2023	72 Apartments in two buildings	$10,000,000
September 2023	36 Apartments in one building	$5,700,000
August 2024	46 Apartments and 16,511 SF of commercial space	$12,080,250

SALES OR LEASES TO TRUSTEES OR THEIR AFFILIATES

In June 2013, we sold a commercial property to a then member of our Board of Trustees who had originally transferred the property to us. In December 2021, the Trust acquired the 32nd Center office building from an affiliate of George Gaukler (then a Trustee of the Trust). At that time, the Advisor and Valley Rental Services, Inc. (both affiliates of Mr. Gaukler) leased a total of 14,592 of the 42,797 square feet of the building. The lease by Valley Rental Services, Inc. was assumed by Valley Rental 2, LLC in connection with its assumption of management of UPREIT properties previously managed by Valley Rental Services, Inc. In 2025, 2024 and 2023, rent of and common area maintenance charges $319,448; $289,063; and $214,874, respectively, was paid to the UPREIT by the Advisor and Valley Rental 2, LLC.

Other than these two transactions, we have not sold or leased any of our properties to a Trustee or to an affiliate of a Trustee.

LOANS TO OR FROM AFFILIATES

The Trust may obtain from or make loans to a member of the Board of Trustees or an Affiliate of a Trustee with the approval of the Board of Trustees (which approval must include a majority of the Independent Trustees). The Trust’s Declaration of Trust further requires the terms of the loan to be commercially reasonable and no less favorable to the Trust than loans between unaffiliated lenders and borrowers under the same circumstances. The most recent borrowing from a Trustee or an affiliate of a Trustee was repaid in 2008

Loans made by the Trust or by the UPREIT to members of the Board of Trustees or any Affiliate of a Trustee that have been outstanding since 2021 are described below.

The Rowe on 57th. During 2020, the Trust loaned $1,000,000 to a company affiliated with Craig Lloyd (a member of the Board of Trustees until his death in January 2025) for use in construction of 140 units of apartments in The Rowe on 57th apartment complex. The loan carried interest of 6% with the Trust earning interest of $60,000 in 2021 and $14,822 in 2022 when the loan was paid off. In 2022 a loan of $3,000,000 was advanced upon the same terms as the initial loan described above resulting in the Trust earning interest of $56,384 in 2022 and $112,932 in 2023. In 2023 $2,000,000 of this second loan was repaid and the remaining balance owed on the 2022 loan was incorporated into a third loan with an additional $2,000,000 having been advanced on such loan for a total owed of $3,000,000. This third loan was also on the same terms as the first two loans with the Trust earning interest of $47,116 in 2023. The third loan was used to finance construction of 46 additional apartment units and approximately 16,511 square feet of commercial office space located in the Rowe on 57th complex. In 2024, the loan was fully satisfied with interest of $105,038 being earned in 2024.

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Ankeny, Iowa Apartments. In 2021, the Trust extended a line of credit to a limited liability company partially owned by Jerry Slusky, Trustee of the Trust for the construction of a 216-unit apartment complex in Ankeny, Iowa. As of the end of 2021, $3,599,827 had been advanced on the line and interest of $39,326 had accrued. During 2022, the Trust increased the line of credit to $11,000,000. As of the end of 2022, $9,850,000 had been advanced and $577,817 of interest had accrued on this loan. As of the end of 2023, $10,825,000 had been advanced with $1,294,566 of interest accrued. As of the end of 2024, the full $11,000,000 line had been advanced and interest due was $2,077,047. As of December 31, 2025, the full $11,000,000 principal balance of the line of credit and interest of $66,306 remained due.

The loan has an interest rate of 7% and is due on the earlier of December 2026 or 90 days after written notice by the Trust of its waiver of a conversion option. In connection with the extension of the line of credit, the Trust was given the option to convert the note receivable into not less than a 51% share of the apartment complex upon completion.

RECENT TRANSFERS, PURCHASES OR REPURCHASES BY MANAGEMENT OF SHARES OR UPREIT UNITS

Summarized below are transfers, purchases and repurchase of Shares and UPREIT limited partnership Units involving those who were members of the Board of Trustees or executive officers of the Trust occurring between January 1, 2023 and March 31, 2026. They do not include issuances of Shares or Units in lieu of distributions to Trustees who have elected to participate in reinvestment plans of the Trust or the UPREIT. Such participants include John Barker, the spouse and a child of Kevin Christensen, Bradley Fay, James Haley, Andrew Henderson, Danel Jung, Matthew Pedersen, the spouse of Matthew Pedersen Jon Otterstatter, Angie Pfannkuch Roy Sheppard, Tracy Smith, and Lisa Wheeler (who ceased being a member of the Board of Trustees as of June 30, 2026.

Month	Member of Management	Transaction*
February 2023	Matthew Pedersen	2,222 Class A Shares purchased from the Trust for $18.00 per share
April 2023	Jerry Slusky	41,611 Partnership Units transferred to in satisfaction of a debt owed by Mr. Slusky, such Units were subsequently redeemed for $17.10 per Unit.
May 2023	Angie Pfannkuch	5,556 Class A Shares purchased from the Trust for $18.00 per share
November 2023	Matthew Pedersen	1,389 Class A Shares purchased from the Trust for $18.00 per share
March 2024	Angie Pfannkuch	1,389 Class A Shares purchased from the Trust for $18.00 per share
April 2024	Matthew Pedersen	526 Class A Shares purchased from the Trust for $18.00 per share
October 2024	James Haley	1,316 Class A Shares purchased from the Trust for $19.00 per share
December 2024	Matthew Pedersen	1,316 Class A Shares purchased from the Trust for $19.00 per share (includes 263 shares acquired by Mr. Pedersen’s spouse)
December 2024	Kevin Christianson	3,790 Shares given to members of his family
April 2025	James Haley	2,000 Class A Shares purchased from the Trust for $19.00 per share
June 2025	Matthew Pedersen	5,789 Class A Shares purchased from the Trust for $19.00 per share (includes 789 shares acquired by Mr. Pedersen and 5,000 acquired by his spouse)
August 2025	Jon Otterstatter	6,223 UPREIT Units issued in exchange for contribution of property to the UPREIT valued at $19.00 per Unit
December 2025	Matthew Pedersen	790 Class A Shares purchased from the Trust for $19.00 per share
January 20226	Matthew Pedersen	790 Class A Shares purchased from the Trust for $19.00 per share

* The number of Shares or Units are rounded up or down to the closest number of full Shares or Units.

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SECURITIES BEING OFFERED

The Offering is made under Regulation A of the SEC and pursuant to registration or exemption from such registration under applicable state law. With respect to certain states, there may be a limitation on the number of Shares which may be acquired by shareholders who reside or are domiciled in those states and the Trust may need to decline to accept requests for reinvestment distributions that would involve our exceeding such limitations. We also may defer the payment of a distribution due a shareholder who wishes to participate in the DRIP while we pursue qualification of such participation under applicable state law.

The rights and interests of such Shares are defined under the terms of a Declaration of Trust, last amended as of in November 2020 (the “Declaration of Trust”) and the Bylaws, last amended in June 2023 (the “Bylaws”). Such rights and interests are summarized below. Any descriptions are qualified in their entirety by reference to the Declaration of Trust and the Bylaws, copies of which have been filed as exhibits to the Offering Statement the Trust has filed with the SEC of which this Offering Circular is a part.

The Shares issued pursuant to the Offering to participants in the DRIP will be issued at the rate of one Share for each $18.05 of distribution directed by the shareholder to be reinvested and will be of the same class of shares to which the participant in the DRIP has elected to receive Shares in lieu of cash payment of a distribution.

CLASSES OF SHARES

The Declaration of Trust provides that beneficial interests in the Trust are denominated as Shares and provides that the Trust may issue one or more classes of Shares. While the Declaration of Trust recognizes Class A, Class B and Class I Shares, the Board of Trustees is authorized to establish additional classes of shares. There is no limitation on the number of Shares that may be issued and the Declaration of Trust permits the issuance of fractional shares. As of December 31, 2025, there were approximately 8,901,442 Class A Shares held by approximately 507 shareholders, approximately 2,374,176 Class B Shares held by approximately 382 shareholders issued and outstanding and approximately 4,249,597 Class I Shares held by approximately 130 shareholders issued and outstanding.

In this Offering, there is no minimum level of Shares to be issued to participants in the DRIP. The Trust, however, has established the following minimum investment levels for non-DRIP purchases:

●	$25,000 for Class B Shares

●	$50,000 for Class A Shares; and

●	$250,000 for Class I Shares.

The minimum purchase for Class I Shares may be reached by the aggregation of separate purchases of Class I Shares made by multiple clients of the same Registered Investment Advisor. In addition to the larger minimum purchase for Class I Shares, the Trust is requiring purchasers of Class I Shares to be either: (i) a participant in a fee-based investment program (also known as “wrap accounts”) offered through a Registered Investment Advisor who has agreed with the Trust to recommend to the advisor’s investment clients; (ii) a foundation or endowment; or (iii) other institutional investors (including an individual, trust or entity who or which has their investments managed by a private firm primarily assisting members of a single family in their investment and wealth management [also known as “family office”]).

In this Offering, no fees will be required to be paid by participants in the DRIP for Shares issued in lieu of cash distributions reinvested into Shares. For non-DRIP purchases, purchasers of Class A and Class B Shares are required to pay a fee equal to between 3 and 6% of the Share purchase price (as determined by the participating Broker-Dealer who solicits the investment). No such fee is charged with respect to purchases of Class I Shares.

LIMITATION ON SHARES WHICH MAY BE OWNED

The Declaration of Trust limits a shareholder to owning not more than 9.8% of the outstanding Shares and allows the Board of Trustees to prohibit a transfer that would result in the limitation being exceeded. Further, the Trust may redeem shares in excess of the limitation.

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NO CERTIFICATES ISSUED TO EVIDENCE SHARES

The Bylaws provide for the Secretary of the Trust to maintain records of ownership of the outstanding shares. No certificates evidencing shares of the Trust are issued.

DISTRIBUTIONS

Under provisions of the Internal Revenue Code, qualification of the Trust as a REIT requires distribution by the Trust of at least 90% of its net taxable income to shareholders each year. The amount of distributions and when they are paid is determined by the Board of Trustees. It has been the practice of the Board of Trustees to determine the distribution to be paid at the meeting of the Board Trustees held in January, April, July or October. The declaration has been for the payment to be made to the holder of shares as of the end of the then most recently concluded calendar quarter with payment occurring shortly following the declaration. With respect to shares purchased from the Trust during a quarter, the amount of the distribution will be prorated to reflect the period in which the shares were held by the shareholder during the quarter they were purchased.

In determining the distributions to be declared, the Board of Trustees takes into consideration Trust operations, cash flow, REIT taxation qualification requirements, and the financial condition of the Trust and the level of participation in the distribution reinvestment plan. The Class A, Class B and Class I Shares have identical rights to receive distributions which may be declared. While no preferred or subordinate classes of shares in the Trust have been established, the Declaration of Trust permits the Board of Trustees to establish additional classes of stock which may have greater or lesser rights to distributions. Such an action, however, would be in conflict with restrictions under the Internal Revenue Code that require there to be no preference in connection with payment of distributions among shareholders.

Distributions have been paid since the Trust’s inception; however, such past payment of distributions is not a guarantee of future distribution payments. Set forth below and on the following pages is information set out on a quarterly basis from the first quarter of 2023 through the second quarter of 2026 regarding:

(a)	The per share prices for shares offered during the quarter to new investors in the Trust (exclusive of any commissions or other fees a subscriber may be required to pay);

(b)	the distributions per share declared for payment during the quarter to shareholders as of the end of the preceding quarter;

(c)	the total amount of distributions paid in cash during the quarter (does not reflect reinvestment under the DRIP);

(d)	the total of the distributions reinvested in shares during the quarter to shareholders as of the end of the preceding quarter who elected to participate in the DRIP; and

(e)	totals of items (b), (c) and (d) for the year.

As discussed below, the Trust offers to shareholders the opportunity to elect reinvest distributions paid to them into Shares. The Trust also permits holders of limited partnership interests in the UPREIT to elect to have distributions paid to them by the UPREIT with respect to their limited partnership interests be applied to purchase Shares. In each case, the number of Shares issued will be based on the amount of the distribution or distribution elected to be invested into shares at a rate which is 95% of the prices for shares then being offered to new investors (exclusive of exclusive of subscription fees that may be payable with respect to certain classes) rounded up to the next full cent.

Year	Quarter	Per Share Offering Price	Per Share Distribution Amount	Total of Distributions Paid in Cash	Total of Distributions Paid in Shares
2023	1st Quarter	$18.00	$0.23	$1,208,984	$1,573,454
	2nd Quarter	$18.00	$0.23	$1,220,917	$1,703,357
	3rd Quarter	$18.00	$0.23	$1,244,505	$1,836,920
	4th Quarter	$18.00	$0.23	$1,282,482	$1,849,184
	“5th” Quarter*	$18.00	$0.23	$1,326,267	$1,839,320
Annual Total			$1.15	$6,283,155	$8,802,235
2024	1st Quarter	$19.00	$0.24	$1,386,949	$1,953,385
	2nd Quarter	$19.00	$0.24	$1,369.229	$2,029,414
	3rd Quarter	$19.00	$0.245	$1,425,120	$2,106,967
	4th Quarter	$19.00	$0.245	$1,443,276	$2,110,520
Annual Total			$0.97	$5,624,575	$8,200,286
2025	1st Quarter	$19.00	$0.245	$1,429,099	$2,182,888
	2nd Quarter	$19.00	$0.245	$1,511,765	$2,138,521
	3rd Quarter	$19.00	$0.245	$1,472,399	$2,235,976
	4th Quarter	$19.00	$0.245	$1,533,948	$2,228,639
Annual Total			$0.98	$5,947,211	$8,786,024
2026	1st Quarter	$19.00	$0.245	$1,543,480	$2,289,666
	2nd Quarter	$19.00	$0.245	$1,522,506	$2,369,029

* Prior to December 2023, distributions were paid within approximately the first week of the following quarter. Thus, distributions to shareholders as of close of the third quarter were paid in first week of October 2023. The distributions for shareholders as of the end of December 2023 were paid as of December 31, 2024, resulting in what may be viewed as an additional quarterly payment in 2023; however, it is only a matter of the timing of the payment as the intention is to continue to pay distributions as of the last day of the quarter going forward.

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Due primarily to depreciation deductions, the Trust’s cash flow from operations is expected to exceed its taxable income. As such, it is likely our distributions may involve a return of capital to the extent the distribution exceeds the income we allocate to our shareholders. A return of capital is applied to reduce the shareholder’s tax basis in his or her Shares and is nontaxable until the basis has been reduced to zero. Thereafter, such return of capital would be a taxable gain. Trust liquidation proceeds, if any, received by a shareholder, which exceed the shareholder’s basis, will be taxed as a gain at the time of receipt.

The UPREIT holds its properties for varying periods. It may sell a property or borrow against the value of the property. The proceeds from such a sale or financing, on a property-by-property basis, are expected to be applied:

First, repay debt owed with respect to the property sold or refinanced;

Secondly, to acquire additional properties; and

Thirdly, to fund distributions to the Trust and to Limited Partners of the UPREIT.

DISTRIBUTION REINVESTMENT PLANS

The Trust offers its shareholders the opportunity to reinvest distributions to acquire additional shares of the same class with respect to which the distribution is paid. The number of shares issued under this plan in lieu of payment of the distribution is based on a value discounted from the then current offering price (exclusive of fees that may be payable with respect to purchases of Shares) by 5% and if there is then no offering, the discount is applied to the value the Board of Trustees specifies as the value at which shares would be issued. A shareholder may elect at any time to join the Distribution Reinvestment Plan. Shareholders will pay no commissions or fees in participating in the Distribution Reinvestment Plan.

The UPREIT has its own Distribution Reinvestment Plan which permits limited partners of the UPREIT to apply distributions to the purchase of additional limited partnership Units. As with the Trust’s Distribution Reinvestment Plan, limited partners who elect to reinvest distributions do so at a rate which is 95% of the then applicable per share Offering Price (exclusive of exclusive of subscription fees that may be payable with respect to certain classes) rounded up to the next full cent.

Copies of the Trust’s and the UPREIT’s Distribution Reinvestment Plans are attached as Exhibits to the Offering Statement filed with the SEC of which this Offering Circular is a part. No commissions or fees will be paid by those participating in the Distribution Reinvestment Plan.

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VOTING

Holders of Class A and Class I Shares have the right to vote regarding amendments to the Declaration of Trust, the election of Trustees, changes to the Bylaws which adversely affect the interests of shareholders, and the termination of the Trust continued operations. Such holders also have the right to demand a special meeting of shareholders. Holders of Class B Shares do not have any voting rights with respect to their Class B Shares. Holders of Class A and Class I Shares have one vote for each share owned.

ELECTION AND REMOVAL OF TRUSTEES.

The Trustees are elected by a majority vote of the shareholders entitled to vote at the annual meeting of such Shareholders each year. To accommodate this voting, the Trust requests shareholders to vote for Trustees proposed by a Nominating Committee of the Board with the allowance for withholding of voting for one or more individuals proposed for election. The Shareholders entitled to vote may by a majority vote of the Shareholders entitled to vote (which vote may be without the necessity of concurrence by the Trustees) remove a Trustee from office.

The Bylaws allow for the use of voting by written proxy. The Bylaws also allow for action to be taken by a writing signed by the holders of shares as would be needed to approve the action at a meeting of shareholders of the Trust.

The Trust is to hold an annual meeting of shareholders each year no earlier than thirty days after the Trust distributes its annual report to the shareholders. Special meetings of shareholders may be called by Board of Trustees or the President and will be called upon written request by holders of ten percent or more of the voting power. A quorum to transact business at the annual or a special meeting is a majority of the issued and outstanding shares.

TRANSFERS OF SHARES

The Offering is made pursuant to the provisions of the SEC’s Regulation A and qualification under laws of certain states. Accordingly Shares in this Offering may be transferred without restrictions under applicable securities laws and regulations. Certain offerings of Shares by the Trust have and may continue to be pursuant to claimed exemptions from registration under the Securities Act of 1933 and applicable state laws. Such exemptions require the Trust to restrict purchasers of Shares in those prior offerings from reselling their Shares acquired pursuant to such exempt purchases absent compliance with certain limitations.

The ownership of Shares of the Trust is maintained in the books and records of the Trust. Accordingly, transfers of, or other changes in ownership of Shares, is to be made by the shareholder, or their legal representative, requesting the Trust to update its records of ownership for the Shares. Transfers are subject to provisions of the Declaration of Trust and applicable law, including restrictions on transfers arising under applicable federal and state securities laws (should the Shares have been issued pursuant to exemptions from registration which involved the placement of restrictions on subsequent transfers by the shareholder).

The Trust permits certain shareholders to register for the shareholder’s Shares to pass to a designated beneficiary on the death of the shareholder. This is done by completion of such a transfer on death registration with the Trust on forms it requires for that purpose. Upon the death of a shareholder, the designated beneficiary of the transfer on death registration may deliver to the Trust evidence of the death and such additional documentation as the Trust may request to effect the registration of the Shares into the name of the beneficiary. Absent such transfer on death registration, the individual or entity administering the deceased shareholder’s estate will need to request the transfer of the deceased shareholder’s Shares in accordance with applicable law and the shareholder’s estate plans, if any. There is currently no trading market for outstanding Shares of the Trust and there can be no assurance that a public market will ever develop for the Shares in this Offering.

As Section 6.3 of the Declaration of Trust limits any shareholder to holding in excess of 9.8% of the outstanding Shares, the Trust may decline to a transfer of Shares that would result in the recipient of the Shares to be transferred exceeding the limitation. Section 6.6 of the Declaration permits the Trust to repurchase Shares if (i) holdings by five or fewer shareholders, on an aggregate basis, hold more than fifty percent of the outstanding shares (determined after attributing to such shareholders Shares held of record by third parties in accordance with regulations under the Internal Revenue Code which would not permit the Trust to be qualified as a real estate investment trust for tax purposes); and (ii) a shareholder holds only a small quantity of Shares in their account. The price paid for such repurchase by the Trust in either situation would be the current price at which shares offered by the Trust for purchase (exclusive of any fees payable by the purchaser with respect to such Shares) and if there is no then current offering price for the Shares, the Board of Trustees may establish the price at which Shares would be offered.

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Section 6.6 of the Declaration also permits the Trust to repurchase Shares when the value of Shares held by a shareholder falls below a certain level as may established by the Board of Trustees from time to time. The Board of Trustees has established the minimum value for Class A and I Shares at $50,000 and for Class B Shares at $25,000.

SHARE REPURCHASE PLAN

To provide shareholders with an opportunity for liquidity with respect to our Shares, we have from time to time maintained arrangements permitting shareholders who have held their Shares for at least one year the right to request the repurchase by the Trust of all or a portion of their Shares under the terms of the Trust’s Share Repurchase Plan. The repurchase price is based on the then current price at which shares offered by the Trust for purchase (exclusive of any fees payable by the purchaser with respect to such Shares) and if there is no then current offering price for the Shares, the Board of Trustees may establish the price at which Shares would be offered.

With respect to such actual or established price, a ten percent discount will be applied to determine the repurchase price. Provided, however, for Class I Shares that have been held for ten years, the discount is the lesser of five percent or $3,000.

The current Share Repurchase Plan contemplates repurchases of Shares by the Trust being subject to individual and aggregate limits. The individual limits are (A) a shareholder may not request repurchases of their Shares which would result in payments for their Shares in excess of $250,000 (or 25% of their Shares held) during a twelve month period, unless a waiver of such limitation is approved by the Board of Trustees; and (B) a requested repurchase may not result in the value of the remaining Shares held by the requesting shareholder after giving effect to the requested redemption falling below such level as may be established from time to time by the Board of Trustees (currently $50,000 for Class A and Class I Shares and $25,000 for Class B Shares), unless a waiver of such limitation is approved by the Board of Trustees. The aggregate limit restricts the Trust to repurchases during any quarter to not exceed the sum of (A) one-half of the sum of amounts participants in the Trust’s and the UPREIT’s Distribution Reinvestment Plans elected in the prior quarter to take Shares or Units in lieu of cash payment of the distributions and (B) the proceeds received by the Trust from the issuance of Shares during the prior quarter for cash investment in the Trust. The current program further provides that should the requested repurchases exceed the funds the Board of Trustees allocates, priority is to be given:

●	first to satisfy required minimum distributions required to be made by retirement account shareholders;
●	next to shareholders subject to a “hardship” (death or certain disabilities);
●	then among unmet repurchases requested in the prior quarter on a prorated basis; and
●	finally among current requests on a prorated basis.

The Board of Trustees reserves the absolute right to terminate, suspend or amend the Share Repurchase Program at any time without shareholder approval if the Trustees believe such action is in the best interest of the Trust or if they determine the funds otherwise available to fund our Share repurchase are needed for other purposes.

The following table identifies the share repurchases by class and the amounts paid in such repurchase calendar years 2025, 2024 and 2023:

	Class A Shares	Class B Shares	Class I Shares
2025	$2,827,840 paid for 156,592 shares	$1,192,258 paid for 65,961 shares	$528,498 paid for 30,906 shares
2024	$2,114,924 paid for 118,995 shares	$1,200,836 paid for 67,157 shares	$1,100,848 paid for 64,377 shares
2023	$2,876,372 paid for 167,726 shares	$890,598 paid for 52,366 shares	None

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LIMITED LIABILITY OF SHAREHOLDERS

The Trust is an unincorporated business trust organized and registered under North Dakota law. No individual shareholder is to be personally liable as such for any liabilities, debts or obligations of, or claim against, the Trust wherever arising, and whether arising before or after such shareholder became the owner or holder of Shares thereof. No shareholder shall be held to any personal liability whatsoever in connection with the affairs of the Trust, and all persons shall look solely to the Trust for satisfaction of claims of any nature and the Trust shall be solely liable therefore and resort shall be had solely to the Trust for the payment.

In respect to tort claims, contract claims where shareholder liability is not negated, claims for taxes and certain statutory liabilities, it is possible that shareholders may, in jurisdictions other than North Dakota, be held personally liable to the extent that such claims are not satisfied by the Trust. This is because some other jurisdictions (where the Trust may acquire property) have not, by specific legislation or case law, granted limited liability to shareholders (beneficiaries) of a business trust. In any such event, however, the shareholder would be entitled to reimbursement (and indemnity) from the general assets of the Trust. Under the terms of the Amended and Restated Declaration of Trust, the Shares being offered hereby will not be subject to further calls or assessments by the Trust. All agreements of the Trust expressly will include a provision that shareholders have no personal liability thereunder. The Trust does not believe that shareholders are exposed to any significant risk, however because (i) the Trust’s assets are expected to be adequate to meet its obligations, (ii) all contract claims will be negated as described in the preceding sentence, (iii) Trust mortgages, if any, will be non-recourse, and (iv) the Trust will carry insurance which the Trust considers adequate to cover probable tort claims. In addition, if the Trust or its counsel believes there is a question of liability in any state where the Trust may acquire property, the Trust will likely acquire such property through a wholly-owned real estate investment trust subsidiary corporation or limited liability company, and this would further limit or eliminate any such possible shareholder liability.

ACCESS TO RECORDS

Any shareholder and any designated representative thereof shall be permitted access to all records of the Trust at all reasonable times, and may inspect and copy any of them. Inspection of the Trust books and records shall be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses, and telephone numbers of the shareholders of the Trust along with the number of Shares held by each of them (the “Shareholder List”) shall be maintained as part of the books and records of the Trust and shall be available for inspection by any shareholder or the shareholder’s designated agent at the home office of the Trust upon the request of the shareholder. The Shareholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Shareholder List shall be mailed to any shareholder requesting the Shareholder List within ten days of the request. The copy of the Shareholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by the Trust. If the Advisor or Trustees neglects or refuses to exhibit, produce, or mail a copy of the Shareholder List as requested, the Advisor, and the Trustees shall be liable to any shareholder requesting the list for the costs, including attorneys’ fees, incurred by that shareholder for compelling the production of the Shareholder List, and for actual damages suffered by any shareholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Shareholder List is to secure such list of shareholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a shareholder relative to the affairs of the Trust. The Trust may require shareholders requesting the Shareholder List to represent that the list is not requested for a commercial purpose unrelated to the shareholder’s interest in the Trust. The remedies provided hereunder to shareholders requesting copies of the Shareholder List are in addition to, and shall not in any way limit, other remedies available to shareholders under federal law, or the laws of any state.

REPORTS TO SHAREHOLDERS

The Trust shall cause to be prepared and mailed or delivered to each shareholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of the Trust within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the initial public Offering of its securities which shall include: (a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (b) the ratio of the costs of raising capital during the period to the capital raised; (c) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Trust and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Trust; (d) the total operating expenses of the Trust, stated as a percentage of average invested assets and as a percentage of its net income; (e) a report from the independent trustees that the policies being followed by the Trust are in the best interests of its shareholders and the basis for such determination; and (f) separately stated, full disclosure of all material terms, factors, and circumstances surrounding any and all transactions involving the Trust, Trustees, Advisors, Sponsors and any Affiliates thereof occurring in the year for which the annual report is made. Independent Trustees shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.

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FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in the Shares in this Offering. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “the Trust,” “we,” “our” and “us” mean only Dakota Real Estate Investment Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. References to “UPREIT” means the Dakota UPREIT, Limited Partnership, a North Dakota limited partnership and the operating partnership of the Trust. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate the Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

●	financial institutions;

●	insurance companies;

●	broker-dealers;

●	regulated investment companies;

●	partnerships and trusts;

●	persons who hold our Shares as nominees on behalf of other persons;

●	persons who receive our Shares through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

●	persons holding our Shares as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

●	“S” corporations; and, except to the extent discussed below:

●	tax-exempt organizations.

This summary assumes that investors will hold their trust Shares as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our trust Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our trust Shares will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our trust Shares.

TAXATION OF THE TRUST

Beginning with its tax year ending December 31, 2000, the Trust has elected to be taxed as a Real Estate Investment Trust (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

Beginning with its tax year ending December 31, 2000, the Trust believes that it has been organized and has operated, and the Trust intends to continue to be organized and operate, in a manner to qualify as a REIT, but there can be no assurance that the Trust will qualify or remain qualified as a REIT.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of Share and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by our attorneys. We have not requested a legal opinion from our attorneys regarding the taxable status of the Trust in connection with the offering of our Shares. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

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TAXATION OF REITS IN GENERAL

Our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. (See “Failure to Qualify.”)

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our shareholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon distribution to our shareholders.

Distributions from REITs are generally taxed at ordinary tax rates. Distributions from us and from other entities taxed as REITs will typically not be taxed as “qualifying distributions,” meaning that they will not enjoy the preferential capital gains tax rates. (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

As set forth in Tax Cuts and Jobs Act, however, for taxable years prior to 2026, individual shareholders are generally allowed to deduct 20% of the aggregate amount of ordinary distributions distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary distributions to 29.6%.

Any net operating losses and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. (See “Taxation of Shareholders.”)

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

●	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

●	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. (See “Prohibited Transactions” and “Foreclosure Property.”)

●	If we elect to treat property that we acquire by foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 21%).

●	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

●	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

●	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

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●	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “Requirements for Qualification—General.”

●	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

●	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

●	The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION—GENERAL

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable Shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding Shares are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and
(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Our charter provides restrictions regarding the ownership and transfer of our Shares, which are intended to assist us in satisfying the Share ownership requirements described in conditions (5) and (6) above. In addition, our charter restricts the ownership and transfer of our Shares so that we should continue to satisfy these requirements.

To monitor compliance with the Share ownership requirements, we generally are required to maintain records regarding the actual ownership of our Shares. To do so, we must demand written statements each year from the record holders of significant percentages of our Shares and the record holders must disclose the actual owners of the Shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our Shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.

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The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See “Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions will be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

EFFECT OF SUBSIDIARY ENTITIES

Ownership of Partnership Interests

If we are a partner or a member of an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our UPREIT partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

The Trust has control over the UPREIT and intends to operate it in a manner that is consistent with the requirements for qualification of the Trust as a REIT. (See “Tax Aspects of the Trust’s Ownership of Interests in UPREIT.”)

The Bipartisan Budget Act of 2015 changed the rules applicable to United States federal income tax audits of partnerships. Under these rules, among other changes and subject to certain exceptions, any audit adjustments to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and resulting taxes, interest or penalties are assessed and collected, at the partnership level. It is possible that the new rules could result in our UPREIT partnerships being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to as “pass-through subsidiaries.”

If a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. (See “Asset Tests” and “Income Tests.”)

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Taxable REIT Subsidiaries (a “TRS”)

In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as a Taxable REIT Subsidiary (a “TRS”). A REIT is permitted to own up to 100% of the Shares of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the Shares will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% (25% for taxable years before 2018) of the value of a REIT’s assets may consist of Shares or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally is subject to corporate income tax on its earnings, that may reduce the cash flow which we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the Shares issued by a taxable subsidiary to us are an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below.

Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use those entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of certain instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. (See “Income Tests.”) A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

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INCOME TESTS

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply; however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount equal to at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as distribution income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

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ASSET TESTS

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include the Trust’s allocable share of real estate assets held by UPREIT, including interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans and debt instruments issued by publicly-offered REITs. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.

Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 20% (25% for taxable years before 2018) of the value of our total assets.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the Internal Revenue Service with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

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No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

ANNUAL DISTRIBUTION REQUIREMENTS

In order to maintain our REIT status, we are required to make distributions, other than capital gain distributions, to our shareholders in an amount at least equal to:

(a)	the sum of:

(1)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the distributions paid deduction, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration. In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential distributions.” A distribution is not a preferential distribution if the distribution is (1) pro rata among all outstanding Shares within a particular class, and (2) in accordance with the preferences, if any, among different classes of Shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their Shares by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Internal Revenue Code, our deduction for any net operating loss carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017 is limited to 80% of our taxable income (determined without regard to the deduction for distributions paid), and any unused portion of losses arising in taxable years after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary distributions or capital gains. (See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”)

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

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It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency distributions” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency distributions. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency distributions.

FAILURE TO QUALIFY

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “Income Tests” and “Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax (for taxable years before 2018), on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributions may be eligible for the distributions received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

PROHIBITED TRANSACTIONS

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and so that no sale of any such asset will be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

FORECLOSURE PROPERTY

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

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TAXATION OF SHAREHOLDERS

Taxation of Taxable Domestic Shareholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic shareholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the distributions received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 15% or 20% maximum federal rates) for qualified distributions received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

●	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

●	distributions received by the REIT from TRSs or other taxable C corporations; or

●	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain distributions will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its Shares. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. (See “Taxation of the Trust—Annual Distribution Requirements.”) Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of either 15% or 20% depending on the individual’s income in the case of shareholders that are individuals, trusts and estates, and 21% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s Shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s Shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s Shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the Shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. (See “Taxation of the Trust—Annual Distribution Requirements.”) Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the Internal Revenue Code, a REIT’s deduction for any net operating loss carryforwards arising from losses it sustains in taxable years beginning after December 31, 2017 is limited to 80% of a REIT’s taxable income (determined without regard to the deduction for distributions paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely. Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.

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Dispositions of Our Shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our Shares will be subject to a maximum federal income tax rate of either 15% or 20% depending on income if the Shares are held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if the Shares are held for one year or less. In either case, these gains may also be subject to a 3.8% net investment income tax, depending on income. Gains recognized by shareholders that are corporations are subject to federal income tax currently at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our Shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of trust Shares by a shareholder who has held the Shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our Shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our trust Shares or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Unearned Income Medicare Tax. Under the Health Care and Education Reconciliation Act of 2010, amending the Patient Protection and Affordable Care Act, high income U.S. individuals, estates and trusts will be subject to an additional 3.8% tax on net investment income. For these purposes, net investment income includes distributions and gains from sales of stock. In the case of an individual the tax will be 3.8% of the lesser of the individuals’ net investment income or the excess of the individuals’ modified adjusted gross income over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual. U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of Shares.

Adjustment to Reduced Tax Rate Provisions. The American Taxpayer Relief Act of 2012 [note to draft, is this still the driver of the 0-15-20% gain rates?], eliminated certain sunset provisions described herein. For 2026, the expected capital gains and qualifying distributions [note to draft – are Dakota REIT shareholders receiving “qualifying distributions” or is it just capital gain from a sale back or to a third party?] rates are:

●	0% for: (i) single filers (and married filing separately) with taxable income up to $49,450; (ii) head of household filers with taxable income up to $66,900; and (iii) married filing jointly with taxable income up to $98,900

●	15% for: (i) single filers (and married filing separately) with taxable income from $49,451 to $545,500; (ii) head of household filers with taxable income from $66,901 to $579,600; and (iii) married filing jointly with taxable income from $98,901 to $613,700

●	20% for: (i) single filers (and married filing separately) with taxable income above $545,500; (ii) head of household filers with taxable income above $579,600; and (iii) married filing jointly with taxable income above $613,700

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic holder of our Shares will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to our Shares. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

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Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt holder has not held our Shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our Shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our Shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our Shares could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our Shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our Shares, collectively owns more than 50% of our Shares. Certain restrictions on ownership and transfer of our Shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our Shares and should generally prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our Shares.

TAX ASPECTS OF THE TRUST’S OWNERSHIP INTEREST IN UPREIT

General

All of our investments are held indirectly through the UPREIT. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through the UPREIT.

Entity Classification

We believe that the UPREIT will be treated as a partnership for federal income tax purposes and will not be taxable as a corporation. If the UPREIT were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests.

A partnership is a “publicly traded partnership” under Section 7704 of the Internal Revenue Code if:

●	interests in the partnership are traded on an established securities market; or

●	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

The UPREIT currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of UPREIT Units to redeem UPREIT Units for the Trust Shares could cause UPREIT Units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if UPREIT Units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, the UPREIT cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, the UPREIT will continue to qualify for any of the safe harbors in the future.

64

If the UPREIT is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and, other types of passive income. We believe that the UPREIT will have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to the Trust in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although a difference exists between these two income tests regarding whether rent is considered from a related tenant, we do not believe that this difference would cause the UPREIT not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Final anti-abuse Treasury regulations have been issued under the partnership provisions of the Internal Revenue Code that authorize the Internal Revenue Service, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public Offering to a partnership in exchange for a General Partnership interest. The Limited Partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. Some Limited Partners have the right, beginning two years after the formation of the partnership, to require the repurchase of their Limited Partnership Interests in exchange for cash or REIT stock. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the Internal Revenue Service. However, repurchase rights associated with certain UPREIT Limited Partnership Interests will not conform in all respects with the repurchase rights in the foregoing example. Moreover, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot provide any assurance that the Internal Revenue Service will not attempt to apply the anti-abuse regulations to it. Any such action could potentially jeopardize the Trust’s status as a REIT and materially affect the tax consequences and economic return resulting from an investment in the Trust.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit

A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of the UPREIT are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations with Respect to the Properties

Under Section 704(c) of the Internal Revenue Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as a book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury Regulations promulgated under Section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The Limited Partnership Agreement of UPREIT requires that these allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The UPREIT and the Trust have determined to use the traditional method of accounting for book-tax differences with respect to the properties initially contributed to the UPREIT on its formation or subsequently acquired by merger or contribution.

65

In general, if any asset contributed to or revalued by the UPREIT is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including possibly the Trust, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by the UPREIT and increased taxable income and gain on sale. Thus, the Trust, as a partner of the UPREIT, may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause the Trust, as a partner of the UPREIT, to recognize taxable income in excess of the cash distribution received. This excess taxable income is sometimes referred to as “phantom income.” Because the Trust relies on cash distributions from the UPREIT to meet its REIT distribution requirements, which are specified percentages of its REIT taxable income, the recognition of this phantom income might adversely affect the Trust’s ability to comply with those requirements. In this regard, it should be noted that as the General Partner of the UPREIT, the Trust will determine, taking into account the tax consequences to it, when and whether to sell any given property.

BACKUP WITHHOLDING AND INFORMATION REPORTING

We will report to our domestic shareholders and the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to distributions paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

We must report annually to the Internal Revenue Service and to each non-U.S. shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

If we take an organizational action such as a split of our Stock, a merger of the Trust, complete certain acquisitions, or make distributions that exceed our current or accumulated earnings and profits, we will report to each shareholder and to the IRS a description of the action and the quantitative effect of that action on the tax basis of the applicable Shares. Although corporations generally qualify as exempt recipients, an S Corporation will not qualify as an exempt recipient with respect to our Shares that the S corporation acquires on or after January 1, 2012. Thus, the transfer or repurchase of our Shares acquired by an S corporation on or after January 1, 2012 will be subject to the reporting requirements discussed above.

Payment of the proceeds of a sale of our trust Shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our trust Shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

66

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review. No assurances can be given as to whether or in what form the U.S. federal income tax laws applicable to us and our shareholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our Shares.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Shares.

LEGAL MATTERS AND AUDIT

The validity and legality of the Shares offered hereby will be passed upon for the Trust by Fremstad Law Firm, PLLC of Fargo, North Dakota.

The audited financial statement included in this Offering Circular have been audited by Eide Bailly LLP, independent certified public accountants.

67

Dakota Real Estate Investment Trust

Audited Consolidated Financial Statements
December 31, 2025 and 2024

Dakota Real Estate Investment Trust

Financial Statement

Table of Contents December 31, 2025, 2024 and 2023

Independent Auditor’s Report

To the Board of Trustees

Dakota Real Estate Investment Trust

Fargo, North Dakota

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Dakota Real Estate Investment Trust, which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and other comprehensive income, equity, and cash flows for the years ended December 31, 2025, 2024, and 2023, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Real Estate Investment Trust as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025, 2024, and 2023 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of Dakota Real Estate Investment Trust and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Dakota Real Estate Investment Trust’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Dakota Real Estate Investment Trust’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Dakota Real Estate Investment Trust’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Supplementary Information

Our audits were conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The Consolidated Schedules of Funds from Operations is presented for the purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

Fargo, North Dakota

March 11, 2026

Dakota Real Estate Investment Trust

Consolidated Balance Sheets

December 31, 2025 and 2024

	2025	2024

Assets

Real Estate Investments
Real Estate	$769,388,946	$687,673,540
Investments in Unconsolidated Partnerships	-	1,411,530

Total Real Estate Investments	769,388,946	689,085,070

Cash and Cash Equivalents	5,811,188	4,259,568
Restricted Cash	20,360,113	17,140,669
Tenant Receivables	2,290,774	2,476,130
Straight-Line Rent Receivable	3,778,452	3,354,496
Due from Related Party	1,012,878	2,077,047
Related Party Notes Receivable	11,000,000	11,000,000
Prepaid Expenses and Other Assets	5,960,527	4,473,061
Assets Held For Sale	3,968,625	-
Intangible Assets, net	6,782,924	6,302,473
Finance Lease Right-Of-Use Assets	2,300,434	2,359,378
Interest Rate Swaps, at Fair Value	4,724,938	7,701,602

	$837,379,799	$750,229,494
Liabilities

Mortgage Notes Payable, net	$530,895,941	$470,222,708
Lines of Credit	26,749,212	10,850,000
Special Assessments Payable	5,252,803	4,269,943
Tenant Security Deposits Payable	4,211,371	3,672,230
Liabilities Associated With Assets Held For Sale	2,838,998	-
Accrued Expenses and Other Liabilities	15,443,608	15,212,276
Interest Rate Swaps, at Fair Value	1,090,040	156,098
Finance Lease Liabilities	2,507,355	2,512,006
Total Liabilities	588,989,328	506,895,261

Equity

Beneficial Interest	140,241,911	135,855,632
Noncontrolling Interest	108,148,560	107,478,601
	248,390,471	243,334,233

	$837,379,799	$750,229,494

F-1

Dakota Real Estate Investment Trust

Consolidated Statements of Operations and Other Comprehensive Income

Years Ended December 31, 2025, 2024 and 2023

	2025	2024	2023

Rental Revenue	$106,883,788	$97,143,273	$91,906,796

Expenses
Expenses from Rental Operations
Interest Expense	25,275,008	21,651,848	19,670,354
Depreciation and Amortization	23,523,067	20,148,336	18,402,534
Real Estate Taxes	11,978,813	11,232,328	10,926,073
Utilities	8,275,547	7,171,279	6,799,882
Maintenance and Payroll	15,328,893	14,344,114	14,308,920
Property Management	4,205,140	3,766,807	3,481,136
Advertising and Marketing	882,114	870,769	748,962
Insurance	2,841,568	2,597,765	2,184,347
Other	1,973,033	2,042,535	1,749,597
	94,283,183	83,825,781	78,271,805

Administration of REIT
Advisory Management	3,811,525	3,478,351	3,200,300
Directors’ Fees	124,488	99,322	121,573
Administration and Professional	424,114	365,080	327,335
Insurance	80,475	78,629	71,685
	4,440,602	4,021,382	3,720,893

Total Expenses	98,723,785	87,847,163	81,992,698

Other Income (Expense)
Gain (Loss) on Sale of Real Estate	197,633	-	(1,099,389)
Gain (Loss) on Involuntary Conversion of Property	-	-	1,501,507
Insurance Proceeds	-	716,422	-
Impairment of Lease Assets	-	-	(949,291)
Loss on Impariment of Investment in
Unconsolidated Partnerships	(1,411,530)	-	-
Gain (Loss) from Investments in
Unconsolidated Partnerships	380,169	(13,246)	(118,040)
Interest Income	1,189,226	1,241,941	1,210,269
Other Income	821,895	128,773	113,993
	1,177,393	2,073,890	659,049

Net Income	9,337,396	11,370,000	10,573,147
Net Income Attributable to
Noncontrolling Interest	3,921,706	4,661,700	4,440,722
Net Income Attributable to Dakota
Real Estate Investment Trust	$5,415,690	$6,708,300	$6,132,425

Net Income	$9,337,396	$11,370,000	$10,573,147
Other comprehensive income (loss) - change in Fair Value of Interest Rate Swaps	(3,910,605)	(318,267)	(1,892,861)
Comprehensive income	5,426,791	11,051,733	8,680,286
Comprehensive income attributable to the
Noncontrolling Interest	2,224,984	4,531,211	3,645,720
Comprehensive income attributable to Dakota
Real Estate Investment Trust	$3,201,807	$6,520,522	$5,034,566

F-2

Dakota Real Estate Investment Trust

Consolidated Statements of Equity

Years Ended December 31, 2025, 2024 and 2023

				Accumulated
		Common		Other	Total
	Common	Shares	Accumulated	Comprehensive	Beneficial	Noncontrolling	Total
	Shares	Amount	Deficit	Income (Loss)	Interest	Interest	Equity

Balance, December 31, 2022	12,482,339	$139,973,907	$(34,836,370)	$5,660,179	$110,797,716	$90,607,917	$201,405,633

Common Shares issued	1,143,190	20,577,408			20,577,408		20,577,408
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units						6,221,469	6,221,469
UPREIT units converted to REIT common shares	10,000	180,000			180,000	(180,000)	-
Repurchase of Shares/Units	(220,093)	(3,766,970)			(3,766,970)	(1,293,690)	(5,060,660)
Dividends and Distributions			(12,304,189)		(12,304,189)	(8,777,746)	(21,081,935)
Dividends and Distributions
Reinvested	514,753	8,802,275			8,802,275	2,731,853	11,534,128
Syndication Costs		(117,368)			(117,368)		(117,368)
Net Income			6,132,425		6,132,425	4,440,722	10,573,147
Change in Fair Value of
Interest Rate Swap				(1,097,859)	(1,097,859)	(795,002)	(1,892,861)

Balance, December 31, 2023	13,930,189	$165,649,252	$(41,008,134)	$4,562,320	$129,203,438	$92,955,523	$222,158,961

F-3

Dakota Real Estate Investment Trust

Consolidated Statements of Equity

Years Ended December 31, 2025, 2024 and 2023

				Accumulated
		Common		Other	Total
	Common	Shares	Accumulated	Comprehensive	Beneficial	Noncontrolling	Total
	Shares	Amount	Deficit	Income (Loss)	Interest	Interest	Equity

Balance, December 31, 2023	13,930,189	$165,649,252	$(41,008,134)	$4,562,320	$129,203,438 #	$92,955,523	$222,158,961

Common Shares issued	523,060	9,938,124			9,938,124		9,938,124
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units						20,076,468	20,076,468
UPREIT units converted to REIT common shares	14,415	273,894			273,894	(273,894)	-
Repurchase of Shares/Units	(250,529)	(4,416,608)			(4,416,608)	(2,473,905)	(6,890,513)
Dividends and Distributions			(13,824,861)		(13,824,861)	(9,540,127)	(23,364,988)
Dividends and Distributions
Reinvested	454,309	8,200,286			8,200,286	2,203,325	10,403,611
Syndication Costs		(39,163)			(39,163)		(39,163)
Net Income			6,708,300		6,708,300	4,661,700	11,370,000
Change in Fair Value of
Interest Rate Swap				(187,778)	(187,778)	(130,489)	(318,267)

Balance, December 31, 2024	14,671,444	$179,605,785	$(48,124,695)	$4,374,542	$135,855,632	$107,478,601	$243,334,233

F-4

Dakota Real Estate Investment Trust

Consolidated Statements of Equity

Years Ended December 31, 2025, 2024 and 2023

				Accumulated
		Common		Other	Total
	Common	Shares	Accumulated	Comprehensive	Beneficial	Noncontrolling	Total
	Shares	Amount	Deficit	Income (Loss)	Interest	Interest	Equity

Balance, December 31, 2024	14,671,444	$179,605,785	$(48,124,695)	$4,374,542	$135,855,632 #	$107,478,601	$243,334,233

Common Shares issued	619,884	11,777,795			11,777,795		11,777,795
Contribution of Assets in exchange for the issuance of Noncontrolling Interest Units						12,992,628	12,992,628
Repurchase of Shares/Units	(252,935)	(4,542,349)			(4,542,349)	(6,564,482)	(11,106,831)
Dividends and Distributions			(14,734,361)		(14,734,361)	(10,774,397)	(25,508,758)
Dividends and Distributions
Reinvested	486,760	8,786,025			8,786,025	2,736,958	11,522,983
Syndication Costs		(48,370)			(48,370)		(48,370)
Net Income			5,415,690		5,415,690	3,921,706	9,337,396
Change in Fair Value of
Interest Rate Swap				(2,268,151)	(2,268,151)	(1,642,454)	(3,910,605)

Balance, December 31, 2025	15,525,153	$195,578,886	$(57,443,366)	$2,106,391	$140,241,911	$108,148,560	$248,390,471

F-5

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31, 2025, 2024 and 2023

	2025	2024	2023

Operating Activities
Net Income	$9,337,396	$11,370,000	$10,573,147
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	21,120,367	19,133,355	17,711,844
Amortization	2,402,701	1,014,981	690,690
Straight-Line Rent	(423,956)	(203,565)	(287,632)
Amortization of Debt Issuance Costs	655,547	464,340	518,524
Amortization of Debt Discount	390,630	207,354	-
Loss (Gain) on Sale of Property	(197,633)	-	170,054
Gain on Involuntary Conversion of Property	-	-	(1,501,507)
Loss on Impairment of Investments	1,411,530	-	949,291
Noncash Portion of (Gain) Loss from Investments in
Unconsolidated Partnerships	(380,169)	13,246	118,040
Changes in Assets and Liabilities
Tenant Receivables	237,681	(163,294)	1,418,813
Due from Related Party	1,444,338	(735,365)	(631,055)
Prepaid Expenses and Other Assets	(1,345,020)	(1,596,823)	(891,775)
Accounts Payable	(334,308)	2,162,169	(375,214)
Accrued Expenses	(486,842)	913,575	(312,465)
Tenant Security Deposits Payable	552,326	447,121	3,703

Net Cash from Operating Activities	34,384,588	33,027,094	28,154,458

Investing Activities
Proceeds from Sale of Property	900,000	-	13,450,000
Receipt on Related Party Notes Receivable	-	3,000,000	2,000,000
Advances on Related Party Notes Receivable	-	(175,000)	(3,245,000)
Proceeds from Insurance Recovery	-	716,422	1,800,175
Capital Expenditures on Real Estate	(12,507,051)	(11,787,460)	(13,946,071)
Acquistions of Real Estate, net of restricted cash acquired	(25,258,307)	(22,981,727)	(5,562,389)

Net Cash used for Investing Activities	(36,865,358)	(31,227,765)	(5,503,285)

Financing Activities
Payments for Debt Issuance Costs	(748,325)	(926,586)	(175,451)
Principal Payments on Special Assessments	(358,449)	(277,998)	(265,322)
Repayment of Finance Lease Principal	(4,651)	1,808	1,389
Proceeds from Mortgage Notes Payable	65,502,595	64,093,791	5,819,687
Principal Payments on Mortgage Notes Payable	(59,675,367)	(60,608,660)	(36,608,163)
Proceeds from Lines of Credit	41,502,471	18,600,000	4,100,000
Principal Payments on Lines of Credit	(25,603,259)	(9,250,000)	(2,600,000)
Proceeds from Issuance of Common Shares	11,777,795	9,938,124	20,577,408
Dividends Paid	(5,948,336)	(5,624,575)	(6,284,352)
Distributions Paid	(8,037,439)	(7,336,802)	(8,208,467)
Repurchase of Common Shares	(4,542,349)	(4,416,608)	(3,766,970)
Repurchase of Noncontrolling Interest Units	(6,564,482)	(2,473,905)	(1,293,690)
Payment of Syndication Costs	(48,370)	(39,163)	(117,368)

Net Cash (used for) from Financing Activities	7,251,834	1,679,426	(28,821,299)

F-6

Dakota Real Estate Investment Trust

Consolidated Statements of Cash Flows

Years Ended December 31,2025, 2024 and 2023

	2025	2024	2023

Net Change in Cash and Cash Equivalents and Restricted Cash	4,771,064	3,478,755	(6,170,126)

Cash and Cash Equivalents and Restricted Cash at Beginning of Year	21,400,237	17,921,482	24,091,608

Cash and Cash Equivalents and Restricted Cash at End of Year	26,171,301	21,400,237	17,921,482

Cash and Cash Equivilants	5,811,188	4,259,568	4,840,345
Restricted Cash	20,360,113	17,140,669	13,081,137
	26,171,301	21,400,237	$17,921,482

Supplemental Disclosure of Cash Flow Information
Cash paid for Interest	$23,963,278	$20,869,848	$19,243,530

Supplemental Schedule of Noncash Financing and Investing Activities
Acquisition of Assets in exchange for the issuance of Noncontrolling Interest in UPREIT	$12,992,628	$20,076,468	$6,221,469

Acquisition of Assets in exchange for assumption of Mortgage Notes Payable, at Fair Market Value	$57,111,764	$13,102,712	$9,595,188

Aquisition of Assets in exchange for assumption of Liabilities	$1,114,434	$3,289,578	$-

Increase in Land due to increase in Special Assessments Payable	$1,341,309	$526,019	$164,401

Increase in Construction in Process from Accounts Payable	$-	$77,425	$-

Dividends Issued	$14,734,361	$13,824,861	$15,086,627
Dividends Reinvested	(8,786,025)	(8,200,286)	(8,802,275)
Dividends Paid	5,948,336	5,624,575	6,284,352

Distributions Issued	10,774,397	9,540,127	10,940,320
Distributions Reinvested	(2,736,958)	(2,203,325)	(2,731,853)
Distributions paid to Noncontrolling Interest in UPREIT	8,037,439	7,336,802	8,208,467

Total Dividends and Distributions Paid	$13,985,775	$12,961,377	$14,492,819

F-7

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Note 1 – Organization and Principal Business Activity

Organization

Dakota Real Estate Investment Trust (the Trust) is organized as a real estate investment trust (REIT) incorporated under the laws of North Dakota. Internal Revenue Code Section 856 requires that 75 percent of the assets of a REIT must consist of real estate assets and that 75 percent of its revenue must be derived from real estate.

The Trust is the general partner in Dakota UPREIT, a North Dakota limited partnership, with ownership of approximately 58% and 58% as of December 31, 2025 and 2024, respectively. Dakota UPREIT is the 100% owner of DPC Apartments, LLC, Central Park, LLC, Apartments at Eagle Lake, LLC, 1709 25th Avenue South, LLC, 200 Jackson Avenue, LLC, 415 SW 11th Street, LLC, Depot on Main Apartments, LLC, Hunter’s View Fargo, LLC, Hunter’s View Fargo 2, LLC, Sapphire Apartments, LLC, and Park View East Apartments, LLC.

Principal Business Activity

The Trust, through its general partner interest in Dakota UPREIT, owns and operates a diverse portfolio of multifamily and commercial real estate. As of December 31, 2025, the Trust’s portfolio consisted of the following:

●	4,739 apartment units

●	166 townhome units

●	2,743,830 of commercial square feet

These properties are located across North Dakota (Fargo, West Fargo, Bismarck, Minot, and Valley City), Minnesota (Moorhead, Lake Elmo, Baxter, Plymouth, Mendota Heights, Vadnais Heights, Eden Prairie, Apple Valley, Eagan, Golden Valley, Zimmerman, Ramsey, and Otsego), Iowa (Council Bluffs, Des Moines, and Johnston), Nebraska (Omaha, Bellevue, and Papillion), and South Dakota (Aberdeen, Watertown, and Sioux Falls).

As general partner of Dakota UPREIT, the Trust has full and exclusive management responsibility for the properties held by the UPREIT.

Note 2 – Principal Activity and Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Trust, and its operating partnership, Dakota UPREIT. The statements also include the accounts of the wholly-owned subsidiaries of Dakota UPREIT as detailed in Note 1 – Organization and Principal Business Activity. All significant intercompany transactions and balances have been eliminated in consolidation.

F-8

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with an original maturity of three months or less.

Restricted Cash

Restricted cash consists of amounts held in escrow for real estate taxes, insurance, and replacement reserves as required by mortgage lenders, as well as tenant security deposits. See Note 5 for the components of restricted cash.

Concentration of Credit Risk

The Trust’s cash and restricted cash balances are maintained in various bank deposit accounts. The deposit accounts may exceed federally insured limits at various times throughout the year. As of December 31, 2025 and 2024, cash balances that exceeded federally insured limits was $20,074,295 and $13,309,972, respectively.

Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications of amounts previously reported have been made to the accompanying statements to maintain consistency between periods presented. The reclassifications have no effect on net income or stockholders’ equity.

Tenant Receivables

Tenant receivables primarily represent amounts accrued and unpaid from tenants in accordance with the terms of the respective leases, subject to the Trust’s revenue recognition policy. The Trust reviews receivables monthly and writes off the remaining balance when, in the opinion of management, collection of substantially all remaining payments is not probable. When the Trust determines substantially all remaining lease payments are not probable of collection, it recognizes a reduction of rental revenues for all outstanding balances, including accrued straight-line rent receivables. Any subsequent receipts are recognized as rental revenues in the period received.

Related Party Notes Receivable

Notes receivable are reported at their outstanding unpaid principal balance adjusted for the allowance for credit losses. Interest income is accrued on the unpaid principal balance.

F-9

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Accrued interest receivable on loans totaling $11,000,000 at December 31, 2025 and 2024, was $66,306 and $2,077,047 as of December 31, 2025 and 2024, respectively, which is included in due from related party.

The Trust has determined that the accounting for nonrefundable fees and costs associated with originating loans does not have a material effect on its consolidated financial statements. As such, these fees and costs have been recognized during the period they are collected and incurred, respectively.

Allowance for Credit Losses (ACL) – Notes Receivable

The ACL for notes receivable, if any, is a valuation allowance for the current expected credit losses on the Trust’s notes receivable that is deducted from the note receivable’s amortized cost basis to present the net amount expected to be collected. Notes receivable are charged-off against the allowance when management believes the collectability of the balance is unlikely. Subsequent recoveries, if any, are credited to the ACL

Management estimates the allowance over the note receivable’s entire contractual term, adjusted for expected prepayments when appropriate. The allowance estimate considers information about specific borrower’s ability to pay, estimated collateral values, current economic conditions, and reasonable and supportable forecasts. As of December 31, 2025 and 2024 the ACL was zero.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following at December 31, 2025 and 2024:

	2025	2024

Prepaid Insurance and Other Operating Items	$5,356,951	$4,205,643
Earnest Money and Closing Deposits	200,622	-
Unamortized Debt Issuance Costs - Lines of Credit	187,861	-
Other	215,093	267,418
Total Prepaid Expenses and Other Assets	$5,960,527	$4,473,061

Real Estate

The Trust accounts for its real estate property acquisitions in accordance with Financial Accounting Standards Board (“FASB”) ASC 805. The Trust has concluded that the acquisition of real estate properties will be accounted for as an asset acquisition as opposed to a business combination. The Trust allocates the purchase price based upon the relative acquisition date fair value of the individual assets acquired and liabilities assumed, which generally include land, building and other improvements, in-place lease value intangibles, acquired above and below market lease intangibles, and assumed financing that is determined to be above or below market, if any. Transaction costs are capitalized as part of the cost of assets acquired.

F-10

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Furniture and fixtures purchased by the Trust are stated at cost less accumulated depreciation. Costs associated with the development and construction of real estate investments, including interest, are capitalized as a cost of the property. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for routine maintenance and repairs, which do not add to the value or extend useful lives, are charged to expense as incurred.

The Trust reviews the carrying value of property for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2025 and 2024.

Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15-20 years
Buildings and improvements	20-40 years
Furniture and fixtures	5-12 years

Properties Held for Sale

The Trust classifies a property as held for sale when it meets the criteria of ASC 360, Property, Plant, and Equipment, including management’s commitment to a plan to sell, the availability of the property for immediate sale, and the probability that the sale will be completed within one year. When these criteria are met, the assets and any related liabilities (primarily mortgage notes payable) are classified as a disposal group and are presented separately in the Consolidated Balance Sheets as Assets held for sale and Liabilities held for sale, respectively.

Assets held for sale are recorded at the lower of their carrying amount or fair value, less estimated costs to sell. Once classified as held for sale, depreciation and amortization of the real estate assets are suspended.

The results of operations for properties classified as held for sale or disposed of are reported as discontinued operations only if the disposal represents a strategic shift that has, or will have, a major effect on the Trust’s operations and financial results.

As of December 31, 2025, the Trust had three properties and their related mortgages classified as held for sale; however, management determined these pending dispositions did not meet the criteria for discontinued operations. There were no properties held for sale as of December 31, 2024.

F-11

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Investments in Unconsolidated Partnerships

Investments consist of limited partnership interests in entities owning real estate. Investments in limited partnership interests of more than 20 percent are accounted for under the equity method. Investments are stated at cost, plus the company’s equity in earnings or losses since acquisition, less any distributions received.

The Trust reviews investments in unconsolidated entities, to identify and evaluate whether events or changes in circumstances indicate that the carrying amount of our investments may not be recoverable. The Trust will record an impairment charge if we determine the fair value of the investment is less than its carrying value and such impairment is other-than-temporary. Our evaluation of changes in economic or operating conditions and whether an impairment is other-than-temporary may include developing estimates of fair value, forecasted cash flows or operating income before depreciation and amortization.

We estimate undiscounted cash flows and fair values, if applicable, using observable and unobservable data such as operating income before depreciation and amortization, hold periods, estimated capitalization rates, or relevant market multiples, leasing prospects and local market information, expected probabilities of outcomes, if applicable, and whether an impairment is other-than-temporary.

Intangible Assets

Intangible assets consist of the allocated cost of in-place leases and real estate tax abatements acquired in connection with the Trust’s real estate asset acquisitions.

Real Estate Tax Abatements

The Trust recognizes acquired property tax abatements as identifiable intangible assets. The cost of the tax abatement is amortized on a straight-line basis over the remaining contractual term of the abatement agreement, which generally ranges from five to six years.

Lease Intangible Assets

The Trust allocates a portion of the total cost of an asset acquisition to in-place lease intangibles. This allocation represents the estimated cost the Trust would have incurred to lease the property to its current occupancy level, including the opportunity cost of the lost rental revenue during a hypothetical lease-up period. In-place lease intangibles are amortized to amortization expense over the remaining weighted-average contractual term of the respective leases, which generally ranges from six to twelve months.

The gross carrying amount, accumulated amortization, and net book value of intangible assets as of December 31, 2025 and 2024 were as follows:

The gross carrying amount, accumulated amortization, and net book value of intangible assets as of December 31, 2025 and 2024 were as follows:

F-12

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

		Original	Accumulated	Unamortized
		Amount	Amortization	Balance
December 31, 2025

Real Estate Tax Abatement	Jackson Crossing	$4,000,000	$2,736,176	$1,263,824
Real Estate Tax Abatement	Nexus at Gray's Landing	1,549,836	744,135	805,701
Real Estate Tax Abatement	Depot on Main Apts	754,367	-	754,367
Lease Intangible Asset	Basset Creek	3,176,149	183,239	2,992,910
Lease Intangible Asset	DSG Warehouse	314,684	1,190	313,494
Lease Intangible Asset	Depot on Main Apts	249,650	124,825	124,825
Lease Intangible Asset	Hunter's View Apts	448,843	448,843	-
Lease Intangible Asset	Park View East Apts	543,530	271,765	271,765
Lease Intangible Asset	Sapphire Apts	512,075	256,037	256,038
		$11,549,134	$4,766,210	$6,782,924

		Original	Accumulated	Unamortized
		Amount	Amortization	Balance
December 31, 2024

Real Estate Tax Abatement	Jackson Crossing	$4,000,000	$2,104,597	$1,895,403
Real Estate Tax Abatement	Nexus at Gray's Landing	1,549,836	318,915	1,230,921
Lease Intangible Asset	Basset Creek	3,176,149	-	3,176,149
		$8,725,985	$2,423,512	$6,302,473

Amortization expense was $2,343,757, $950,493 and $631,746 for 2025, 2024, and 2023, respectively.

Future amortization expense related to intangible assets over the next five years are as follows:

Years ending December 31,	Amount

2026	$1,986,771
2027	1,317,277
2028	605,460
2029	391,172
2030	388,953
Thereafter	2,093,291
$6,782,924

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of amounts expected to be paid or recognized on the statement of operations within the following year for accounts payable, unearned rent, accrued real estate taxes, accrued interest, other accrued expenses and lessor obligations that were part of the tenant lease negotiations.

F-13

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Accrued expenses and other liabilities as of December 31, 2025, and 2024, were as follows:

	2025	2024

Accounts Payable	$523,690	$547,277
Unearned Rents	1,962,157	2,280,640
Accrued Real Estate Taxes	7,725,374	7,446,696
Accrued Interest	1,343,972	1,088,078
Other Accrued Expenses	891,274	848,433
Lessor Lease Obligations	2,997,141	3,001,152

	$15,443,608	$15,212,276

Debt Issuance Costs, Premiums, and Discounts

Loan costs incurred in connection with mortgage note payable financing have been capitalized and are being amortized over the life of the loan using the effective interest method. Unamortized debt issuance costs are reported on the balance sheet as a reduction of mortgage notes payable. Amortization of debt issuance costs is included in interest expense in the consolidated statement of operations.

Debt premiums and discounts, which are included in mortgage notes payable, are being amortized over the remaining life of the loan using the effective interest method. These debt premiums or discounts arise as part of purchase accounting for the fair value of debt assumed in acquisitions.

Debt issuance costs related to the Trust’s line-of-credit arrangements are deferred and presented as an asset within prepaid expenses and other assets on the consolidated balance sheets. These costs are amortized on a straight-line basis over the term of the respective credit agreement, regardless of whether there are any outstanding borrowings on the line of credit. Amortization of these costs is included in interest expense in the consolidated statements of operations.

Noncontrolling Interest

Interest in Dakota UPREIT held by limited partners is represented by operating partnership units. The operating partnerships’ net income and comprehensive income is allocated to holders of units based upon the ratio of their holdings to the total units outstanding during the period. Capital contributions, distributions, syndication costs, and net income or loss are allocated to noncontrolling interest in accordance with the terms of the operating partnership agreement.

Syndication Costs

Syndication costs consist of costs paid to attorneys, accountants, and selling agents, related to the raising of capital. Syndication costs are recorded as a reduction to equity.

Revenue Recognition

The Trust is the lessor for a portfolio of residential and commercial properties. All leases are classified as operating leases in accordance with ASC 842, Leases. Rental revenue is recognized on a straight-line basis over the non-cancelable term of the respective leases, commencing when the tenant takes control of the leased space.

F-14

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Residential Leases

Residential leases generally have terms of one year or less and are renewable upon consent of both parties. In accordance with the practical expedient provided by ASC 842, the Trust accounts for lease and non-lease components such as parking, storage, and non-refundable deposits as a single lease component. These items are bundled because the timing and pattern of revenue recognition are identical and the amenities are not typically leased independently. Lease income is recognized when the collection of lease payments is deemed probable.

Commercial Leases

Commercial leases often include fixed contractual rent escalations, which are recognized on a straight-line basis over the lease term. Any lease abatements or “free rent” periods are also straight-lined as a reduction to rental revenue.

Variable lease income including adjustments based on the Consumer Price Index (CPI) and percentage rent based on tenant sales thresholds is recognized in the period in which the changes in facts and circumstances on which the variable lease payments are based occur (i.e., when the revenue is earned).

We record base rents on a straight-line basis. The monthly base rent income according to the terms of our leases is adjusted so that an average monthly rent is recorded for each tenant over the term of its lease. The straight-line rent adjustment increased revenue by $423,956, $203,566, and $287,631 for the years ended December 31, 2025, 2024 and 2023, respectively. The straight-line receivable balance on the consolidated balance sheets as of December 31, 2025 and 2024 was $3,778,452 and $3,354,496, respectively.

Variable Lease Payments (Tenant Recoveries)

The Trust’s commercial leases generally contain provisions requiring tenants to reimburse a proportionate share of real estate taxes, insurance, and common area maintenance (CAM) costs. These amounts are considered variable lease payments and are recognized as revenue in the period the associated expenses are incurred.

Under ASC 842, the Trust has elected the practical expedient to not separate non-lease components (such as CAM reimbursements) from lease components (base rent). Because the timing and pattern of transfer are identical and the lease component is the predominant element, these components are presented as a single line item, rental revenue, in the consolidated statements of operations.

Tenant recoveries are estimated for billing purposes throughout the year. The Trust performs an annual reconciliation to adjust estimated billings to actual costs incurred. Any differences between estimated and actual recoveries are recognized in the period they become known and have historically been immaterial to the consolidated financial statements.

F-15

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Lease income related to the Trust’s operating leases is comprised of the following:

	Year ended December 31, 2025
	Residential	Commercial	Total

Lease income related to fixed lease payments	$61,864,128	$31,996,502	$93,860,630

Lease income related to variable lease payments	$1,283,071	$11,740,087	$13,023,158

Lease Income	$63,147,199	$43,736,589	$106,883,788

	Year ended December 31, 2024
	Residential	Commercial	Total

Lease income related to fixed lease payments	$55,183,741	$30,759,439	$85,943,180

Lease income related to variable lease payments	$679,582	$10,520,511	$11,200,093

Lease Income	$55,863,323	$41,279,950	$97,143,273

	Year ended December 31, 2023
	Residential	Commercial	Total

Lease income related to fixed lease payments	$50,188,946	$30,675,137	$80,864,083

Lease income related to variable lease payments	547,597	10,495,116	11,042,713

Lease Income	$50,736,543	$41,170,253	$91,906,796

Advertising and Marketing

Costs incurred for advertising and marketing are expensed as incurred. Advertising and marketing expense totaled $882,114, $870,769, and $748,962, for the years ended December 31, 2025, 2024 and 2023, respectively.

Income Taxes

The Trust is organized as a REIT, which calculates taxable income similar to other domestic corporations, with the major difference being that a REIT is entitled to a deduction for dividends paid. A REIT is generally required to distribute each year at least 90 percent of its taxable income. If it chooses to retain the remaining 10 percent of taxable income, it may do so, but it will be subject to a corporate tax on such income. REIT shareholders are taxed on REIT distributions of ordinary income in the same manner as they are taxed on other corporate distributions.

F-16

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

For the years ended December 31, 2025, 2024 and 2023, distributions have been determined to be treated as the following for income taxes:

Tax Status of Distributions	2025	2024	2023

Ordinary Income	55.00%	58.00%	44.00%
Return of Capital	45.00%	42.00%	56.00%

	100.00%	100.00%	100.00%

The Trust intends to continue to qualify as a REIT as defined by the Internal Revenue Code and, as such, will not be taxed on the portion of the income that is distributed to the shareholders. In addition, the Trust intends to distribute all its taxable income, therefore, no provision or liability for income taxes have been recorded in the consolidated financial statements.

Dakota UPREIT is organized as a limited partnership. Income or loss of the UPREIT is allocated to the partners in accordance with the provisions of the Internal Revenue Code 704(c). UPREIT status allows non-recognition of gain by an owner of appreciated real estate if that owner contributes the real estate to a partnership in exchange for partnership units. The conversion of UPREIT units to common shares of the REIT will be a taxable event to the limited partner.

As of December 31, 2025 and 2024, the unrecognized tax benefit accrual was zero. The Trust will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Fair Value Measurements

The Trust has determined the fair value of certain assets and liabilities in accordance with the provisions of FASB ASC Topic 820-10, which provides a framework for measuring fair value under generally accepted accounting principles.

ASC Topic 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820-10 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. ASC Topic 820-10 also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

Interest Rate Contracts and Hedging Activities

The Trust uses interest rate swap agreements to manage its exposure to interest rate risk. These derivative instruments are used to modify the interest rate characteristics of certain variable-rate debt by effectively converting it to a fixed-rate basis.

F-17

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

In accordance with ASC 815, Derivatives and Hedging, the Trust recognizes all derivative instruments as either assets or liabilities on the Consolidated Balance Sheets at fair value. For derivative instruments designated and qualifying as cash flow hedges, the gain or loss on the derivative is recorded in Accumulated Other Comprehensive Income (AOCI) and subsequently reclassified into interest expense in the same period during which the hedged transaction affects earnings.

Note 3 - Interest Rate Swaps

The Trust is exposed to certain risks arising from both its business operations and economic conditions. The Trust principally manages its exposures to a wide range of business and financial risks, including interest rate, convertible, and foreign currency risks, through the use of derivative financial instruments. Specifically, the Trust enters into interest rate swaps to manage its exposure to variable interest rates associated with its mortgage debt.

As of December 31, 2025, the Trust’s interest rate swaps are designated and qualify as cash flow hedges. The Trust assesses the creditworthiness of its counterparties and currently anticipates that they will be able to fully satisfy their obligations under the agreements.

The following table summarizes the derivative financial instruments utilized at December 31, 2025 and 2024:

	Balance Sheet Location	Notional Amount	Fair Value
December 31, 2025

Interest Rate Swaps	Assets	$64,936,750	$4,724,938	$-
Interest Rate Swaps	Liabilities	47,031,268	-	(1,090,040)
		$111,968,018	$4,724,938	$(1,090,040)

	Balance Sheet Location	Notional Amount	Fair Value
December 31, 2024

Interest Rate Swaps	Assets	$81,478,068	$7,701,602	$-
Interest Rate Swaps	Liabilities	23,431,314	-	(156,098)
		$104,909,382	$7,701,602	$(156,098)

F-18

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

The following table details the derivative financial instruments, the average remaining maturities and the weighted-average interest rates being paid and received at December 31, 2025 and 2024:

	Notional	Maturity	Fair
	Value	(Years)	Value
December 31, 2025

Interest Rate Swap	$5,033,870	2.90	$3,677
Interest Rate Swap	4,687,740	2.90	3,424
Interest Rate Swap	7,246,300	3.33	174,857
Interest Rate Swap	2,955,577	3.90	162,534
Interest Rate Swap	6,317,963	1.70	286,143
Interest Rate Swap	29,433,779	4.75	3,297,726
Interest Rate Swap	5,631,430	4.66	566,850
Interest Rate Swap	3,630,090	6.25	229,726
Interest Rate Swap	4,405,400	3.75	(77,653)
Interest Rate Swap	10,206,590	3.90	(314,146)
Interest Rate Swap	12,818,332	3.90	(334,525)
Interest Rate Swap	13,400,947	4.58	(275,139)
Interest Rate Swap	6,200,000	5.00	(88,576)

	$111,968,018		$3,634,898

	Notional	Maturity	Fair
	Value	(Years)	Value
December 31, 2024

Interest Rate Swap	$9,815,025	0.50	$163,760
Interest Rate Swap	5,194,110	3.90	127,533
Interest Rate Swap	4,837,000	3.90	118,765
Interest Rate Swap	7,478,760	4.33	413,539
Interest Rate Swap	3,057,535	4.90	282,745
Interest Rate Swap	6,548,045	2.70	563,067
Interest Rate Swap	30,493,562	5.75	4,789,390
Interest Rate Swap	5,832,990	5.66	848,746
Interest Rate Swap	3,734,441	7.25	367,800
Interest Rate Swap	4,486,600	4.75	26,257
Interest Rate Swap	10,385,196	4.90	(101,746)
Interest Rate Swap	13,046,118	4.90	(54,352)

	$104,909,382		$7,545,504

The following table summarizes the amount of gains (losses) included in the consolidated statements of operations and other comprehensive income for the years ended December 31, 2025, 2024 and 2023:

	Location	2025	2024	2023

Interest rate swaps	Other Comprehensive
	Income (Loss)	$(3,910,605)	$(318,267)	$(1,892,861)

F-19

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

The following table summarizes the reclassification of gains from AOCI into interest expense for the years ended December 31:

	2025	2024	2023

Reclassification adjustment
(reduction to interest expense)	$2,189,170	$3,072,679	$2,906,907

	$2,189,170	$3,072,679	$2,906,907

As of December 31, 2025, the Trust estimates that approximately $1,100,000 of unrealized losses currently maintained in AOCI will be reclassified into earnings as a decrease to interest expense during the next twelve months.

Note 4 - Fair Value Measurements

Fair Value Measurements on a Recurring Basis

There are three general valuation techniques that may be used to measure fair value on a recurring basis, as described below:

●	Market approach: This approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (e.g., recent sales of comparable real estate or market trades of similar debt instruments);

●	Income approach: This approach converts future amounts (such as cash flows or earnings) to a single present amount (discounted) using current market expectations about those future amounts. The Trust primarily utilizes the income approach, specifically discounted cash flow (DCF) analyses and option-pricing models, to value its interest rate swap derivative instruments;

●	Cost approach: This approach is based on the amount that currently would be required to replace the service capacity of an asset (often referred to as current replacement cost)

Interest rate swaps are classified as Level 2 within the valuation hierarchy. The Trust determines fair value using third-party pricing models that rely primarily on market-observable inputs, such as yield curves and interest rate indices, which can be corroborated by market data. These valuations also incorporate an assessment of counterparty credit risk and the Trust’s own non-performance risk. Management reviews and validates these third-party analyses to ensure the estimated values accurately reflect the fair value of the swap contracts as of the reporting date.

F-20

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3
December 31, 2025
Interest Rate Swaps	$4,724,938	$-	$4,724,938	$-
Total assets	$4,724,938	$-	$4,724,938	$-

Interest Rate Swaps	$1,090,040	$-	$1,090,040	$-
Total liabilties	$1,090,040	$-	$1,090,040	$-

		Quoted Prices in	Other Observable	Unobservable
		Active Markets	Inputs	Inputs
	Total	Level 1	Level 2	Level 3
December 31, 2024
Interest Rate Swaps	$7,701,602	$-	$7,701,602	$-
Total assets	$7,701,602	$-	$7,701,602	$-

Interest Rate Swaps	$156,098	$-	$156,098	$-
Total liabilties	$156,098	$-	$156,098	$-

The Trust had no assets or liabilities recorded at fair value on a nonrecurring basis as of December 31, 2024. During the year ended December 31, 2025, the Trust recorded a nonrecurring fair value measurement related to the impairment of its investment in certain unconsolidated partnerships.

	Fair Value at
Description	Measurement Date	Total Loss	Hierarchy

Intestment in Partnerships	$-	$1,411,530	Level 3

During the second quarter of 2025, the Trust recognized an other-than-temporary impairment related to its investments in certain unconsolidated partnerships. The fair value of these investments was determined to be zero. The Trust utilized Level 3 inputs to determine fair value, primarily based on internal underwriting utilizing a combination of the market approach, considering recent comparable transactions in the Western North Dakota market, and the income approach, utilizing capitalization rates applied to projected property-level earnings. These measurements are classified as Level 3 because the BOVs rely on significant unobservable inputs and professional judgment regarding property-specific conditions and market sentiment that cannot be corroborated by active market data.

F-21

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

The following table presents quantitative information about the significant unobservable inputs utilized in the nonrecurring fair value measurement:

Financial Asset	Valuation Technique	Unobservable Input	Weighted Average

Investment in Partnerships	Income Approach	Capitalization Rate	9.00%
	Market Approach	Comparable Sales
		Price (Per Unit)	$85,000

Note 5 - Restricted Cash

	2025	2024

Tenant Security Deposits	$4,348,250	$3,911,807
Real Estate Tax and Insurance Escrows	2,569,148	1,695,649
Replacement Reserves	10,288,840	8,313,040
Trust Reserves and Other	3,153,875	3,220,173

	$20,360,113	$17,140,669

Tenant Security Deposits

Pursuant to management policy, the Trust has set aside funds to repay tenant security deposits after lease termination, in accordance with requirements established by the state where the property is located.

Real Estate Tax and Insurance Escrows

Pursuant to the terms of certain mortgages and management policy, the Trust established and maintains a real estate tax escrow and insurance escrow to pay real estate taxes and insurance. The Trust is to contribute to the account monthly an amount equal to 1/12 of the estimated real estate taxes and insurance premiums.

Replacement Reserves

Pursuant to the terms of certain mortgages and Trust policy, the Trust established and maintains several replacement reserve accounts. The Trust makes monthly deposits into the replacement reserve accounts to be used for repairs and replacements on the property. Certain replacement reserve accounts require authorization from the mortgage company for withdrawals.

Trust Reserves and Other

Pursuant to the terms of the mortgage on the Azool Retail Center, a trust reserve in the amount of $410,635 was established to be used for the initial tenant leasehold improvements. The funds are held in a noninterest-bearing account by the mortgage holder. The balance of the trust reserve was $87,133 as of December 31, 2025 and 2024.

Pursuant to the terms of the purchase agreement on the Bassett Creek Innovation Center, a trust reserve in the amount of $3,093,175 was established to be used for the initial tenant leasehold improvements and to cover the rent abatement period in the lease. The funds are held in an interest-bearing account by the mortgage holder. The balance of the trust reserve was $2,410,337, and $3,031,000 as of December 31, 2025 and 2024, respectively.

F-22

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

During 2025, The Trust sold the Pizza Ranch Building in Dilworth, Minnesota. The net proceeds of $591,205 are held by a qualified intermediary to facilitate a future Section 1031 tax-deferred exchange and are included in restricted cash as of December 31, 2025.

Note 6 – Real Estate

Real Estate as of December 31, 2025 is as follows:

	Residential	Commercial	Total

Land and Land Improvements	$58,814,450	$111,325,819	$170,140,269
Building and Improvements	448,542,989	298,764,223	747,307,212
Furniture and Fixtures	15,273,302	1,214,523	16,487,825
	522,630,741	411,304,565	933,935,306
Less Accumulated Depreciation	(100,416,104)	(64,130,256)	(164,546,360)

Total Real Estate Investments, net	$422,214,637	$347,174,309	$769,388,946

Real Estate as of December 31, 2024 is as follows:

	Residential	Commercial	Total

Land and Land Improvements	$44,312,604	$108,586,554	$152,899,158
Building and Improvements	374,764,606	290,385,611	665,150,217
Furniture and Fixtures	14,035,035	1,122,857	15,157,892
Construction in Process	-	3,013,200	3,013,200
	433,112,245	403,108,222	836,220,467
Less Accumulated Depreciation	(89,824,515)	(58,722,412)	(148,546,927)

Total Real Estate Investments, net	$343,287,730	$344,385,810	$687,673,540

Construction in process consists of a new commercial space, commercial leasehold improvements, and parking lot improvements in Omaha, Nebraska that was not yet completed at December 31, 2024. The project was completed in September 2025.

F-23

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Note 7 - Investments in Unconsolidated Partnerships

During 2025, the underlying real estate owned by entities in which the Trust held limited partnership interests was sold. As of December 31, 2025 and 2024, the Trust’s investments in these unconsolidated partnerships consisted of the following:

	2025	2024

Bakken Heights V, LLLP	$-	$-
Bakken Heights VIII and X, LLLP	-	-
Williston Real Estate Partners, LLLP	-	-
Dakota Roseland Apartments I, LLLP	-	397,734
Dakota Roseland Apartments IX - XII, LLLP	-	1,013,796

Total Investments	$-	$1,411,530

During six month period ending June 30, 2025, the Trust recorded an other-than-temporary impairment charge of $1,411,530, representing the entire carrying amount of the investment in the two Dakota Roseland partnerships, which is included in loss on impairment of investments in unconsolidated partnerships in the accompanying consolidated statement of operations and other comprehensive income. Following this impairment, the Trust discontinued the equity method of accounting as it had no further obligations or commitments to provide financial support to the partnership.

During 2025, Hi-Line Owners Group, LLC, sold the real estate held by Dakota Roseland Apartments I, LLLP. The Trust held a 50% limited partner interest in the entity, which was affiliated with the late George Gaukler, a former Trustee. The Trust’s original investment was $750,000. At the time of sale, the carrying value of the investment was zero, resulting in a gain on dissolution of $380,169. As of December 31, 2025, the distribution proceeds were recorded as due from related party on the consolidated balance sheets and were subsequently received in January 2026.

During 2025, Hi-Line Owners Group, LLC, sold the real estate held by Dakota Roseland Apartments IX–XII, LLLP. The Trust held a 39% limited partner interest in the entity, which was affiliated with the late George Gaukler, a former Trustee. The Trust’s original investment was $2,500,000. At the time of sale, the carrying value of the investment was zero and the Trust received no distributions from the liquidation.

During 2025, Hi-Line Owners Group, LLC, sold the real estate held by Williston Real Estate Partners, LLLP. The Trust held a 49% limited partner interest in the entity, which was affiliated with the late George Gaukler, a former Trustee. The Trust’s original investment was $1,700,000. At the time of sale, the carrying value of the investment was zero and the Trust received no distributions from the liquidation.

During 2025, Hi-Line Owners Group, LLC, sold the real estate held by Bakken Heights VIII and X, LLLP. The Trust held a 40% limited partner interest in the entity, which was affiliated with the late George Gaukler, a former Trustee. The Trust’s original investment was $1,000,000. At the time of sale, the carrying value of the investment was zero and the Trust received no distributions from the liquidation.

F-24

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

During 2025, Hi-Line Owners Group, LLC, sold the real estate held by Bakken Heights V, LLLP. The Trust held a 34% limited partner interest in the entity, which was affiliated with the late George Gaukler, a former Trustee. The Trust’s original investment was $325,000. At the time of sale, the carrying value of the investment was zero and the Trust received no distributions from the liquidation.

Note 8 – Lines of Credit

The Trust has a $3,000,000 variable line of credit through First International Bank & Trust at December 31, 2025. The line has a variable interest rate (7.00% at December 31, 2025), interest payments are due monthly, unpaid principal and interest is due June 2026, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 as of December 31, 2025 and 2024, respectfully.

The Trust has a $1,000,000 variable line of credit through Bravera Bank at December 31, 2025. The line has a variable interest rate (7.00% at December 31, 2025), interest payments are due monthly, unpaid principal and interest is due October 2026, and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2025 and 2024.

The Trust has a $1,000,000 variable line of credit through Choice Financial Group at December 31, 2025. The line has a variable interest rate (6.00% as of December 31, 2025), interest payments are due monthly, unpaid principal and interest is due May 2026, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $550,000 and $500,000, respectively, at December 31, 2025 and 2024.

The Trust has a $3,000,000 variable line of credit through Western State Bank at December 31, 2025. The line has a variable interest rate (7.25% at December 31, 2025), interest payments are due monthly, unpaid principal and interest is due June 2026, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 and $750,000, respectively, at December 31, 2025 and 2024.

The Trust has a $2,000,000 variable line of credit through Starion Financial at December 31, 2025. The line has a variable interest rate (6.50% at December 31, 2025), interest payments are due monthly, unpaid principal and interest is due September 2026 and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $1,452,375 and $2,000,000, respectively, at December 31, 2025 and 2024.

The Trust has a $2,000,000 variable line of credit through First Western Bank & Trust at December 31, 2025 and 2024. The line has a variable interest rate (5.75% at December 31, 2025), interest payments are due monthly, unpaid principal and interest is due October 2026 and the line is unsecured. The Trust had an outstanding balance due on the line of credit of $1,546,741 and $2,000,000, respectively, at December 31, 2025 and 2024.

F-25

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

The Trust has a $10,000,000 variable line of credit through Pinnacle Bank at December 31, 2025. The line has a variable interest rate (6.25% at December 31, 2025), interest payments are due monthly, unpaid principal and interest is due August 2028, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $7,950,096 and $0, respectively, at December 31, 2025 and 2024.

The Trust has a $6,000,000 variable line of credit through MinnWest Bank at December 31, 2025. The line has a variable interest rate (7.25% at December 31, 2025), interest payments are due monthly, there are principal curtailments of $200,000 per year starting December 31, 2023 and continuing through December 31, 2027, unpaid principal and interest is due June 2028. The line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 and $5,600,000, respectively, as of December 31, 2025 and 2024.

The Trust has a $2,000,000 variable line of credit through Western State Bank at December 31, 2025. The line has a variable interest rate (7.25% at December 31, 2025), interest payments are due monthly, unpaid principal and interest is due June 2026, and the line is secured by a mortgage on property. The Trust had an outstanding balance due on the line of credit of $0 at December 31, 2025 and 2024.

The Trust has a $25,000,000 variable line of credit through First Dakota National Bank as December 31, 2025. The line has a variable interest rate (6.50% at December 31, 2025), interest payments are due monthly, unpaid principal and interest is due March 2026, and the line is secured by a mortgage on property. In addition, the Trust has $187,861 of unamortized debt issuance costs associated to this line of credit which will be amortized over the next 48 months at $979 per month. The Trust has an outstanding balance due on the line of credit of $15,250,000 and $0, respectively at December 31, 2025 and 2024.

The credit agreements contain customary financial and operating covenants, including minimum net worth and debt service coverage ratios. As of December 31, 2025, the Trust was in compliance with all such covenants.

Note 9 - Special Assessments Payable

Special assessments are a method used by cities or other taxing entities to pay for infrastructure improvement projects that benefit specific parcels of land. The cost of these projects is divided amongst the properties that benefit from the improvements and added to the original cost of the land in the period assessed. At December 31, 2025 and 2024, special assessments payable totaled $5,252,803 and $4,269,943, respectively. Future principal payments related to special assessments payable over the next five years are as follows:

Years ending December 31,	Amount

2026	$354,762
2027	323,655
2028	324,206
2029	284,701
2030	269,326
Thereafter	3,696,153
$5,252,803

F-26

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Note 10 – Finance Leases

In 2022, the Trust assumed two land leases in association with the purchase of the Appareo industrial complex in Fargo, North Dakota. The leases have an original expiration date of December 31, 2044, and both leases have two 10-year option periods that the Trust plans to exercise. As of December 31, 2025, the future lease payments including the two 10-year renewal options were as follows:

Years ending December 31,	Amount

2026	$126,315
2027	126,315
2028	126,315
2029	126,315
2030	132,641
Thereafter (2031-2064)	5,266,671
Less Imputed Interest	(3,397,217)
Present Value of Lease Liabilities	$2,507,355

Upon assumption of the leases, the Trust established finance lease assets and lease liabilities calculated at the present value of the future lease payments. As the Trust’s leases do not provide an implicit rate, the Trust calculates a discount rate that approximates the Trust’s incremental borrowing rate available at the lease commencement to determine the present value of the future lease payments. The approximated weighted average discount rate as estimated by the Trust was 5.00% as of June 30, 2022, the date the Trust assumed the leases. There are no finance leases that have not yet commenced that would have a significant impact on the Trust’s consolidated balance sheets.

Total Lease costs for the year ended December 31, 2025, 2024 and 2023 were as follows:

	2025	2024	2023

Finance lease cost
Interest on lease liabilities	$121,662	$122,107	$121,690
Amortization of right-of-use assets	58,944	64,487	58,943
Total finance lease cost	$180,606	$186,594	$180,633

F-27

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Supplemental cash flow information related to leases for the years ended December 31, 2025, 2024 and 2023 is as follows:

	2025	2024	2023

Cash paid for amounts included in the measurement of lease liabilities:
- Operating cash flows (Interest portion)	$121,662	$120,300	$120,300
- Financing cash flows (Principal portion)	$4,651	-	-
Other information:
Weighted-Average Remaining Lease Term	39.0 Years	40.0 Years	41.0 Years
Weighted-Average Discount Rate	5.00%	5.00%	5.00%

Total right-of-use assets and lease liabilities at December 31, 2025 and 2024 were as follows:

Lease Assets - Classification in Balance Sheets	2025	2024

Finance Lease Right-Of-Use Assets	$2,300,434	$2,359,378

Lease Liabilities - Classification in Balance Sheets	2025	2024

Finance Lease Liabilities	$2,507,355	$2,512,006

F-28

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Note 11 - Mortgage Notes Payable

Terms on mortgage notes payable outstanding at December 31, 2025 are as follows:

				Effective
	Stated	Maturity	Monthly	Interest
	Interest Rate	Date	Payment	Rate
Commercial Properties:

Amber Valley Retail	(v) 4.25%	April 2032	$35,956	4.27%
Minot Metro Center	(v) 6.22%	February 2029	49,354	6.31%
Leevers Building (l)	3.45%	October 2026	3,716	3.45%
Lindquist Square (a) (l)	6.05%	December 2026	5,296	6.05%
Century Plaza,Tuscany, 1228 Airport Rd (a) (l)	6.09%	December 2030	33,707	6.16%
Pioneer Center (b)	3.50%	April 2026	42,645	3.54%
Wanzek Building (f)	(v) 3.31%	April 2030	32,647	3.37%
Willow Creek (a) (g)	6.75%	March 2027	17,486	6.75%
D&M Building (f)	(v) 3.87%	November 2029	18,274	3.98%
Harmony Plaza (f)	(v) 5.38%	October 2028	33,913	5.45%
North Pointe Plaza	6.62%	December 2029	22,488	6.76%
Riverwood Plaza (f)	(v) 5.38%	October 2028	36,416	5.45%
Cummins Building	6.30%	April 2027	15,447	6.71%
First Center South (f)	(v) 4.88%	May 2029	49,522	4.94%
Eagle Pointe III (a)	6.94%	January 2030	26,405	7.36%
ATD - USPO Warehouse (a) (f)	(v) 5.88%	July 2030	85,993	5.99%
Vadnais Square	(v) 3.99%	August 2026	63,278	4.13%
Pinehurst West	(v) 3.50%	August 2031	44,536	3.54%
Tower Plaza (f)	(v) 6.07%	November 2029	84,465	6.25%
City West	(v) 3.96%	January 2032	20,525	4.10%
Pinehurst East	3.71%	May 2027	75,725	3.71%
Azool Retail Center	(v) 4.56%	January 2027	39,862	4.72%
MIDCO Building	4.63%	December 2027	82,681	4.73%
Apple Valley Business Center	4.99%	June 2028	43,246	5.13%
Cash Wise - Timber Creek (f)	(v) 3.00%	September 2027	35,400	3.12%
Apple Creek Warehouse	3.70%	May 2031	33,171	3.85%
Eagandale Tech Center	3.77%	October 2031	46,756	3.88%
32nd Center Building	3.65%	January 2028	24,293	4.84%
Appareo Tech Building	3.75%	July 2027	46,616	3.94%
Beverly Hills Plaza	(v) 5.15%	September 2032	46,350	5.23%
Harrison Village	(v) 5.15%	September 2032	17,125	5.30%
Pebblewood Village	(v) 5.15%	September 2032	16,525	5.29%
Spring Ridge Plaza	(v) 5.15%	September 2032	45,025	5.23%
Tara Plaza	(v) 5.15%	September 2032	25,850	5.23%
Tri-State Warehouse	(v) 6.95%	January 2049	24,302	7.13%
Bassett Creek Innovation Center	6.59%	December 2027	22,130	7.75%
Bassett Creek Innovation Center	5.93%	December 2027	37,063	9.51%
Walnut Creek	(v) 5.15%	September 2032	26,700	5.26%
Westgate Plaza	(v) 5.15%	September 2032	41,575	5.23%
DSG Warehouse (f)	(v) 5.72%	December 2030	36,025	5.72%

F-29

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

				Effective
	Stated	Maturity	Monthly	Interest
	Interest Rate	Date	Payment	Rate
Residential Properties:

Central Park Apartments	3.78%	July 2026	$72,860	3.92%
Eagle Lake Apartments	3.81%	August 2026	46,653	3.96%
Summers at Osgood	4.00%	October 2026	60,000	4.10%
Cooperative Living Center	4.10%	May 2034	6,338	4.10%
Cooperative Living Center	(v) 6.75%	May 2034	665	6.75%
Country Meadows (f)	(v) 4.06%	March 2032	21,246	4.17%
Donegal Apartments	4.84%	October 2032	90,870	4.94%
Washington Heights I	3.83%	June 2027	3,830	3.83%
Urban Meadows 1, 2 & 5	4.25%	May 2027	25,228	4.40%
Westlake II Townhomes	(v) 7.04%	April 2032	14,437	7.04%
Wheatland Townhomes IV	4.08%	March 2027	12,822	4.08%
Urban Meadows 3 (h)	(v) 5.83%	August 2040	13,729	5.83%
Urban Meadows 4	(v) 6.55%	January 2039	8,270	6.55%
Copper Creek	(v) 3.45%	February 2032	40,600	3.50%
Hidden Point I	4.68%	July 2027	13,890	4.68%
Hidden Point IV	4.68%	July 2027	13,910	4.68%
Pacific West Apartments (a) (h)	(v) 6.40%	January 2030	69,437	4.04%
Paramount Apartments (f)	6.20%	November 2029	68,125	6.43%
Wheatland Townhomes III (a)	6.10%	March 2027	9,822	6.10%
One Oak Place (f)	3.05%	September 2030	165,220	3.10%
Prairie Springs	4.00%	August 2032	37,173	4.11%
Prairie Village I & II	5.52%	September 2035	54,679	5.80%
Hidden Pointe II & III (f)	5.89%	October 2029	28,607	6.08%
Bismarck 5 Apts	4.10%	November 2029	96,717	4.20%
Wheatland Place 5-8	3.40%	September 2031	25,709	3.49%
Wheatland TH 1 & 2	5.72%	March 2029	17,784	5.95%
Amber Fields	3.50%	March 2026	30,588	3.67%
Calico Apartments	3.60%	March 2026	24,848	3.73%
Calgory Apartments	3.50%	February 2026	20,751	3.62%
Century East Apartments	3.50%	February 2026	34,761	3.66%
Hidden Pointe V	(v) 4.25%	January 2046	14,810	4.27%
Hidden Pointe VI	(v) 4.05%	June 2029	14,909	4.15%
Britain Towne	(v) 3.45%	October 2031	47,600	3.51%
White Oak Apartments	3.40%	June 2031	42,380	3.48%
The Rowe Apartments	5.85%	August 2027	143,720	6.32%
Nexus at Gray's Landing (c) (i)	2.94%	March 2058	79,371	6.51%
Jackson Crossing	3.20%	September 2051	93,413	3.29%
Hunter's View Apartments (d)	3.70%	October 2029	59,284	5.25%
Hunter's View Townhomes	4.97%	September 2030	9,282	5.80%
Depot on Main ( e )	3.77%	April 2032	43,825	5.45%
Park View Apartments (j)	4.51%	October 2032	101,415	5.34%
Sapphire Apartments (k)	3.77%	April 2032	82,145	5.39%

F-30

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Mortgage notes payable consist of:

	2025		2024
		Mortgage Balance		Mortgage Balance
	Mortgage	Less Unamortized	Mortgage	Less Unamortized
	Balance	Loan Costs	Balance	Loan Costs
Commercial Properties:

Amber Valley Retail	$5,997,827	$5,991,785	$6,167,637	$6,160,530
Minot Metro Center	6,180,520	6,158,579	6,377,305	6,345,831
Century Plaza, Tuscany, 1228 Airport Rd	2,700,676	2,688,371	-	-
Pioneer Center	5,901,907	5,901,301	6,198,462	6,195,974
Wanzek Building	5,631,430	5,619,407	5,832,990	5,817,783
Willow Creek	2,241,076	2,241,076	2,291,207	2,291,207
D&M Building	2,955,577	2,948,893	3,057,535	3,048,974
Harmony Plaza	4,687,740	4,678,271	4,837,000	4,820,617
North Pointe Plaza	3,192,589	3,175,708	3,250,000	3,228,804
Riverwood Plaza	5,033,870	5,023,648	5,194,110	5,176,423
Cummins Building	1,996,968	1,986,454	2,070,180	2,051,505
First Center South	7,246,300	7,229,011	7,478,760	7,456,137
Eagle Pointe III	3,748,300	3,687,521	3,264,547	3,264,007
ATD - USPO Warehouse	13,400,947	13,340,820	-	-
Vadnais Square	10,735,422	10,725,391	11,054,631	11,028,960
Pinehurst West	6,413,513	6,403,890	6,717,095	6,705,438
Tower Plaza	12,818,332	12,733,619	13,046,118	12,938,703
City West	2,937,039	2,931,130	3,062,676	3,050,758
Pinehurst East	10,951,127	10,951,127	11,437,965	11,437,965
Azool Retail Center	5,063,694	5,054,400	5,302,602	5,284,372
MIDCO Building	11,603,401	11,581,639	12,039,712	12,006,385
Apple Valley Business Center	6,067,841	6,050,208	6,301,843	6,276,407
Cash Wise - Timber Creek	6,317,964	6,306,162	6,548,045	6,529,068
Apple Creek Warehouse	5,670,646	5,644,260	5,852,265	5,820,414
Eagandale Tech Center	8,121,399	8,074,730	8,366,944	8,311,368
32nd Center Building	3,704,077	3,698,152	3,855,456	3,846,510
Appareo Tech Building	8,226,676	8,202,918	8,464,028	8,424,653
Beverly Hills Plaza	7,206,332	7,171,839	7,386,972	7,346,682
Harrison Village	2,661,826	2,638,395	2,728,602	2,701,233
Pebblewood Plaza	2,565,906	2,544,442	2,629,772	2,604,698
Spring Ridge Plaza	7,001,373	6,970,922	7,174,874	7,139,306
Tara Plaza	4,017,233	3,995,761	4,116,967	4,091,885
Tri-State Warehouse	3,319,883	3,283,175	3,375,409	3,336,164
Walnut Creek	4,147,782	4,122,576	4,250,873	4,221,429
Westgate Plaza	6,466,696	6,439,318	6,623,226	6,591,247
Bassett Creek Innovation Center	4,029,721	3,936,564	4,029,721	3,889,986
Bassett Creek Innovation Center	7,500,000	7,407,759	-	-
DSG Warehouse	6,200,000	6,200,000	-	-

F-31

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

	2025		2024
		Mortgage Balance		Mortgage Balance
	Mortgage	Less Unamortized	Mortgage	Less Unamortized
	Balance	Loan Costs	Balance	Loan Costs
Residential Properties:

Central Park Apartments	$12,998,097	$12,987,966	$13,366,596	$13,338,683
Eagle Lake Apartments	8,075,889	8,068,298	8,318,659	8,299,379
Summers at Osgood	8,897,447	8,891,208	9,248,856	9,233,872
Cooperative Living Center	540,447	540,447	592,906	592,906
Cooperative Living Center	51,000	51,000	55,338	55,338
Country Meadows	3,630,090	3,609,060	3,734,441	3,709,620
Donegal Apartments	12,773,644	12,703,268	13,225,188	13,142,554
Washington Heights I	559,218	559,218	582,960	582,960
Urban Meadows 1,2 & 5	4,228,219	4,219,585	4,345,994	4,331,044
Westlake II Townhomes	880,619	879,900	986,855	985,937
Wheatland Townhomes IV	2,172,150	2,172,150	2,234,762	2,234,762
Urban Meadows 3	1,605,521	1,605,521	1,686,098	1,686,098
Urban Meadows 4	1,201,649	1,201,649	1,221,682	1,221,682
Copper Creek	7,183,615	7,161,680	7,414,808	7,388,940
Hidden Point I	1,536,033	1,536,033	1,628,468	1,628,468
Hidden Point IV	1,569,149	1,569,149	1,660,306	1,660,306
Pacific West Apartments	9,125,135	9,110,156	9,371,996	9,352,831
Paramount Apartments	10,206,590	10,118,762	10,385,196	10,273,847
Wheatland Townhomes III	1,134,710	1,134,710	1,181,563	1,179,683
One Oak Place	29,433,779	29,385,189	30,493,562	30,433,511
Prairie Springs	6,422,396	6,383,614	6,604,006	6,558,611
Prairie Village I and II	9,609,000	9,412,031	-	-
Hidden Pointe 2 and 3	4,405,400	4,374,045	4,486,600	4,446,827
Bismarck 5 Apts	15,188,194	15,139,081	15,706,503	15,643,600
Wheatland Place 5-8	4,567,473	4,548,368	4,715,749	4,692,873
Wheatland Townhomes I and II	2,742,773	2,723,519	2,794,617	2,769,156
Amber Fields	4,317,390	4,315,691	4,527,208	4,518,500
Calico Apartments	3,494,918	3,493,021	3,664,304	3,654,584
Calgory Apartments	2,916,993	2,916,323	3,059,731	3,054,968
Century East Apartments	4,886,367	4,885,145	5,125,484	5,116,716
Hidden Pointe V	2,391,160	2,386,019	2,465,810	2,460,211
Hidden Pointe VI	2,343,837	2,337,208	2,424,186	2,415,492
Britain Towne	6,928,514	6,909,959	7,251,883	7,229,464
White Oak Apartments	7,466,826	7,434,469	7,714,064	7,675,059
The Rowe Apartments	23,466,305	23,297,236	23,788,687	23,512,885
Jackson Crossing	19,646,304	19,363,789	20,130,149	19,828,109
Nexus at Gray's Landing	12,767,318	12,640,205	13,021,467	12,888,398
Hunter's View Apartments	11,263,472	11,263,472	-	-
Hunter's View Townhomes	1,621,883	1,561,078	-	-
Depot on Main	8,707,212	8,707,212	-	-
Park View Apartments	19,198,578	19,198,578	-	-
Sapphire Apartments	16,361,707	16,361,707	-	-
Notes paid in full	-	-	23,000,271	22,983,410

	$533,180,631	$530,895,941	$472,602,481	$470,222,708

F-32

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(a)	The Trust refinanced the terms of these loans in 2025.
(b)	Step down revolving mortgage loan that allows for principal to be advanced and paid down multiple times during the term of the loan.
(c)	The Trust has entered into an agreement with the U.S. Department of Housing and Urban Development (HUD) that contains the following provisions:

●	During the term of the regulatory agreement, the Trust is obligated to make monthly deposits in the amount of $5,917 to a replacement reserve. Disbursements from the reserve are to be used for the replacement of property and other necessary project expenditures and are to be made only with HUD approval. The funds may also be used as payment on the mortgage in the event of default.
●	All distributions to the Trust can be made only after the end of the semiannual or annual fiscal period. Distributions may be made only to the extent sufficient surplus cash is available after payment of all operating expenses, escrow deposits required by HUD, and principal and interest on the HUD-insured mortgage.
●	In the event of a default on the mortgage, all rents, profits, and income of the project are to be assigned to HUD.
●	Under the terms of the regulatory agreement, the Company is required to maintain an account to hold security deposits collected from tenants. This account is required to be separate and apart from all other funds of the project in a trust account and the amount shall be at all times equal to or exceed the aggregate of all outstanding obligations under said account.

(d)	Mortgage loan balance was $11,853,951 at year end, with a stated interest rate of 3.70%. At the time of acquisition, it was determined that a portion of the purchase price should be allocated due to the below market interest rate. As a result, the reflected interest rate is 5.24% and the remaining unamortized debt discount is $590,479.
(e)	Mortgage loan balance was $9,440,000 at year end, with a stated interest rate of 3.77%. At the time of acquisition, it was determined that a portion of the purchase price should be allocated due to the below market interest rate. As a result, the reflected interest rate is 5.25% and the remaining unamortized debt discount is $732,788.
(f)	Mortgage loan interest rate tied to a cash flow hedge interest rate swap.
(g)	Mortgage loan extension or modification completed subsequent to year-end. See Note 18 for additional information.
(h)	Interest rate repriced in 2025 according to terms in original loan agreement.
(i)	Mortgage loan balance was $18,752,201 at year end, with a stated interest rate of 2.94%. At the time of acquisition, it was determined a portion of the purchase price should be allocated due to the below market interest rate. As a result, the reflected interest rate is 6.46% and the remaining unamortized debt discount is $6,125,555.
(j)	Mortgage loan balance was $19,992,000 at year end, with a stated interest rate of 4.51%. At the time of acquisition, it was determined that a portion of the purchase price should be allocated due to the below market interest rate. As a result, the reflected interest rate is 5.25% and the remaining unamortized debt discount is $793,422.
(k)	Mortgage loan balance was $17,649,000 at year end, with a stated interest rate of 3.77%. At the time of acquisition, it was determined that a portion of the purchase price should be allocated due to the below market interest rate. As a result, the reflected interest rate is 5.25% and the remaining unamortized debt discount is $1,332,294.
(v)	Variable rate mortgage note payable. Original note had a maturity in excess of 10 years with a fixed interest rate for 5 or 7 years and then an interest rate adjustment after the 60th or 84th payment. Stated interest rate is the rate charged as of December 31, 2025.

F-33

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

All mortgage notes payable above are secured by a mortgage on property and equipment and an assignment of rents and leases on commercial properties where appropriate in addition to the items (a) through (i) listed above.

Long-term debt maturities are as follows:

Years ending December 31,

2026	$74,306,717
2027	100,414,543
2028	28,880,170
2029	79,223,151
2030	85,405,361
Thereafter	174,384,555
Unamortized Debt Issuance Costs	(2,284,690)
Unamortized Debt Discounts	(9,433,866)
$530,895,941

The Trust has certain loan agreements containing covenants related to, among other matters, the maintenance of debt service coverage ratios. As of December 31, 2025, the Trust was in violation of seven of these covenants primarily due to increased repair and maintenance costs, increased utilities, and increased vacancies in the North Dakota, South Dakota, and Minnesota markets. The loans were secured by various properties with an outstanding balance of $29,456,371. Annual waivers were received from the lenders on all loans not in compliance with the debt service coverage covenants as of December 31, 2025. As of December 31, 2024, nine loans were out of technical compliance due to increased repairs and maintenance, utilities, and increased vacancies in the North Dakota, South Dakota, and Minnesota markets. The loans were secured by various properties with a total outstanding balance of $41,089,180. Annual waivers were received from the lenders on all loans not in compliance with the debt service coverage covenants as of December 31, 2024.

Note 12 - Related Party Transactions

Due from Related Party and Related Party Notes Receivable

Due from Related Party and Related Party Notes Receivable as of December 31, 2025 and 2024 is as follows:

	2025	2024

TSPTN21, LLC - Sterling North - Note Receivable	$11,000,000	$11,000,000
TSPTN21, LLC - Sterling North - Accrued Interest	66,306	2,077,047
Hi-Line Owners Group - Estate of George Gaukler	380,169	-
The Rowe at 57th, LLC - Guarantee	566,403	-
	$12,012,878	$13,077,047

Advisory Management Fee

During 2025, 2024 and 2023, the Trust incurred advisory management fees of $3,811,525, $3,478,351 and $3,200,300, respectively, to Dakota REIT Management, LLC (the Advisor). The Advisor was partially owned by the Estate of George Gaukler, former Trustee of the Trust, and is currently owned by Matt Pedersen, President and Trustee of the Trust and James Haley, Treasurer of the Trust.

F-34

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Acquisition Fees

During 2025, 2024, and 2023 the Trust incurred $1,462,500, $927,454, and $314,250, respectively, to the Advisor for acquisition fees relating to the purchase of new properties. Acquisition fees are capitalized and depreciated over the life of the property.

Rental Revenue

During 2025, 2024 and 2023, the Trust recorded rental revenue of $319,448, $289,063, and $214,874, respectively under an operating lease agreement with the Advisor and entities controlled by the Advisor.

Financing Fees

During 2025, 2024, and 2023 the Trust incurred $291,052, $193,289 and $32,520, respectively, to the Advisor for financing fees related to the financing of mortgage notes payable. Financing fees are capitalized and amortized over the life of the mortgage.

UPREIT Fees

During 2025, 2024, and 2023 the Trust incurred $20,697, $18,000, and $13,800, respectively, to the Advisor for UPREIT fees related to the UPREIT transactions on property acquisitions. UPREIT fees are capitalized and amortized over the life of the related mortgage.

Disposition Fees

During 2025, 2024 and 2023, the Trust incurred $13,500, $0, and $0 to the Advisor for disposition fees related to the sale of properties.

Acquisitions and Investments

During 2024, the Trust acquired The Rowe Phase III consisting of 1 mixed use building with 46 apartment units and 16,511 of commercial square footage for a purchase price of $12,080,243, from C.R. Lloyd Associates, Inc. of which Craig Lloyd, former Trustee of the Trust, was part owner.

During 2023, the Trust acquired The Rowe Phase II consisting of 3 – 36-unit apartment building totaling 108 apartment units for a purchase price of $15,700,000, from C.R Lloyd Associates, Inc. of which Craig Lloyd, former Trustee of the Trust, is part owner.

Property Management Fees, Leasing Fees and Commissions

During 2025, 2024 and 2023, the Trust incurred property management fees of 1 to 5 percent of rents, depending on the property, and maintenance and payroll fees to Valley Rental 2, LLC, dba Valley Rental, an entity controlled by the Advisor, of which the former George Gaukler, former Trustee of the Trust, Matt Pedersen, President and Trustee of the Trust, and James Haley, Treasurer of the Trust, hold an ownership interest. For the years ended December 31, 2025, 2024 and 2023, the Trust paid management fees of $1,703,893, $1,409,889, and $1,308,471, respectively, and maintenance and payroll fees of $2,554,039, $2,602,229 and $2,214,785, respectively, to Valley Rental.

F-35

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

During 2025, 2024 and 2023, the Trust incurred property management fees of 1 to 5 percent of rents, depending on the property, maintenance and payroll fees and commercial leasing fees of 3 to 5 percent to Property Resources Group, an entity in which Kevin Christianson, Trustee of the Trust, is a principal. The Trust paid management fees of $210,493, $206,135 and $191,614, respectively, and maintenance and payroll fees of $300,046, $371,817 and $335,973, respectively, and leasing fees of $100,895, $334,065 and $202,525, respectively, to Property Resources Group for the years ended December 31, 2025, 2024 and 2023.

During 2025, 2024 and 2023, the Trust incurred property management fees of 2 to 5 percent of rents, depending on the property, to the Advisor, an entity in which the former George Gaukler, former trustee of the Trust, Matt Pedersen, President and Trustee of the Trust, and James Haley, Treasurer of the Trust, hold an ownership interest. The Trust paid management fees of $449,770, $483,401 and $455,374, respectively, to Dakota REIT Management, LLC, for the years ended December 31, 2025, 2024 and 2023.

During 2024 and 2023, the Trust incurred property management fees of 3 to 5 percent of rents, depending on the property, maintenance and payroll fees and commercial and residential leasing fees to Lloyd Companies, an entity in which Craig Lloyd, former Trustee of the Trust, held an ownership interest. The Trust paid management fees of $675,990, $675,612 and $590,022, maintenance and payroll fees of $846,969, $962,200 and $854,603, and leasing fees of $165,978, $116,848 and $275,507, respectively, to Lloyd Companies for the years ended December 31,2025, 2024 and 2023, respectively.

Related Party Notes Receivable

During 2022, the Trust increased the note receivable to $11,000,000 from $9,450,000 for TSPTN21, LLC, an entity partially owned by Jerry Slusky, Trustee of the Trust for the construction of a 216-unit apartment complex in Ankeny, Iowa. The note receivable has an interest rate of 7% and comes due six months after project stabilization, or 36 months after the effective date of the note, or 90 days after written notice of waiver of the conversion option is delivered. As part of the consideration received the Trust shall have the option to convert the note receivable into not less than a 51% share of the apartment complex upon completion. TSPTN21, LLC had drawn $11,000,000 on the line as of December 31, 2025 and 2024. The Trust earned interest on the note receivable in the amount of $784,204, $782,480 and $716,749, in 2025, 2024 and 2023, resulting in total interest receivable of $66,056 and $2,077,047 as of December 31, 2025 and 2024, respectively. Per the agreement the interest earned will accrue until the maturity date of the note at which time The Trust will have the option to convert the interest earned into additional equity.

During 2024, 2023, and 2022, the Trust loaned $3,000,000 in various increments to C.R. Lloyd Associates, Inc, an entity that constructed a 154 apartment units and 16,511 commercial square feet complex in Sioux Falls, South Dakota. C.R. Lloyd Associates, Inc. is an entity in which Craig Lloyd holds an ownership interest. The note receivable was paid in full in 2024. The note receivable had an interest rate of 6%. The Trust earned interest on the note receivable in the amount of $105,038 and $103,500, for the years ended December 31, 2024 and 2023, respectively. There was a balance on the note receivable of $0 as of December 31, 2024.

F-36

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Related Party Guarantee

As part of the purchase of The Rowe Phase I, II, and III, from C.R. Lloyd Associates, Inc., of which the late Craig Lloyd, former trustee, was a partial owner, , C.R Lloyd Associated, Inc., provided an unconditional cash flow guarantee providing a 7% return on the original projected equity in the projects of $8,896,049 starting on January 1, 2025. The guarantee remains in effect for the earlier of (A) twenty-four months, or (B) the month in which the cumulative return over 12 consecutive months is equal to or greater than the 7% guaranteed return. For the year ended December 31, 2025, the Trust recognized income of $566,403 related to this guarantee, which is included in other income on the consolidated statements of operations. As of December 31, 2025, the full amount remains outstanding and is included in due from related party on the consolidated balance sheets.

Note 13 – Noncontrolling Interest in Operating Partnership

As of December 31, 2025, 2024, and 2023 noncontrolling limited partnership units totaled 11,266,535, 10,830,452 and 9,821,061, respectively. During 2025, 2024, and 2023 the Trust declared distributions of $10,774,397, $9,540,127 and $10,940,320, respectively, to noncontrolling interest limited partners, which were $0.98, $0.97 and $0.92 per unit for the years ended December 31, 2025, 2024 and 2023. As of December 31, 2025 and 2024, distributions payable to noncontrolling limited partnership units totaled $0.

Note 14 - Beneficial Interest

The Trust is authorized to issue Class I common shares with $1 par value. The primary distinction between Class I shares and Class A and Class B shares is that Class I shares can only be sold through Registered Investment Advisors, family offices and other institutional and fiduciary accounts or directly by representatives of the Trust and payment of commissions on the sale of Class I shares by the Trust is prohibited. Class A and B shares can only be sold through broker/dealers or directly by a representative of the Trust and a sales commission of up to 6% can be paid on share purchase transactions. As of December 31, 2025, 2024 and 2023, there were 4,249,597, 3,654,484 and 3,163,503 Class I shares issued, respectively.

The Trust is authorized to issue Class A common shares, Class B common shares and Class I common shares with $1 par values, which collectively represent the beneficial interest of the Trust. Holders of Class A shares and Class I shares have the right to vote regarding amendments to the Declaration of Trust, changes to the Bylaws, election of Trustees, liquidation, roll-up transactions, sale of the Trust, and the term of the Trust. Class A and Class I shareholders also have the right to demand a special meeting of shareholders. The primary distinction between Class A and Class B and Class I shares is that Class B shares do not have the voting rights which Class A and Class I shares have and Class I shares can only be sold through registered investment advisors, family offices, and other institutional fiduciary accounts or directly by representatives of the Trust and payment of commissions on the sale of Class I shares by the Trust is prohibited.

As of December 31, 2025, 2024 and 2023, there were 8,901,442, 8,697,596 and 8,491,279, respectively, shares of Class A common shares outstanding. As of December 31, 2025, 2024 and 2023, there were 2,374,114, 2,319,364 and 2,275,407, respectively, shares of Class B common shares outstanding.

F-37

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Common shares outstanding and common share amount by class of common stock for the years ended December 31, 2025, 2024 and 2023 are as follows:

	Common Shares				Common Shares Amount
	Class A	Class B	Class I	Total	Class A	Class B	Class I	Total

Balance, December 31, 2022	8,264,214	2,200,050	2,018,075	12,482,339	$83,536,172	$23,975,697	$32,462,038	$139,973,907

2023 Shareholder Activity:
Common Shares Issued	117,712	28,083	997,395	1,143,190	2,118,800	505,500	17,953,108	20,577,408
UPREIT units converted to
REIT common shares	10,000	-	-	10,000	180,000 #	-	-	180,000
Repurchase of Shares	(165,973)	(54,120)	-	(220,093)	(2,876,371)	(890,599)	-	(3,766,970)
Dividends Reinvested	265,326	101,394	148,033	514,753	4,537,078	1,733,833	2,531,364	8,802,275
Syndication Costs	-	-	-	-	(72,416)	(19,366)	(25,586)	(117,368)

Balance, December 31, 2023	8,491,279	2,275,407	3,163,503	13,930,189	$87,423,263	$25,305,065	$52,920,924	$165,649,252

2024 Shareholder Activity:
Common Shares Issued	95,368	29,712	397,980	523,060	1,811,983	564,526	7,561,615	9,938,124
UPREIT units converted to
REIT common shares	14,415	-	-	14,415	273,894	-	-	273,894
Repurchase of Shares	(118,995)	(67,157)	(64,377)	(250,529)	(2,114,924)	(1,200,836)	(1,100,848)	(4,416,608)
Dividends Reinvested	215,529	81,402	157,378	454,309	3,890,300	1,469,318	2,840,668	8,200,286
Syndication Costs	-	-	-	-	(23,216)	(6,191)	(9,756)	(39,163)

Balance, December 31, 2024	8,697,596	2,319,364	3,654,484	14,671,444	$91,261,300	$26,131,882	$62,212,604	$179,605,786

2025 Shareholder Activity:
Common Shares Issued	132,210	37,518	450,155	619,883	2,511,997	712,851	8,552,947	11,777,795
UPREIT units converted to
REIT common shares	-	-	-	-	-	-	-	-
Repurchase of Shares	(156,106)	(65,923)	(30,906)	(252,935)	(2,825,741)	(1,188,112)	(528,496)	(4,542,349)
Dividends Reinvested	227,742	83,155	175,864	486,761	4,110,734	1,500,940	3,174,350	8,786,024
Syndication Costs					(27,733)	(7,397)	(13,240)	(48,370)

Balance, December 31, 2025	8,901,442	2,374,114	4,249,597	15,525,153	$95,030,557	$27,150,164	$73,398,165	$195,578,886

Dividends declared were $0.98, $0.97 and $0.92, per unit for the years ending December 31, 2025, 2024 and 2023, respectively.

Note 15 - Rental Revenue

Although the majority of the Trust’s apartment unit and commercial leasing income is derived from fixed lease payments, some lease agreements also allow for variable payments. The primary driver of variable leasing income comes from utility reimbursements from apartment unit leases and common area maintenance reimbursements from commercial leases.

At the end of the term of apartment unit leases, unless the lessee decides to renew the lease with the Trust at the market rate or gives notice not to renew, the lease will be automatically renewed on a month-to-month term. Apartment unit leases include an option to terminate the lease, however the lessee must pay the Trust for expected or actual downtime to find a new tenant to lease the space and a lease termination fee specified in the lease agreement. Most commercial leases include options to renew, with the renewal periods extending the term of the lease for no greater than the same period of time as the original lease term. The initial option to renew for commercial leases will typically be based on a fixed price while any subsequent renewal options will generally be based on the current market rate at the time of the renewal. Certain commercial leases contain lease termination options that would require the lessee to pay termination fees based on the expected amount of time it would take the Trust to re-lease the space.

F-38

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

The Trust’s apartment unit and commercial lease agreements do not contain residual value guarantees. As the Trust is the lessor of real estate assets which tend to either hold their value or appreciate, residual value risk is not deemed to be substantial. Furthermore, the Trust carries comprehensive liability, fire, extended coverage, and rental loss insurance for each of its communities.

A maturity analysis of undiscounted future minimum non-cancellable base rent to be received under the above leases as of December 31, 2025 is summarized as follows:

Years ending December 31,	Amount

2026	$69,460,903
2027	27,992,905
2028	24,616,270
2029	19,923,380
2030	16,617,302
Thereafter	41,026,233

$199,636,993

The maturity analysis above excludes $417,052 of future minimum lease payments associated with three properties classified as held for sale as of December 31, 2025.

Note 16 – Acquisitions and Dispositions

The Trust continued to implement its strategy of acquiring properties in desired markets. In addition, the Trust continued to implement its strategy of disposing of properties that the Board of Trustees deems do not fit the long-term goals for the real estate portfolio.

Acquisitions

The Trust acquired the following properties during the year ended December 31, 2025:

				Units/Square	Total Net Assets
Date	Property Name	Location	Property Type	Footage/Acres	Acquired
3/31/2025	Hunter's View Apartments	Fargo, ND	Apartment Complex	172 units	$7,847,414
7/1/2025	Hunter's View Townhomes	Fargo, ND	Townhomes	12 units	1,056,185
8/13/2025	Depot on Main	Zimmerman, MN	Apartment Complex	65 units	4,371,721
8/13/2025	Park View Apartments	Ramsey, MN	Apartment Complex	121 units	8,323,867
8/13/2025	Sapphire Apartments	Ramsey, MN	Apartment Complex	118 units	8,410,857
12/19/2025	Kadler Industrial Building	Otsego, MN	Industrial Warehouse	30,090 Sq Feet
				6.0 Acres	8,963,958

					$38,974,002

In connection with the 2025 acquisitions, the Trust issued 677,704 limited partnership units in Dakota UPREIT valued at $19.00 per unit for an aggregate consideration of approximately $12,992,628. The Trust collected $116,252 in administrative fees related to these issuances.

F-39

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

The Trust acquired the following properties during the year ended December 31, 2024:

				Units/Square	Total Net Assets
Date	Property Name	Location	Property Type	Footage/Acres	Acquired
3/29/2024	Nexus at Grey's Landing	Des Moines, IA	Mixed-use	142 units
				3,000 Sq. Feet	$10,264,871
8/20/2024	The Rowe Phase III	Sioux Falls, SD	Mixed-use	46 Units
				16,511 Sq. Feet	12,246,941
12/16/2024	Bassett Creek Innovation Center	Golden Valley, MN	Medical/Research	90,377 Sq. Feet	17,995,915

					$40,507,727

In connection with the 2024 acquisitions, the Trust issued 1,042,241 limited partnership units in Dakota UPREIT valued at $19.00 per unit for an aggregate consideration of approximately $20,076,468. The Trust collected $273,889 in administrative fees related to these issuances.

The Trust acquired the following properties during the year ended December 31, 2023:

				Units/Square	Total Net Assets
Date	Property Name	Location	Property Type	Footage/Acres	Acquired
5/17/2023	The Rowe II - Buildings 1 and 2	Sioux Falls, SD	Apartment Complex	72 units	$2,890,929
8/31/2023	The Rowe II - Building 3	Sioux Falls, SD	Apartment Complex	36 Units	3,562,179
12/21/2023	Tri-State Warehouse	Sioux Falls, SD	Industrial Warehouse	53,650 Sq. Feet	5,330,750

					$11,783,858

In connection with the 2023 acquisitions, the Trust issued 344,835 limited partnership units in Dakota UPREIT valued at $18.00 per unit for an aggregate consideration of approximately $ 6,221,469. The Trust collected $14,439 in administrative fees related to these issuances.

F-40

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

The following table summarizes the allocation of the purchase price, before prorations, the Trust recorded in conjunction with the acquisitions discussed above:

	2025	2024	2023
Total Purchase Price
Purchase Price	$94,529,980	$62,099,069	$20,950,000
Acquisition Costs	2,670,220	937,454	429,046
Total	$97,200,200	$63,036,523	$21,379,046

Allocation of Purchase Price
Restricted Cash	$723,068	$396,500	$-
Land	11,996,620	8,117,726	1,778,015
Building	77,055,017	43,591,076	19,601,031
Furniture and Fixtures	675,008	-	-
Land Improvements	3,920,427	-	-
Other Assets	6,910	68,729	-
Total Real Estate Properties	94,377,050	52,174,031	21,379,046

Intangible Assets
Lease Intangible Asset	2,068,782	3,176,150	-
Real Estate Tax Abatement	754,367	1,549,836	-
Net Intangible Assets	2,823,149	4,725,986	-

Liabilities
Assumed Debt, fair market value	(57,111,764)	(13,102,712)	(9,595,188)
Other Liabilities	(1,114,434)	(3,289,578)	-
Total Liabilities Assumed	(58,226,198)	(16,392,290)	(9,595,188)

Net Assets Acquired	38,974,002	40,507,727	11,783,858
Less:
Noncontrolling Interest in UPREIT Issued	(12,992,628)	(20,076,468)	(6,221,469)
Net Cash Consideration	$25,981,374	$20,431,259	$5,562,389

The intangible assets acquired during 2025 consist primarily of in-place leases, which have a weighted-average amortization period of 2.5 years and real estate tax abatements which have a weighted-average amortization period of 7 years. In aggregate the total intangible assets have a weighted average amortization period of 3.75 years.

Dispositions

During 2025, the Trust sold a 4,862 square foot commercial building in Dilworth, Minnesota. The sale price for the commercial building was $900,000. The Trust originally purchased the building in 2012 for $820,000.

During 2023, the Trust sold a 144,441 square foot mixed use building in Bloomington, Minnesota. The sale price for the mixed-use building was $12,750,000. The Trust originally purchased the building in 2019 for $11,850,000.

F-41

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

During 2023, the Trust sold a 21,745 square foot office building in Minot, North Dakota. The sale price for the office building was $700,000. The Trust originally purchased the building in 2011 for $960,000.

Note 17 - Commitments and Contingencies

Environmental Matters

Federal law (and the laws of some states in which the Trust may acquire properties) imposes liability on a landowner for the presence on the premises of hazardous substances or wastes (as defined by present and future federal and state laws and regulations). This liability is without regard to fault or knowledge of the presence of such substances and may be imposed jointly and severally upon all succeeding landowners. If such hazardous substance is discovered on a property acquired by the Trust, the Trust could incur liability for the removal of the substances and the cleanup of the property. There can be no assurance that the Trust would have effective remedies against prior owners of the property. In addition, the Trust may be liable to tenants and may find it difficult or impossible to sell the property either prior to or following such a cleanup.

Risk of Uninsured Property Losses

The Trust maintains property damage, fire loss, and liability insurance. However, there are certain types of losses (generally of a catastrophic nature), which may be either uninsurable or not economically insurable. Such excluded risks may include war, earthquakes, tornados, certain environmental hazards, and floods. Should such events occur, (i) the Trust might suffer a loss of capital invested, (ii) tenants may suffer losses and may be unable to pay rent for the spaces, and (iii) the Trust may suffer a loss of profits which might be anticipated from one or more properties.

Pending Litigation

As of December 31, 2025, the Trust is involved in various legal proceedings arising from the ordinary operations directly related to the real estate industry. While the outcome of these matters cannot be predicted with certainty, based on advice from legal counsel, management believes the potential liability from these matters is not expected to have a material adverse effect on the Trust’s financial position.

Purchase Commitments

During 2025, the Trust signed an agreement to purchase a mixed use building consisting of 112 apartment units and 11,774 square feet of commercial space in Omaha, Nebraska, for approximately $27,150,000. The Trust expects to close on this property in the first quarter of 2026.

F-42

Dakota Real Estate Investment Trust

Notes to Consolidated Financial Statements

December 31, 2025, 2024 and 2023

Note 18 - Subsequent Events

Subsequent to year-end, the Trust sold a 29,882 square foot commercial building in Valley City, North Dakota, for approximately $2,250,000. The building had an original purchase price of approximately $950,000 and a carrying value of approximately $589,350 at the time of sale. The transaction is expected to result in a gain on sale of approximately $1,624,900 in the first quarter of 2026. The building was included in assets held for sale on the consolidated balance sheet.

Subsequent to year-end, the Trust sold a 12,500 square foot industrial building in Bismarck, North Dakota, for approximately $1,400,000. The building had an original purchase price of approximately $747,915 and a carrying value of approximately $514,590 at the time of sale. The transaction is expected to result in a gain on sale of approximately $813,500 in the first quarter of 2026. The building was included in assets held for sale on the consolidated balance sheet.

Subsequent to year-end, the Trust purchased a 45,740 square foot industrial flex building in Oakdale, Minnesota, for approximately $7,750,000.

Management has evaluated subsequent events through March 11, 2026, the date which the consolidated financial statements were available to be issued.

F-43

Supplementary Information
December 31, 2025, 2024 and 2023
Dakota Real Estate Investment Trust

F-44

Dakota Real Estate Investment Trust

Consolidated Schedules of Funds from Operations

Years Ended December 31, 2025, 2024 and 2023

	2025	2024	2023

Funds from Operations *

Net Income	$9,337,396	$11,370,000	$10,573,147
Depreciation and Amortization	23,523,067	20,148,336	18,402,534
Amortization of Right-of-Use Asset	(58,944)	(64,487)	(58,944)
Loss (Gain) on Sale of Property	(197,633)	-	1,099,389
Gain from Investment in Unconsolidated Partnerships	(380,169)	-	-
Loss on Impairment of Investment in
Unconsolidated Partnerships	1,411,530	-	-
Impairment of Lease Assets	-	-	949,291
Depreciation and Amortization from Equity
Method Investments	-	265,328	300,559

Funds from Operations (FFO)	33,635,247	31,719,177	31,265,976

Amortization of Debt Issuance Costs	655,547	464,340	518,524
Straight-Line Rent	(423,956)	(203,565)	(287,631)
Amortization of Debt Discount	390,630	207,354	-
Insurance Recovery	-	(716,422)	-
Gain on Involuntary Coversion of Property	-	-	(1,501,507)

Adjusted Funds from Operations (AFFO) **	$34,257,468	$31,470,884	$29,995,362

FFO per Share/Unit	$1.29	$1.32	$1.36

AFFO per Share/Unit	$1.32	$1.31	$1.31

Share Price as of December 31 -
($19.00 for 2025 and 2024 $18.00 for 2023)
Price/FFO Ratio	14.70	14.43	13.19
Price/AFFO Ratio	14.44	14.54	13.75

Weighted Average Shares/Units	26,029,346	24,084,814	22,915,146

* Funds from operations (FFO) are a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.

** Adjusted Funds from Operations (AFFO) takes the standard FFO and then adjusts it for certain items that are unique or occur infrequently.

F-45

PART III

– EXHIBITS —

Exhibit No.	Index to Exhibits
2.1	Declaration of Trust as Amended April 29, 2025 (1)
2.2	Bylaws of Trust as Amended and Restated July 28, 2023 (2)
2.3	Limited Partnership Agreement of Dakota UPREIT Limited Partnership as of October 1, 2020 (3)
3.1	Distribution Reinvestment Plan for Trust (4)
3.2	Distribution Reinvestment Plan for UPREIT (4)
6.1	Advisory Management Agreement Between Trust and Advisor as of October 28, 2025 (1)
6.2	Management Agreement with Advisor as of January 2017 (3)
6.3	Amendment to January 2017 Management Agreement with Advisor as of February 2026 (1)
6.4	Management Agreement between UPREIT and Property Resources Group, LLC as of January 2017 (5)
6.5	Management Agreement between UPREIT and Property Resources Group, LLC as of September 2020 (2)
6.6	Management Agreement with Lloyd Property Management Co. as of February 2014 (3)
6.7	Residential Management Agreement with Lloyd Property Management Co. as of June 2021 (2)
6.8	Residential Management Agreement with Lloyd Property Management Co. as of May 2021 (2)
6.9	Residential Management Agreement with Lloyd Property Management Co. as of July 2021 (2)
6.10	Residential Management Agreement with Reside Property Management (a Lloyd Company) as of September 2021 (2)
6.11	Commercial Management Agreement with Lloyd Property Management Co. as of July 2022 (2)
6.12	Property Management Agreement with Lloyd Property Management Co. as of August 2024 (5)
6.13	Residential Property Management Agreement with Valley Rental 2, LLC as of January 2022 (2)
6.14	Amendment as of January 2024 to January 2022 Management Agreement with Valley Rental 2 (5)
6.15	Amendment as of January 2025 to January 2022 Management Agreement with Valley Rental 2 (5)
6.16	Residential Property Management Agreement between Hunter’s View Fargo LLC and Valley Rental 2 as of March 2025 (4)
6.17	Commercial Management Agreement with Lloyd Property Management Co. as of March 2024 (4)
11.1	Consent of Eide Bailly LLP (1)
12.1	Consent and Opinion of Fremstad Law Firm as to legality of securities being qualified (1)

(1) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-12791) and incorporated by reference. Available at:

https://www.sec.gov/Archives/edgar/data/1074922/000149315225014372/0001493152-25-014372-index.htm

(2) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-12307) and incorporated by reference. Available at:

https://www.sec.gov/Archives/edgar/data/1074922/000149315223025824/0001493152-23-025824-index.htm

(3) Filed as exhibits to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at:

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrct.htm

(4) Filed as an exhibit to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-10688) and incorporated by reference. Available at:

https://www.sec.gov/Archives/edgar/data/1074922/000110465917018369/a17-8533_1ex1a6matctrct.htm

(5) Filed as exhibits to the Dakota Real Estate Investment Trust Regulation A Offering Statement on Form 1-A (Commission File No. 024-12667) and incorporated by reference. Available at:

EDGAR Filing Documents for 0001493152-25-014372

68

SIGNATURES

Pursuant to the Requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fargo, State of North Dakota, on August 20, 2026.

(Exact name of issuer as specified in Declaration of Trust): Dakota Real Estate Investment Trust

By (signature and title):	/s/ Matthew Pedersen
Matthew Pedersen, President (Principal Executive Officer)

/s/ James Haley
James Haley, Treasurer
(Principal Financial and Accounting Officer)

/s/ *	/s/ *
Jerry Banks, Trustee	John Barker, Trustee

/s/ *	/s/ *
Kevin Christianson, Trustee	Bradley Fay, Trustee

/s/ James Haley	/s/ *
James Haley, Treasurer	Andrew Henderson, Trustee
(Principal Financial and Accounting Officer)

/s/ *	/s/ *
Jim Knutson, Trustee	Jon Otterstatter, Trustee

/s/ Matthew Pedersen	/s/ *
Matthew Pedersen, Trustee, President	Angie Pfannkuch, Trustee
(Principal Executive Officer)

/s/ *	/s/ *
Roy Sheppard, Trustee	Jerry Slusky, Trustee

/s/ *	* Pursuant to Power of Attorney
Tracy Smith, Trustee
/s/ Matthew Pedersen
Matthew Pedersen
Attorney-in -Fact

69